                                                                  EXHIBIT 99.364


                                     DRAFT

                                  July 11, 2000



                              [CALIFORNIA ISO LOGO]



                              CONGESTION MANAGEMENT
                              REFORM RECOMMENDATION

                                TABLE OF CONTENTS


 1.     INTRODUCTION......................................................................................1
 2.     THE CONGESTION MANAGEMENT REFORM PROCESS..........................................................3
     2.1  Role of this Draft CMR Recommendation Document  in the Congestion Management Reform
          Project......3
     2.2. Stakeholder Process.............................................................................4
     2.3  Empirical Studies...............................................................................5
     2.4  Crafting the Recommendation Package.............................................................5
 3.     CONGESTION MANAGEMENT REFORM: BACKGROUND AND MOTIVATION...........................................6
     3.1  CAISO Role in Restructured Market...............................................................6
         3.1.1   California Restructuring.................................................................6
     3.2  CAISO Implementation of Congestion Management...................................................7
         3.2.1   Long Forward Transmission Allocation: Firm Transmission Rights...........................7
         3.2.3   The Real-Time: Balancing and Transmission Allocation -...................................9
         3.2.3   The Real-Time: Balancing and Transmission Allocation -...................................9
     3.3  Deficiencies that Motivate Congestion Management Reform.........................................9
         3.3.1   Forward CM Transmission Representation and Pricing .....................................10
         3.3.2   Failure to Explicitly Distinguish Competitive and Non-Competitive Circumstances for
                 Congestion Relief -.....................................................................11
         3.3.3   Inaccurate Pricing in the Real-Time Market -............................................13
         3.3.4   Insufficient Information and Tools Required for Market Participants to Make Efficient
                 Decentralized Decisions -...............................................................13
         3.3.5   Other Concerns and Calls for Improvement................................................13
     3.4  Congestion Management Reform: Systematically Correcting Current Deficiencies...................14
 4.     CONGESTION MANAGEMENT REFORM DESIGN FRAMEWORK AND CRITERIA.......................................14
     4.1  Design Framework...............................................................................15
         4.1.1   Reaffirmation of the Original California Design Principles..............................15
         4.1.2   Functional Unbundling...................................................................16
         4.1.3   Decentralized Decision Making...........................................................17
         4.1.4   The Original Design Principles as the Basis for Congestion Management Reform............17
     4.2  Design Criteria................................................................................19
         4.2.1   Reliable Operations -...................................................................19



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
         4.2.2   Economic Efficiency -...................................................................19
         4.2.3   Market Efficiency -.....................................................................19
         4.2.4   Institutional Factors...................................................................20
         4.2.5   Evaluation Criteria Adopted at the May 10-11 Stakeholder Meeting:.......................20
     4.3  Current Impediments to Competitive Market Development..........................................21
 5.     REAL-TIME OPERATIONAL REQUIREMENTS...............................................................22
     5.1  Introduction...................................................................................22
     5.2  Physical Characteristics Of The Western Transmission System....................................22
     5.3  Operational Requirements Of The Western Transmission System....................................23
     5.4  California ISO Operating Procedures and Nomograms..............................................24
 6.     OVERVIEW OF THE REFORM PROPOSAL..................................................................25
     6.1  Design Approach................................................................................25
     6.2  Real-Time Operation As The Basis For Creating Locational Price Areas (LPAS)....................26
     6.2.1Definition of Locational Price Areas...........................................................28
     6.3  Real-Time Operation............................................................................28
     6.4  Forward (Day-Ahead And Hour-Ahead) Congestion Management.......................................29
     6.5  Long Forward (Beyond Day-Ahead) Activities.....................................................31
         6.5.1   Local Reliability Service (LRS) Procurement.............................................31
         6.5.2   Design of FTRs:.........................................................................32
     6.6  Timeline Of Market Activities..................................................................33
 7.     THE LONG-FORWARD MARKET..........................................................................35
     7.1  LPA Definition and Creation....................................................................35
         7.1.1   Introduction............................................................................35
         7.1.2   LPA Definition..........................................................................35
              7.1.2.1    Defining LPAs Using Nomograms...................................................35
         7.1.3     Creating New LPAs.....................................................................35
              7.1.3.1    LPA-Creation Criteria...........................................................35
         7.1.4     Other Options Considered..............................................................36
         7.1.5     Open Issues...........................................................................38
     7.2   Firm Transmission Rights......................................................................39
         7.2.1     Background on Current FTR Product.....................................................39
              7.2.2.1    100% Release....................................................................40
              7.2.2.2    FTR Term and Auction............................................................40

         7.2.3     Impact of and Issues Regarding Proposed Changes.......................................40
              7.2.3.1    FTRs Under a Looped Network Model...............................................40
              7.2.3.2    FTR Monitoring..................................................................41
              7.2.3.3    FTRs and LPA Changes............................................................41
         7.2.4     Other Options Considered..............................................................43
         7.2.5     Open Issues...........................................................................43
     7.3  Local Reliability Service......................................................................44
         7.3.1     Introduction..........................................................................44
         7.3.2     Operational Aspects of Satisfying Local Reliability Requirements......................44
         7.3.3     The Existing RMR Approach.............................................................45
         7.3.4     Alternative Options for Satisfying Local Reliability Requirements.....................45
         7.3.5     Open Issues...........................................................................51
 8. THE DAY- AND HOUR - AHEAD MARKET.....................................................................51
     8.1  Day-Ahead Congestion Management................................................................51
         8.1.1     Introduction..........................................................................51
         8.1.2     Similarities with the Existing DA CM Approach.........................................51
         8.1.3     New Features of Congestion Management.................................................52
         8.1.4     The Commercial Model..................................................................53
         8.1.5     Network Representation................................................................53
         8.1.6     The Modeled Constraints...............................................................54
              8.1.6.1    Other Options Considered........................................................56
         8.1.7     Pricing (Including Cost Allocation)...................................................56
         8.1.8     Open Issues...........................................................................57
         8.1.9     Other Options Considered..............................................................58
     8.2  Hour-Ahead Congestion Management and Day-of LRS................................................59
         8.2.1     HA CM.................................................................................59
         8.2.2     Day-Of LRS............................................................................59
         8.2.3     Open Issues...........................................................................59
     8.3  Ancillary Services in Congestion Management....................................................59
         8.3.1     Background............................................................................60
         8.3.2     An Alternative Approach...............................................................60
         8.3.3     Other Options Considered..............................................................60
     8.4  Recallable Transmission........................................................................62


                                      iii
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
         8.4.1     Other Options Considered..............................................................64
 9.     THE REAL TIME MARKET.............................................................................65
     9.1  Network Representation.........................................................................65
     9.2  Imbalance Energy Procurement and Congestion Management.........................................65
     9.3  Pricing and Cost Allocation....................................................................68
 10.    ECONOMIC SIGNALS, REVENUE ALLOCATION, AND COST OBLIGATION........................................71
     10.1 Introduction...................................................................................71
     10.2 Summary of Pricing and Allocation of Costs and Revenues........................................73
     10.3 Economic Signals in the Proposed Pricing and Cost Allocation Methods...........................74
         10.3.1    Feasibility of Schedules..............................................................74
         10.3.2    Locational Price Signals..............................................................74
         10.3.3    Unresolved Issues.....................................................................76
     10.4.Linkages Between Congestion Management Reform, Long-Term Grid Planning, and New Generation
          Inter-connection Policy........................................................................76
         10.4.1    Long-Term Grid Planning...............................................................77
         10.4.2    New-Generator Interconnection Policy..................................................78
 11.    FERC's ORDER 2000................................................................................80
         11.1      Order No. 2000 and Congestion Management..............................................80
         11.2      Order No. 2000 and Interregional Coordination.........................................81
         11.3      Order No. 2000 and the Recommendation Package.........................................82
 12.    CONCLUSION.......................................................................................83

 APPENDIX A  -  TERMINOLOGY AND ACRONYMS..................................................................1




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
1.       INTRODUCTION

         The California Independent System Operator (CAISO or ISO) and Market Participants in California have embarked on a comprehensive review and redesign of the CAISO's Congestion Management (CM) processes and protocols. The redesign effort emerges from knowledge gained through operational experience over the past two years. This draft Congestion Management Reform (CMR) recommendation responds to both explicit directives from the Federal Energy Regulatory Commission (FERC) to correct certain deficiencies in the CAISO's CM processes, as well as to the CAISO's and Stakeholders' identification of changes necessary to generally improve the CAISO's operational and market functions.

         This CMR process has involved a comprehensive examination of Congestion Management relative to other CAISO responsibilities, as well as a review of the CAISO's functioning in the larger California electric industry. Electric industry restructuring is the replacement of governance by regulated, vertically-integrated firms with governance by markets in order to stimulate efficient investment in generation, demand response, and transmission. Restructuring involves replacing direct commands and controls to elicit actions with price signals and rules of behavior intended to induce parties to behave in the desired manner. Most basically, this draft CMR recommendation seeks to improve the accuracy and strength of price signals in California electric energy and transmission markets.

         This document is the CAISO's draft recommendation regarding how to reform the Congestion Management process and related features of the CAISO business and operations. This document is a draft, albeit one that we believe reflects significant effort and thought on the part of both the stakeholders who provided the initial input and the interdisciplinary design team that drafted this document.

         This CMR recommendation is organized as follows. Sections 2 through 5 provide background information and relate the approach to the market design that informed the development of this recommendation package. Sections 6 through 9 contain detailed descriptions of the specific elements that make up this package. [NOTE: Section 6 comprises an overview of this draft Congestion Management Reform Recommendation. It is an Executive Summary.] Sections 10 and 11 synthesize the economic and policy implications of this CMR recommendation. Following is a section-by-section summary.

o SECTION 2 THE CONGESTION MANAGEMENT REFORM PROCESS - Describes the CMR process, including the stakeholder process, the role of this draft recommendation, and how this document was crafted.

o SECTION 3 CONGESTION MANAGEMENT REFORM: BACKGROUND AND MOTIVATION -- Provides background information on the CAISO's role in the restructured California electric market, with a focus on the CAISO's existing implementation of Congestion Management. Summarizes the deficiencies with existing Congestion Management mechanisms that motivate the CMR project, as identified by FERC, Market Participants, and the CAISO.

o SECTION 4 MARKET DESIGN APPROACH TO CRAFTING THE CMR RECOMMENDATION -- Describes the criteria utilized to develop and assess the CMR recommendation and articulates the conceptual framework or design approach the CAISO utilized in understanding how CM should work and what changes would best accomplish this.

o SECTION 5 REAL-TIME OPERATIONAL REQUIREMENTS -- Describes fundamental features of the western electric transmission grid and how those features are reflected in the CAISO Operating procedures and nomograms. These operating procedures and nomograms are the operational reality around which this CMR recommendation crafts markets.

o SECTION 6 OVERVIEW OF CONGESTION MANAGEMENT REFORM RECOMMENDATION -- Provides a general summary of the recommendation package, starting with the real-time operational needs that form the basis for the various reforms proposed in the package and provides a summary of the impact of these reforms in the Day-Ahead and Long-Forward time-frames.

o SECTION 7 THE LONG-FORWARD MARKET -- Describes aspects of the recommendation package affecting activities before the Day-Ahead time-frame, including the definition and creation of Zones (or LPAs), the impact of various proposals on FTRs, and the procurement of a new Local Reliability Service.

o SECTION 8 THE DAY-AHEAD AND HOUR-AHEAD MARKETS -- Describes aspects of the recommendation package affecting activities during the Day-Ahead and Hour-Ahead time-frame, including Day-Ahead and Hour-Ahead management of Congestion, the impact of the Ancillary Services markets, and the implementation of a Recallable Transmission product.

o SECTION 9 THE REAL-TIME MARKET -- Describes aspects of the recommendation package affecting activities during real-time and thereafter, including the network representation to be used in real-time; the procurement of Imbalance Energy and management of Congestion in real-time; and pricing and cost allocation impacts.

o SECTION 10 ECONOMIC SIGNALS, REVENUE ALLOCATION, AND COST OBLIGATION -- Provides an overview of the economic foundation for the recommendations package, including a preliminary assessment of the price signals that will be sent under the proposed reforms and the interaction of the recommendation package with the CAISO's Long-Term Grid Planning and New Generator Interconnection Policies.

o SECTION 11 CONGESTION MANAGEMENT AND RTO DEVELOPMENT -- Focuses on the consistency of the recommendation package with the requirements of FERC Order No. 2000 on Regional Transmission Organizations concerning Congestion Management and interregional coordination.

o    SECTION 12 CONCLUSION

     In addition to the main body of the recommendation package, a number of appendices are attached to this package to provide stakeholders, and ultimately the ISO Governing Board, with additional information related to the Congestion Management Reform process. Only two appendices are provided with this initial draft. Those appendices are:

o APPENDIX A TERMINOLOGY AND ACRONYMS -- A glossary of various terms and acronyms used throughout the CMR recommendation package.

o APPENDIX B LOCATIONAL PRICE DISPERSION STUDY - Summarizes the areas of empirical study in which the CAISO is currently engaged and describes the objective, design, and preliminary results of the CAISO's analysis of the dispersion of locational prices throughout the ISO Control Area. (Because the study is ongoing, additional results of the analysis will be provided with subsequent CMR materials.)

     In the next draft of the recommendation package, to be publicly distributed by July 21, 2000, the following additional appendices will be provided:

o MARKET SEPARATION STUDY --The objectives, design, and preliminary results of the other ongoing study being undertaken in connection with the Congestion Management Reform process.

o    ASSESSMENT OF CMR RECOMMENDATION WITH RESPECT TO STAKEHOLDER EVALUATION
     CRITERIA

o DISCUSSION OF CONGESTION MANAGEMENT REDESIGN OPTIONS NOT ADOPTED IN CMR RECOMMENDATION -- A summary of other CMR proposals submitted by various stakeholders and the CAISO's assessment and use of those proposals in preparing this recommendation package.

o STAKEHOLDER COMMENTS ON RECOMMENDATION PACKAGE -- A summary of all stakeholder comments received to date on the various proposals and concepts incorporated into this recommendation package.

o SYSTEM IMPACTS -- A summary of the anticipated impacts of the various aspects of the CMR recommendation package on CAISO and Market Participant business and operations.

o SEVERAL APPENDICES -- Regarding considerations and tools for Forming New Locational Pricing Areas (e.g., Shift Factors, RMR Utilization).

2.       THE CONGESTION MANAGEMENT REFORM PROCESS

2.1 ROLE OF THIS DRAFT CMR RECOMMENDATION DOCUMENT IN THE CONGESTION MANAGEMENT REFORM PROJECT

         This CMR recommendation represents an essential milestone in the broader Congestion Management Reform Project. As described below, the first stage of that project was focused on obtaining stakeholder input through numerous meetings, proposals, written comments, postings on bulletin boards, and other forms of communication. This initial stage resulted in the compilation of ideas for redesigning numerous elements of the CAISO's Congestion Management process. A large level of stakeholder consensus on the criteria that should be used to assess any Congestion Management redesign proposals were also developed in this first stage.1

         The disparate nature of the concepts presented during the initial stage of the project provided many promising ideas, but also illustrated the need to focus further CMR discussions on the package of reforms, on the linkages between numerous changes. Towards this end, the CAISO has developed this document, intended both to reflect certain areas of agreements among the majority of the stakeholders during the initial stage of the project and to incorporate proposed reforms into a single, coherent, and internally consistent package. We emphasize that, although we believe this recommendation package to be a necessary milestone in the Congestion Management Reform Project, it is not intended to be dispositive of the final design. We anticipate receiving extensive stakeholder comments and critiques concerning this recommendation over the coming weeks. Such comments and criticism are not only welcome, but encouraged. The CAISO is open to all reactions, including suggestions that significantly diverge from the changes proposed in this document.

         Once the next round of stakeholder input has been assessed, the CAISO will revise this CMR recommendation. The revised recommendation will be presented to the ISO Governing Board for approval on September 6 & 7. The CMR recommendation approved by the ISO Governing Board will then be further developed in Stakeholder processes to form the basis of the final Tariff filing to FERC in November.


--------

1   These criteria are described in Section 4.1 of this recommendations package.

2.2.     STAKEHOLDER PROCESS

         Within weeks of the January 7, 2000 FERC order directing the CAISO to undertake a review of its Congestion Management process, the CAISO began soliciting and receiving stakeholder input regarding how to reform the Congestion Management process. Initially, this input took the form of both general "thoughts" on Congestion Management Reform and preliminary proposals submitted by Market Participants and other interested parties.

         The formal Congestion Management Reform Stakeholder Process began on March 6, 2000 with a Congestion Reform "Kickoff" meeting. Since the Kickoff meeting, there have been five additional full-day stakeholder meetings and numerous meetings of smaller working groups. Significant meetings since the March 6 meeting include the following:

     o   MARCH 13, 2000 MEETING OF THE CONGESTION MANAGEMENT TECHNICAL STUDY
         GROUP;

     o   APRIL 3, 2000 CONGESTION REFORM STAKEHOLDER MEETING;

     o   APRIL 20, 2000 MEETING OF THE "ZONAL FORWARD" WORKING GROUP;

     o   APRIL 28, 2000 CONGESTION REFORM STAKEHOLDER MEETING;

     o   MAY 10-11, 2000 CONGESTION REFORM STAKEHOLDER MEETINGS; AND

     o   JUNE 8, 2000 CONGESTION REFORM STAKEHOLDER MEETING.

         Stakeholder comments, presented at these meetings in a variety of media, provided a foundation for the development of this recommendation package. These comments are posted on the ISO Home Page at http://www.caiso.com/clientserv/congestionreform.html. Other forms of stakeholder input taken into account in the development of this package include the various reform proposals offered by Market Participants and other interested parties and stakeholder comments on such proposals.2 This includes comments on the "Zonal Forward" white paper released in April 2000 by the CAISO.

         In addition to the formal group Stakeholder meetings on CMR just described, ISO Management have meet with individual Market Participants to discuss these various options and issues relating to Congestion Management Reform. These meetings (approximately 15) with numerous Market Participants began in February and have continued through June. These meetings have helped us to gain a better understanding of stakeholder priorities as we redesign this basic function of the CAISO.

         With the publication of this draft CMR Recommendation, the next stage of the stakeholder process will commence. Stakeholder meetings are scheduled for July 13 and 14. The CAISO is also actively soliciting any comments on this package, as well as any suggestions or proposals that go beyond the scope of the proposals considered in this package. A weekly schedule of Stakeholder meetings will be set for August to develop implementation details of the adopted proposal and to discuss tariff language in preparation of the filing to FERC.

----------

2 A summary of other CMR proposals submitted by various stakeholders and the CAISO's assessment and use of those proposals in preparing this CMR recommendation will be provided as an appendix to be released subsequent to the release of this document.

2.3      EMPIRICAL STUDIES

     Empirical studies currently being conducted are an important part of the Congestion Management Reform effort. The CMR effort is supported by empirical analyses in three major areas: 1) Locational cost and price variation within the ISO system; 2) The economic impact of the Market Separation Rule (MSR); and, 3) The historical costs of mitigating Intra-Zonal Congestion. Appendix A (as appended to this document) provides a summary of all of the empirical studies and presents preliminary results in the Locational Price Dispersion Study (area
1). The remaining studies will be released during July.

2.4      CRAFTING THE RECOMMENDATION PACKAGE

        As explained above, this recommendation was crafted as a package, based on the ideas that have been developed by and/or with stakeholders since the beginning of this year. These ideas have taken the form of complete reform proposals as well as options for reforming certain elements of the Congestion Management process. Beginning in late May, ISO Management assigned a CMR design team and gave it the task of forming a recommendation. This design team was interdisciplinary, comprised of members from all the critical departments:
Market Operations, Client Services, Market Analysis, Grid Operations, Settlements and Billing, Information Technology, Legal and Regulatory, and Strategy Development and Communications. In addition, Professor Robert Wilson, Professor of Economics at Stanford University, provided direction to this design team on the economic foundation of this proposal. Professor Frank Wolak, Chair of the CAISO's Market Surveillance Committee, was consulted throughout this design process.

        This design team engaged in one- or two-day long intensive design sessions each week. The design team focused on weaving together elements into a coherent CMR package. This was an exercise in identifying linkages and dependencies in order to understand what options for treating one element would fit with options for treating another element. The market design approach described in Section 4 provided guidance for this analysis. In this document, the CAISO's preference for certain options and specific proposals is stated in some area. In other areas, the CAISO presents alternative options, requiring input from Market participants to select among them. Despite the stated preferences for certain options set forth in the following, the CAISO looks forward to receiving comments on all elements and aspects of the recommendation.

         Ultimately, idea development with Stakeholders and CAISO design intensives have focused on crafting a CMR recommendation that is:

o Internally consistent with respect to both operational and economic considerations

o    Systematically corrects the identified deficiencies (not piece by piece)

o    Balances other design criteria developed with stakeholders

     In the next section, current Congestion Management processes are described in the context of the CAISO's function in the newly restructured electric industry. Major deficiencies in the current CM processes, as revealed over the last two years of operations, are then reviewed. These deficiencies have motivated Congestion Management reform.

3.       CONGESTION MANAGEMENT REFORM: BACKGROUND AND MOTIVATION

         This CMR effort has included a comprehensive examination of the role of Congestion Management (CM) in the context of the CAISO's overall mission and responsibilities, as well as a review of the CAISO's functioning within the larger context of the restructured California electric industry. This section provides background on California electric industry restructuring, the CAISO's role in the new industry structure, how CM has been implemented as one of the CAISO's responsibilities, and the deficiencies in CM and related functions that have become apparent over the past two years of market operations under this new industry structure.

3.1      CAISO ROLE IN RESTRUCTURED MARKET

         3.1.1 CALIFORNIA RESTRUCTURING- The main objective of California's electric restructuring is to improve long-run efficiency of the industry by stimulating innovation and investment, particularly investment in new generation facilities (to replace and augment the existing stock) and demand-side measures. Prudent investment in new infrastructure will ultimately reduce rates to end-use customers (as compared to the absence of new investment). To accomplish this, California restructured its electric industry to create a competitive energy market (i.e., wholesale energy and retail energy service markets). Central to facilitating a competitive market is ensuring open, non-discriminatory access to the transmission system.

         The unique aspect of California's design, in contrast to the eastern ISOs such as PJM, is the emphasis on: 1) Separation of Forward Energy markets from forward transmission markets; and, 2) Decentralized decision-making (particularly with respect to forward commitment and scheduling of resources and loads, and real-time dispatch of resources) . Market Participants involved in the restructuring process believed it was critically important to separate decisions regarding the competitive provision of electricity to end-use customers from decisions regarding the provision of regulated services, in particular, transmission. Such division of functions and responsibilities not only served to implement FERC's functional unbundling directive, but also served notice to those who may participate in the market that California was committed to an open and unfettered (by regulatory oversight and intervention) energy market. Additionally, it was believed that decentralized decision-making (and related variety in contracting) would lead to greater innovation in the marketplace. To the extent that market participants could not rely on the ISO to centrally provide certain services or achieve certain efficiencies in the forward energy markets,, the market itself would develop means to do so.

         The separation of energy and transmission markets and decentralized decision-making were manifest in California's restructured market in two main ways:

      - Separation of the CAISO (transmission service provider) from the California Power Exchange (PX, operator of a Forward Energy pool market)

      - Instituting the "market separation rule" (i.e., requiring that each Scheduling Coordinator [SC] submit balanced schedules, and that the CAISO keep each SC schedule in balance in performing CM). As a result, each SC is required to optimize within its own portfolio of resources and thererby limits the CAISO only to pricing transmission (through the use of economic bids for the use of frequently congested pathways)

     In order to facilitate decentralized decision-making, the original market design also provided for the creation of certain tools that would be available to SCs to facilitate inter-SC trades. Such tools were to include the ability to perform inter-SC trades of Energy, Ancillary Services, and Adjustment Bids, and the Congestion iteration of the ISO's DA market.3

         In this new industry structure, the ISO's core function is to reliably operate the transmission system. While accomplishing this mission, the CAISO is designed to minimize its involvement in the Forward Energy market. The specific core functions of the ISO are as follows:

     o   Provide non-discriminatory access to transmission service

     o Efficiently allocate use of the grid among potential users when transmission capacity is scarce (Congestion Management)

     o Procure ancillary and local reliability services, through competitive mechanisms (e.g. auctions) to the extent possible, as a means to operate the transmission grid reliably; and

     o Operate a real-time Imbalance Energy market to balance generation and load while reliably operating the transmission grid

         The next section provides an overview of how the ISO currently accomplishes the second of these functions, CM. However, in the context of developing a comprehensive redesign proposal, we must focus on the interrelationship and interdependencies among all of the ISO's core functions.

3.2      CAISO IMPLEMENTATION OF CONGESTION MANAGEMENT

         This section describes some of the main elements concerning how the allocation of transmission capacity is currently managed by the ISO. In preparation for the subsequent section on the deficiencies that have motivated this redesign initiative, this section also mentions some of the ways the current design is vulnerable to manipulation.4

         3.2.1 LONG FORWARD TRANSMISSION ALLOCATION: FIRM TRANSMISSION RIGHTS-The ISO uses different methods in a sequence of markets to allocate transmission. First, the ISO conducts an annual auction of Firm Transmission Rights (FTRs) which offers transferable property rights. The purchaser of an FTR obtains (for every delivery hour) Day-Ahead scheduling priority and a financial payment equal to a portion of the ISO's Day-Ahead and Hour-Ahead Usage Charge revenues (thus providing a hedge against the Usage Charges associated with that portion of its Schedule for which it has FTRs). The Day-Ahead Congestion Management (CM) process establishes prices, or Usage Charges, for Inter-Zonal transfers and charges each Scheduling Coordinator (SC) for the amount scheduled in the direction of Congestion. This process is repeated Hour-Ahead: new prices are established, and each SC is charged/credited for the Hour-Ahead deviations from its Day-Ahead schedule. Each price is calculated as the marginal cost of counterflows sufficient to alleviate Congestion. The ISO absorbs part of the cost of alleviating residual Intra-Zonal Congestion in the real-time market. If potential Congestion can be eliminated using bids in merit order, then the marginal bid sets the real-time price and each SC pays this price for each MWh of its

----------

3 Inter-SC trades of Energy and Ancillary Services are available to SCs now, inter-SC trade Adjustment Bids are anticipated to be available in August 2000. The Congestion iteration has been functioning since start-up, but thus far the PX has not participated in it. It is premature to draw definitive conclusions regarding California's decentralized approach to restructuring-which attempts to go further than any other ISO in relying on markets-until we have provided to the market all the tools that were part of the original design.

4 There are those who would argue that use of the words "manipulation" or "gaming" is misplaced and that the behavior exhibited is predictable and largely an artifact of the incentives created by the market rules.

deviation from its Hour-Ahead schedule. The key feature is that the extra cost of using bids out of merit order to prevent Congestion is absorbed entirely by the ISO-and ultimately paid by loads and exports in the Zone via an uplift charge (i.e., the Grid Operations Charge or GOC).

         3.2.2 SHORT FORWARD TRANSMISSION ALLOCATION: DAY- AND HOUR-AHEAD CONGESTION MANAGEMENT- The purpose of the ISO's CM in forward markets is to allocate use of the main transmission paths in advance so that only minor Congestion remains to be resolved in real-time operations, depending on the contingencies that arise. One motivation for undertaking this redesign initiative is that the prediction of minor Congestion on other transmission facilities in real-time has not materialized. Indeed, significant Congestion problems have spilled over into the real-time market.

         There are two forward markets, one Day-Ahead (DA) and one Hour-Ahead
(HA) of real-time operations. These markets operate similarly except for their time frames, so only the DA market is described in detail. The DA markets for all 24 hours of the next day are conducted simultaneously and largely independently, so the market for a single delivery hour is described.

         One key feature of this forward market is that it establishes prices (called Usage Charges) only for transmission between Zones (Inter-Zonal Congestion Management [RZCM]), DA, or HA, to distinguish it from Intra-Zonal Congestion Management (AZCM), which is mitigated in real-time. As noted, transmission within Zones (AZC) is not explicitly priced, thus transmission between buses within Zones is not priced, nor are effects on reserve requirements, voltage support, and loop flow. For this reason, the ISO's pricing of Congestion is often criticized as incomplete and the locational signals coarse.5

         A second key feature of the ISO's DA CM process is that Usage Charges are based on the marginal cost of purchasing sufficient counterflows to eliminate Congestion, as determined by Adjustment Bids submitted by SCs. When an SC submits an initial Day-Ahead Preferred Schedule, the SC can submit a collection of Adjustment Bids (for suppliers, "incs" are offers to increment generation, whereas "decs" are bids to decrement [reduce] generation, interpreted as buying back Energy previously sold in the Energy market). These Adjustment Bids are the tool by which the ISO constructs counterflows to eliminate Congestion. For instance, if the SCs' schedules indicate that aggregate demand for transfers from Zone A to B exceeds the feasible transfer capacity, then the ISO might construct a counterflow from a particular SC's collection of Adjustment Bids. The counterflow increments generation in Zone B at an Energy cost of $30/MWh and decrements an equal amount of generation in Zone A at $20, so that the net cost is $30-20 = $10/MWh. Multiple counterflows can be constructed, but in each case, the ISO uses Adjustment Bids6 from a single SC.

         The actual implementation of the counterflow markets uses optimal-power-flow (OPF) software designed to minimize the SCs' total net cost of adjustments, subject to the constraint that each SC's revised schedule remains Energy-balanced overall. Application of an energy-balance constraint to each SC individually is referred to as the Market Separation Principle, but it can also be seen as a necessary implication of the unbundling of transmission from Energy. The Market Separation Principle ensures that the ISO's CM process is a market only for counterflows to eliminate Congestion, rather than an additional market for Energy per se in competition with the SCs' Energy markets.(7) A major feature of the original

----------

5 The original market design did contemplate forward-market management of AZCM. However, we do not believe that managing AZCM in the forward market would completely eliminate the known "gaming" problems.

6 In order to honor the Market Separation Rule, the CAISO must utilize matching pairs of incremental and decremental bids from the same SC.

7 FERC has suggested that this feature might prevent full efficiency of the market outcome, since it precludes the ISO from constructing counterflows from the Adjustment Bids of multiple SCs-such as an "inc" from one and a market design is that SCs retain options to avoid Usage Charges. There are no charges if there is no Congestion, or if a schedule is Energy-balanced within each Zone. More importantly, if all SCs alter their schedules sufficiently to eliminate Congestion (through the iteration), the ISO would not impose Usage Charges.

         3.2.3 THE REAL-TIME: BALANCING AND TRANSMISSION ALLOCATION - The real-time market was originally conceived as encompassing a supplemental Energy market for deviations from Hour-Ahead schedules, a parallel market for AZCM, and a resource for operators to draw upon for load following and reliability assurance. However, these distinctions were quickly seen as irrelevant, and in practice there is a single consolidated real-time market for Energy usable for any purpose. The key feature is that if there is no Congestion, then a single real-time price is used to settle all Energy transactions conducted according to the merit order. If there is Congestion, then the market is divided regionally into Zones and a real-time energy price is established for each Zone. The ISO's real-time market does not settle all transactions at the real-time energy price. If transmission or reliability constraints cannot be met by using bids in merit order, then it calls other bids "out-of-sequence" (OOS) that are settled at the price bid. If the bids available are insufficient, then the ISO can exercise its authority to issue dispatch instructions and call resources "out-of-market", that are settled at either the hourly ex post price or a price based on certain market indicators. If Reliability-Must-Run (RMR) generation is available, then the ISO can also call on those resources.

3.3      DEFICIENCIES THAT MOTIVATE CONGESTION MANAGEMENT REFORM

         The purpose of this section is to provide an overview of the main problems plaguing the CAISO's Congestion Management process. In order for the ISO to develop, file at FERC, and implement a comprehensive review and redesign of its Congestion Management protocols, we believe it is essential that the ISO and Market Participants develop a complete list of problems with the current system. The following section details the flaws identified by FERC, Market Participants, and the ISO that must be corrected through this comprehensive Congestion Management reform. These flaws collectively result in locationally inaccurate and weak price signals to participants in all of the energy and transmission-related electricity markets in California. Without accurate and strong price signals, California will not be able to achieve its main objective in restructuring: motivating efficient new investment in generation, demand responsiveness, and transmission to replace and augment the existing infrastructure. The four primary deficiencies are:

o Representation of the transmission system used for Congestion Management in the forward markets is does not adequately reflect how the actual transmission system managed in real-time, resulting in forward schedules that may be infeasible in real-time;

o The lack of competitive markets for Congestion relief in certain locations (local market power in Intra-Zonal Congestion Management) is not adequately addressed

o The merit order of offered bids in the Imbalance Energy market does not reflect the transmission constraints observed in real-time (the "merit order" does not take into account each bid's effectiveness in resolving particular transmission constraints)


-------

    "dec" from another (81 FERC P. 61,122 at 61,482). FERC approved the ISO's original design in 1997 based on assurances that the ISO would enable, encourage, and facilitate a market for inter-SC trades of Adjustment Bids that would realize the full potential for gains from constructing counterflows using Adjustment Bids from different SCs.

o The CAISO does not provide all of the necessary information and tools required for Market Participants to make efficient decentralized decisions regarding operation and investment related to generation, demand, responsiveness, and transmission.

         In the following subsections, each of these deficiencies is briefly described and the consequences or symptoms of these flaws are summarized.

         3.3.1 FORWARD CM TRANSMISSION REPRESENTATION AND PRICING - This is one of the "fundamental flaws" identified by FERC in its January 7, 2000 order on Amendment No. 23 to the ISO Tariff (January 7 Order)8. The representation of the transmission system used to price transmission usage in Congestion Management in the forward markets is not as detailed (or granular) as the actual transmission system managed in real-time. As a result, transmission schedules accepted and priced in the forward markets will not be feasible in real-time. The following passage from the January 7 order captures FERC's concerns regarding infeasible schedules and the resulting "gaming opportunities" in the real-time market9:

         "We agree with intervenors that there is nothing wrong with prices increasing during times of real scarcity. There is something wrong, however, when the method adopted to manage congestion allows generators to create artificial scarcity in order to create congestion revenues that will be paid to them. We agree with the ISO's assessment that there is a serious flaw in the existing intrazonal management scheme. The existing congestion management approach relies on the existence of a competitive market to determine the cost of managing congestion. Yet the bidding rules allow generators to profit by offering distorted bids that create artificial congestion, and this problem is exacerbated to the extent that market power exists. As intervenors note, the ISO's proposal fails to send price signals to encourage new generators to enter into areas where there are constraints, which could help alleviate any market power that exists. The problem facing the ISO is that the existing congestion management method is fundamentally flawed and needs to be overhauled or replaced. In this respect, the ability of generators to create fictional congestion follows directly on another premise underlying intrazonal congestion management, i.e., that the ISO is required to accept all transmission schedules without verifying that all of those schedules are feasible. In accepting transmission schedules that bear no resemblance to physical reality, this congestion management scheme creates the opportunities for fictional congestion."

         This deficiency is admittedly a flaw in original design of CM as a two-stage process, in which Inter-Zonal Congestion Management (RZCM) is performed first and establishes usage charges, and Intra-Zonal Congestion Management (AZCM) is performed second and subject to the requirement to maintain the Inter-Zonal flows scheduled in the RZCM process. The original California market design would have partially mitigated this problem by performing AZCM in the forward markets. 10 In addition, Intra-Zonal Congestion was anticipated to be small and infrequent, so that the inefficient financial consequences of the two-stage design would be trivial. Unfortunately, due to software constraints, the ISO was not able to implement forward-market AZCM, and Intra-Zonal Congestion has proven to be more significant and frequent than anticipated. Had the ISO incorporated AZCM into forward-market Congestion Management, any Intra-Zonal constraint violations in Scheduling Coordinators' forward schedules would be detected and mitigated in advance of real-time and, more importantly, their forward schedules would incorporate re-dispatch to mitigate AZC ad would be financially binding. Related to this deficiency in what is currently

----------

8   January 7 Order, 90 FERCP. 61,006.

9   January 7 Order, 90 FERCP. 61,006 at 61,013-14.

10 Forward-market AZCM would not however, completely eliminate the problems with AZCM.

represented and priced in the forward markets, FERC as well as many Market Participants believe that the current criteria for establishing new Congestion Zones are not rational and should be reexamined. (In addition, many believe that the distribution of Usage Charges revenues is unfair and creates disincentives for expansion.) As part of the redesign effort, Market Participants believe that it is essential that we revisit the Zone Creation/activation criteria and that instead of an arbitrary threshold (e.g., 5% of the capacity costs of a transmission line), the ISO should attempt to identify at what level Congestion becomes "commercially significant" and therefore should be explicitly priced. Market Participants believe that in order to facilitate commerce, the ISO must ensure that there is appropriate pricing of transmission constraints, which means that if there is "significant" Congestion on the grid, the ISO should price it.

         3.3.2 FAILURE TO EXPLICITLY DISTINGUISH COMPETITIVE AND NON-COMPETITIVE CIRCUMSTANCES FOR CONGESTION RELIEF - This is also one of the "fundamental flaws" identified by FERC in its January 7, 2000 order. FERC articulates its concerns regarding the exercise of local market power in Congestion Management:

         "While the ISO has identified a serious problem in implementing its intrazonal Congestion Management mechanism, we are not convinced that this is the appropriate remedy. The ISO's proposal does not address what the ISO has identified as a fundamental flaw in the overall congestion management scheme, i.e., the intrazonal congestion program approved for ISO is premised on competitive market solutions and now the ISO has learned that there may never be a competitive market in any circumstance involving intrazonal congestion. This is certainly not a simple clarification. In fact it is a recognition that a competitive solution may simply not be feasible for intrazonal congestion. This strikes at the heart of the existing approach and calls out for the design of a comprehensive replacement congestion management approach. Moreover, this redesign should be pursued with input from all stakeholder groups, as well as from the Market Surveillance Committee."

         Broadly, the problem is that the CAISO's transmission management processes do not adequately distinguish between situations with and without competitive circumstances. Absent this, pricing and cost allocation has been distorted. A pricing regime that does not distinguish situations in which market power is present, results in prices that are too high and that promote too much generation and transmission expansion in the wrong locations. The mechanism that the CAISO has used for addressing market power (use of RMR Generation) results in an allocation of costs that is too broad and does not provide a sharp signal. These two effects are elaborated on below.

         Failure to adequately distinguish and appropriately price situations where there is local market power results in price signals that are too strong, inappropriately incenting the siting of new generation. In its order rejecting the CAISO's proposed New Generator Interconnection Policy (NGIP) (Amendment No.
19), FERC emphasizes this point. FERC stated that it was inappropriate for the ISO to impose costs on new generators that are the result of non-competitive situations (i.e., Intra-Zonal Congestion).(11) In its September 15, 1999 order (September 15 Order), FERC stated that, "...the proposal is based on prices exacted by existing generators in noncompetitive markets which may be too high and may lead to poor economic decisions (e.g., inefficient transmission expansion)."(12),(13)

------------

11 In Amendment No. 19, the ISO proposed that new generators that locate in areas where there is not a competitive supply of bids to manage Intra-Zonal Congestion and that cause a significant increase (5%) in Intra-Zonal Congestion be required to mitigate that Congestion.

12 September 15 Order, 88 FERC P. 61,221 at 61,729. While FERC did not explicitly so state, we presume that

         FERC also stated that the ISO's proposal would result in inflated Congestion costs and would fail to result in the creation of new Zones that "would enhance incentives for new generators to enter the market and increase competition."14

         Intra-Zonal Congestion Management in real-time has been the point at which localized Congestion has been managed; thus, it is the point at which the exercise of local market power has been observed. As noted earlier, Intra-Zonal Congestion has been both greater in magnitude and more frequent than originally anticipated. To date, the increased level of Intra-Zonal Congestion has been largely masked by RMR Generation. That is, as a result of the need to rely on RMR Generation to maintain local reliability and mitigate local market power, the ISO has been able to manage Congestion that otherwise would be characterized as Intra-Zonal and therefore managed through the market. Since start-up, the ISO has been able to call on RMR units to simultaneously alleviate a significant amount of Intra-Zonal Congestion (i.e., congestion that, if left unmitigated, would result in a degradation of system reliability) and prevent the exercise of local market power. The ISO accomplished this by both pre-dispatching RMR in the Day-Ahead Scheduling process and by calling on RMR units in real time.

         To the extent that the ISO calls on RMR Generation, the costs associated with RMR are segregated and separately billed to the applicable Participating Transmission Owner (PTO), or "Responsible Utility" in this context. Therefore, RMR-related costs are not included in the Grid Operations Charge, which is the vehicle for recovering Intra-Zonal Congestion costs from all Load within a given Congestion Zone. Thus, these costs for local reliability do not contribute to the locational price signal of Congestion Management. Similarly, only the AZCM costs included in the Grid Operations Charge are currently used to determine if the criteria for the creation of a new Congestion Zone have been satisfied. Earlier this year, the ISO determined that AZC costs included in the Grid Operations Charge on one Intra-Zonal path, Path 26, were significant and therefore warranted the creation of a new Congestion Zone, ZP26. An assessment of RMR-related costs incurred by the ISO indicates that if RMR-related costs were included in recorded Intra-Zonal Congestion costs, the ISO could have created a minimum of four additional Congestion Zones.15

         Market Participants emphasize that a new market power mitigation regime must provide accurate price signals to resources, as well as offer institutional means for load to effectively respond to that price signal.

         3.3.3 INACCURATE PRICING IN THE REAL-TIME MARKET -There is one main problem with the current design of the real-time market16. The merit order of offered bids in the Imbalance Energy market does not reflect the transmission constraints observed in real-time because the "merit order" does not take into


----------------

    FERC believed that the "uneconomic" price from the existing generator would inappropriately skew the decision of the new generator as to which "mitigation option" to select. In other words, if the new generator relied on the payment price to the existing generator in deciding to expand the grid, that might not be the right decision if the payment price to the old generator is excessive and results from non-competitive situations (even with the other options available).

13 In its orders on Amendment No. 18 and 26, FERC also raised concerns that the ISO's market for managing AZCM was not competitive.

14  Id.

15 The ISO Tariff provides that if Intra-Zonal Congestion costs exceed 5% of the capacity costs of the associated transmission path and there is workable competition on each side of the path, the ISO may create a new Congestion Zone (ISO Tariff Section 7.2.7.2). In the case of these 4 additional Zones, while the 5% criterion may have been satisfied, it is likely that the "workable competition" criterion would not have been satisfied.

16 The "DEC" game is realized in the real-time, but is caused by a flaw in forward Congestion Management.

account each bid's effectiveness in resolving particular transmission constraints. Currently, if transmission or reliability constraints cannot be met by using bids in the merit order, then the operator calls other bids "out-of-sequence" (OOS) that are settled at the price bid. If the bids available are insufficient, then the ISO can exercise its authority to issue dispatch instructions and call resources "out-of-market", that are settled at either the hourly ex post price or a price based on certain market indicators.

         3.3.4 INSUFFICIENT INFORMATION AND TOOLS REQUIRED FOR MARKET PARTICIPANTS TO MAKE EFFICIENT DECENTRALIZED DECISIONS - Market Participants must have information and tools available to them to identify and consummate potential trading opportunities. Many have consistently requested that the CAISO provide more information and tools to: 1) Allow them to better understand how the CAISO is making decisions; and, 2) Coordinate among themselves. Requests relate to:

o Ability to duplicate the ISO's Congestion Management protocols. (Participants generally believe that Congestion Management software should either be simplified or that the current proprietary software should be released.)

o The ability of SCs to perform inter-SC trades of Energy and Ancillary Services and the ability to have Adjustment Bids on such inter-SC trades. (These were some of the tools that were originally anticipated to be available to Market Participants, but they have not been available for most of the first two years of operating experience.)

o The ability to identify trading opportunities among SCs. (Unused Adjustment Bids were also anticipated to be available to Market Participants, but they have not been available.) Market Participants continue to believe that the provision of such information is essential. The ISO agrees. Moreover, from a policy perspective, FERC believes that the ISO should not only publish such information, but if requested, should also consummate trades between SCs.

         3.3.5    OTHER CONCERNS AND CALLS FOR IMPROVEMENT

         In Congestion Management Reform stakeholder meetings, Market Participants have voiced these and other concerns with the ISO's Congestion Management process. In general, a large majority of Market Participants believe that these must be corrected, but attribute them to failures in implementation rather than to errors in the original market structure and design principles. Most have articulated a belief that the original market structure and design principles should not be abandoned.

3.4      CONGESTION MANAGEMENT REFORM: SYSTEMATICALLY CORRECTING CURRENT
         DEFICIENCIES

     This draft CMR recommendation sets out to systematically correct these deficiencies by ensuring that the new design:

o Embodies the principle that operating procedures and resource constraints must be reflected accurately in the real-time market (price signals and cost allocation), and further, that the real-time market must be the model for the forward markets to ensure that forward schedules do not violate any real-time operating constraints in the transmission system;

o Distinguishes circumstances in which market power precludes reliance on competitive market incentives to inducedesired behavior, from circumstances in which competitive markets and prices are effective; and

o Provides more information and tools to Market Participants to facilitate efficient decentralized decision-making.

Market designs that accomplish these three objectives will provide accurate, strong locational price signals. This means prices that reflect differences in the cost of delivering energy imposed by the physical locations of generating resources and loads with respect to constraints in the transmission grid, and that are not inflated by the exercise of location market power. These three objectives comprise the foundation of the market design approach used to develop this CMR recommendation. Section 4 provides a full description of the CMR conceptual framework and design strategy.

         In addition to the primary deficiencies discussed in this section, Market Participants have identified other considerations to be weighed in the design process and used to evaluate alternative design options and reform recommendations. In Section 4, these other considerations and criteria are identified and summarized.

4.       CONGESTION MANAGEMENT REFORM DESIGN FRAMEWORK AND CRITERIA

         The purpose of this section is to present the conceptual framework and design criteria upon which this CMR proposal is based. The framework and criteria are presented here only in general terms, as the substance of the proposal is presented in great detail in sections 5 through 9. Subsection 4.1 describes the overall design framework underlying the development of this proposal, starting from the deficiencies of the current CM design as discussed in the previous section, and then utilizing the original design principles of the restructured California market to define a strategy for eliminating the identified deficiencies while enhancing the operational reliability of the system and the efficiency of the congestion management markets. This strategy then becomes the basis for the CMR proposal that is summarized in Section 6. At the end of 4.1 we discuss an alternative design approach based on locational marginal pricing. Subsection 4.2 then summarizes the various design criteria that have guided the numerous design decisions made in the course of developing this proposal, and talks briefly about the use of these criteria for evaluating alternative design options. Finally, Subsection 4.3 describes some of the deficiencies of the current market structure that inhibit the development of fully competitive markets, some of which are beyond the ability of the CAISO to correct.

4.1      DESIGN FRAMEWORK

         The conceptual framework adopted for developing this proposal is based on the recognition that: (1) reliable operation of the grid in real time is absolutely crucial to the ISO's mission of supporting a competitive electricity market; and (2) forward congestion management (CM) must be consistent with and must support real-time operating needs. These observations imply that, for the new design to be successful, the ISO's CM procedures should manage and price all scarce transmission resources in a consistent manner across all markets, from forward scheduling and procurement of services to real-time operations.

         Starting from this general design principle, the CMR proposal presented in this document addresses the deficiencies of the current CM approach as described at the end of section 3. Specifically, the proposed CM approach:

         [] Allocates and prices transmission resources in the forward markets in a way that is consistent with the ISO's real-time operating needs;

         [] Clearly distinguishes between competitive and non-competitive situations for managing transmission congestion, particularly to ensure that resources needed at specific locations for reliability will not be able to exercise market power;

         [] Ensures accurate locational pricing in the imbalance energy market when congestion occurs in real time; and

         [] Provides sufficient information and tools to allow market participants to identify and execute efficient trading opportunities, in particular, to effectively self-manage congestion.

         In addressing the identified problems, the present design framework reaffirms the fundamental original design principles of the California approach to restructuring as discussed in section 3; i.e., the proposed CMR approach:

         [] Separates pricing and allocation of scarce transmission resources (performed by the ISO) from the pricing of forward energy (performed by the SCs);

         [] Relies on decentralized production decisions (unit commitment and dispatch) in the forward markets, rather than allowing or requiring the ISO to make involuntary trades between distinct forward energy markets (SCs); and

         [] Unbundles services in a logically consistent manner, to maximize transparency and stimulate market innovation, and to allocate costs efficiently to the responsible entities.

         4.1.1    REAFFIRMATION OF THE ORIGINAL CALIFORNIA DESIGN PRINCIPLES
         In the course of the CMR effort we have revisited the original goals of electric restructuring and the design principles that guided the California approach to restructuring. These principles are captured most succinctly in two concepts: (1) full separation of competitive forward energy markets from monopoly transmission service, and (2) decentralized production decisions (unit commitment, dispatch, generation investment). We considered how the California market might be redesigned by departing from these principles, but could find no compelling reason to depart from them, no evidence that they are flawed or that some other principles would lead to deeper and more efficient markets, or to greater efficiency or innovation.

         The California design principles, we believe, are fully consistent with the primary goal of electricity restructuring - to lower delivered Energy costs in the long run by providing incentives and opportunities for efficient production, consumption and investment decisions, and by stimulating innovation in business practices and service offerings to consumers. Early in the restructuring process, industry experts and policy makers were virtually unanimous in identifying the optimal strategy for achieving this goal, namely, to develop competitive markets for generation services (and for related wholesale and retail marketing activities), while maintaining a regulated monopoly structure for the transportation services (transmission and distribution), and ensuring that these monopoly services be operated as independent, common carriers to support the generation market.

         The original California design principles were an attempt to implement as fully as possible this key strategy of restructuring, and to a large extent California has been extremely successful in developing a market structure that allows generators to compete to provide a wide variety of services, including both forward Energy sales to customers and services needed by the ISO to provide reliable transmission service. The ISO, in particular, has structured its own operation to unbundle its service needs and rely on competitive markets as far as possible to meet those needs, while staying out of the markets that supply Energy to wholesale buyers and end-use consumers. And while it is true that the present CMR effort was stimulated by significant flaws in the design and operation of the ISO's CM market, these flaws do not call into question the original California market design principles. Quite the contrary, this CMR proposal returns to these principles as a foundation, and based on them it addresses and eliminates the flaws identified in the present CM approach and provides for further improvements to the ISO's performance of its functions.

         4.1.2    FUNCTIONAL UNBUNDLING

         In Order No. 888, FERC found that the "functional unbundling" of wholesale generation and transmission services (i.e., separate pricing of discreet services, such as Energy, transmission and Ancillary Services) was necessary to implement non-discriminatory open-access transmission. From an economic perspective, unbundling of Energy and transmission is a prerequisite if markets are to establish accurate price signals for these distinct services. FERC stated at that time that it would continue to observe the evolution of competitive power markets and the progress of industry participants in adapting their structures to be consistent with the functional unbundling requirement for competitive markets. FERC stated that to the extent it observed that its mandate for functional unbundling was inadequate, it would decide if other structural mechanisms such as ISOs were required. The original California market design aggressively complied with the intent of Order No. 888 by adopting a structural solution whereby the forward Energy market was completely separated from the forward transmission market via the creation of a separate PX and ISO.

         We believe it is necessary and appropriate to reaffirm this approach in the redesign of CM. If the ISO were to become involved in consummating forward-market trades of Energy, the ISO would unnecessarily interfere with the establishment of accurate prices for Energy and transmission. Such interference would also undermine the objective of fostering innovation in business practices and service offerings by diluting the rewards that the most innovative firms would be able to capture in a robust competitive market. These concerns necessarily exclude the ISO from conducting Energy markets or engaging in any unnecessary market transactions that could distort competitive outcomes due to a blurring of the boundary between competitive market activities and monopoly services. The scope of the ISO's activity should therefore be confined to transmission management, including forward and real-time allocation and pricing, real-time operation, and long-term planning.

         4.1.3    DECENTRALIZED DECISION MAKING

         An essential strategy of electric structuring was to replace the direct command and control paradigm of the vertically integrated electric utility with a system of price signals and rules of behavior intended to induce parties to behave in a manner that will enhance economic efficiency. The premise of this market-based strategy is that the market-clearing prices derived from bids in well-designed wholesale markets are the best economic signals for the following:

         [] Coordinating daily operations among independent suppliers and consumers

         []       Stimulating profitable investments and innovation.

         Examples of market innovation are already evident in the West. The deep and liquid forward Energy trading hubs that have developed at Palo Verde, the California-Oregon Border (COB) and Mid-Columbia are examples of participants recognizing trading opportunities and stepping forward to facilitate the market.

         The California PX has also responded to the needs of the marketplace and has, over the past year, implemented a number of new features and markets. Not only does the PX operate a Day-Ahead market for Energy, but the PX has also implemented and now provides a block-forward market and a Day-of market for Energy. In response to its participants, the PX has also recently implemented the ability to self-supply its AS obligations.

         The California PX is not the only Energy exchange that operates in the West. The Automated Power Exchange (APX) facilitates a sizeable and growing share of Energy transactions through its innovative continuous-trading system. To the extent that the three investor-owned utilities participate outside of the PX in the future, trading organizations like the APX are likely to see increased trading volumes and an increased share of the forward Energy market.

         The ISO has also seen Market Participants respond to and take advantage of other markets. For example, in the ISO's Summer 2000 Demand Relief Program
(DRP) a number of Market Participants have stepped forward to facilitate and avail themselves of opportunities in the fledgling demand-responsive market. The demand side of the market is one area where there are ample opportunities for innovation and investment. Unfortunately, this is one area where structural and procedural impediments stand in the way of market innovation.

         4.1.4 THE ORIGINAL DESIGN PRINCIPLES AS THE BASIS FOR CONGESTION MANAGEMENT REFORM

         Reaffirmation of the original California design principles will undoubtedly be somewhat controversial, as there are some parties who believe the ISO should perform centralized unit commitment and optimal dispatch of generating units. Instead, this CMR proposal advocates separating the monopoly transmission service from the competitive supply of electricity as far as possible, as long as there is no compromise of the ISO's mission to provide non-discriminatory access and reliable operation to support the competitive energy market.

         As part of its design strategy, this CMR effort has included a comprehensive examination of the role of CM in the context of the ISO's overall mission and responsibilities, as well a review of the ISO's function within the larger context of the restructured California electric industry. In developing this proposal, then, we have sought to ensure consistency between CM and these larger contexts, as well as internal consistency within the CMR proposal itself. This design approach has resulted, we believe, in a CMR proposal that enhances operating reliability and market efficiency, while effectively separating the generation and transmission functions of the industry. The proposal achieves this result by following the principle articulated at the beginning of this section; namely, to manage and price all scarce transmission resources in a consistent manner across all markets, from forward scheduling and procurement of services to real-time operations. The proposal accomplishes this by:

[] Using best-practice engineering standards for operating the ISO system in real time

[] Designing the real-time market to price scarce transmission accurately when there is real-time congestion;

[] Designing the day-ahead and hour-ahead markets to establish consistent forward prices for the same transmission resources that are priced in real-time, based on the same operating practices actually followed in real time, thus ensuring that forward schedules are simultaneously feasible in real time (based on system conditions at the time these markets are run);

[] Effectively mitigating locational market power in procuring resources needed at specific locations for reliability;

[]       Issuing a mix of long-term and short-term firm transmission rights
         (FTRs) for the same transmission resources, in substantially greater quantities than today, to allow efficient hedging of transmission costs and to stimulate deep markets for secondary trading of these rights;

[] Providing market information and tools to enhance the ability of market participants to make efficient decentralized decisions, e.g., inter-SC trades for self-managing of congestion by the market.


          AN ALTERNATIVE DESIGN APPROACH -- LOCATIONAL MARGINAL PRICING

         One additional important design objective that has not been explicitly discussed in this section is the need to create accurate locational price signals, a theme that has been emphasized by nearly all parties involved in the CMR effort. The concept of accurate locational price signals entails two essential features. Locational price differentials:

         1. should reflect differences in the cost of delivering energy imposed by the physical locations of generating resources and loads with respect to constraints in the transmission grid; and

         2. should not be inflated by the exercise of locational market power.

         Some parties believe that to achieve accurate locational price signals the ISO must implement what is known as locational marginal pricing of energy (LMP for short). We believe, in contrast, that it is possible, indeed preferable in the California context, to create accurate locational price signals without involving the ISO in the business of pricing Energy in the forward markets. (We do, however, create locational prices for Imbalance Energy in the real-time market, as discussed in sections 6 and 9.)

         The approach recommended in this proposal is to reverse the pricing sequence commonly used in LMP approaches, which first prices Energy at each location on the grid (generally an individual bus or node), and then uses the difference between any two Energy prices to price transmission service between the corresponding two locations. Under the California design approach, however, forward Energy pricing is the business of SCs, who operate forward markets or manage bilateral forward contracts for Energy. Consistent with the principle of separating the competitive forward Energy markets from the regulated monopoly transmission service, the CAISO only prices transmission service, and allows SCs to use these transmission prices in whatever ways are consistent with their own business practices to determine prices for forward energy at various locations. The challenge for the CAISO, then, which this proposal addresses, is to price transmission in such a way that the transmission prices represent accurate locational price signals to the users of the transmission system. That is, following the definition given earlier, the transmission prices resulting from the ISO's CM must reflect the cost of moving Energy across (or into or out of) constrained areas of the grid, as determined by an open, nondiscriminatory and, wherever possible, competitive process for allocating the use of the grid, and these prices must not in any instance be inflated by the exercise of market power. Sections 6 through 9 explain in detail how the present CMR proposal accomplishes this.

4.2      DESIGN CRITERIA

         This subsection summarizes the design criteria adopted in crafting the present proposal, organized in such a way as to convey the CMR design logic that will be discussed more fully in section 6. At the end of this subsection, we restate the eleven "Criteria for Evaluating Proposed Solutions" discussed at the May 10-11 stakeholder meetings, and describe how they will be used to evaluate this proposal and the alternative design options we considered. The May 10-11 criteria are, with one exception, captured in the design criteria laid out below (as indicated by the shorthand SH#1, etc.).

         4.2.1 RELIABLE OPERATIONS - Fundamental to the CMR effort is the ISO's primary mission of operating the transmission grid reliably in real time. The CMR proposal must therefore enhance the ability of operators to operate the system reliably, by providing tools for more effective real-time operation and by designing forward Congestion Management (CM) to produce schedules and provide market incentives that are consistent with and supportive of real-time reliability. A related requirement is that the CMR proposal must be appropriate to the structure of the power system in California and the WSCC region.

         4.2.2 ECONOMIC EFFICIENCY - Economic efficiency emphasizes outcomes; specifically, achieving the required level of operational reliability at the least social cost (i.e., the least expenditure of society's resources). This involves reducing the delivered cost of electricity (which entails reducing transaction costs, and reducing production costs through more efficient long-term investments and turnover of capital stock) and stimulating innovation. (SH#10)

         4.2.3 MARKET EFFICIENCY - Market efficiency focuses on the performance of markets as the means to achieve the stated economic efficiency objectives (SH#1). Market efficiency is concerned with creating market incentives that align with operational objectives and result in competitive outcomes. To do this, the market mechanisms we design must be compatible with the physical laws of electricity transmission. Market efficiency has a number of dimensions that have been identified in the course of the CMR process, including:

         [] Provide accurate locational price signals (SH#2). One measure of accuracy is that prices should reflect conditions of scarcity and should not be distorted by market power.

         []       Provide effective investment incentives (SH#3).

         [] Mitigate market power (SH#4). Prevent a single market participant (or collusion among several participants) from determining market prices or earning exorbitant payments for any significant time period. The market power mitigation approach must distinguish between market power exercise and genuine scarcity.

         []       Provide transparency and simplicity (SH#5).

         [] Rely on market mechanisms (SH#6). Emphasize market incentives rather than administrative mechanisms such as price caps.

         []       Reduce barriers to entry (SH#7).

         [] Minimize transaction costs, as distinct from production costs (compare SH#9, enhance commercial transactions). This includes, for example, provision of adequate information to market participants to facilitate efficient trading and bidding behavior.

         [] Allow market participants to hedge their risks in the forward markets (SH#11). The FTR market is an example of an ISO-provided infrastructure that enables participants to hedge transmission cost risk to meet the objective of "transmission price certainty" stated in FERC Order 888.

         [] Eliminate arbitrage opportunities that are not consistent with market efficiency and system reliability (i.e., gaming).

[] Internal consistency (compare SH#5, internal consistency of design). For example, the financial incentives of various design elements should be mutually reinforcing, not antagonistic or mutually nullifying, and they should reinforce behavior consistent with market rules and system reliability.

         4.2.4 INSTITUTIONAL FACTORS

         [] The proposal must address the full range of stakeholder concerns, including all ongoing impacts of the proposed redesign, such as cost allocation on various stakeholder groups. Included in this factor are distributional equity issues.

         [] The proposal should be responsive to FERC's order to design "a comprehensive replacement congestion management approach." (January 7, 2000 Order, p. 10)

         [] The proposal should satisfy the Congestion Management requirements in FERC's Order 2000 on RTOs.

         [] There should be consistency with California's high-level market restructuring principles. When the California market was first restructured, its design was based on a few high-level principles which distinguish the California approach from electric restructuring approaches adopted in other jurisdictions. These principles are:

                  [] Separation of competitive generation markets from regulated transmission service.

                  [] Facilitation of decentralized supply decisions (short-term unit commitment and dispatch, and long-term generation investment).

                  [] Maximum unbundling of functions for transparency and to facilitate innovation and learning by market participants.

         4.2.5 EVALUATION CRITERIA ADOPTED AT THE MAY 10-11 STAKEHOLDER MEETINGS
- At the May 10-11 stakeholder meetings, participants agreed to the following set of evaluation criteria to be used in the CMR effort: SH#1. Promote market efficiency.

              SH#2.   Provide accurate locational price signals.

              SH#3. Provide effective investment incentives (for generation, transmission, DSM).

              SH#4.   Mitigate market power.

              SH#5. Provide transparency, simplicity, and internal consistency of design.

              SH#6.   Rely on market mechanisms.

              SH#7.   Reduce barriers to entry.

              SH#8.   Offer a complete cost/benefit evaluation.

              SH#9.   Enhance commercial transactions.

              SH#10. Promote economic efficiency ("economic efficiency" is currently undefined).

              SH#11. Allow market participants to hedge their risks in the forward markets.

         All of these criteria except SH#8 are captured in the design criteria described above. In the course of the CMR design effort, we will use these criteria to evaluate the proposal presented here as well as alternative design options that were proposed and considered. Regarding SH#8, we believe that doing a full economic cost-benefit analysis would be extremely difficult, if not impossible, particularly because of the arbitrariness involved in quantifying benefits. Instead, we propose to assess the implementation impacts on market participants and the ISO, and to develop reasonable estimates of the ISO's implementation costs and time frame for the proposed approach.

4.3      CURRENT IMPEDIMENTS TO COMPETITIVE MARKET DEVELOPMENT

         There exist today a number of impediments to further market development. These obstacles exist in part because of the need to transition smoothly from the traditional vertically-integrated utility paradigm to the new market structure. They include the following:

o THE RETAIL RATE FREEZE - One of the main inefficiencies of the integrated utility paradigm that electric restructuring sought to change was the fact that production costs varied in response to changing load, weather and system conditions, while most consumers paid flat rates regardless of when they consumed. One obstacle to market development today is that this inefficiency has not yet been eliminated. In an effort to ensure that competitive restructuring would not lower electricity rates to an extent that would jeopardize or excessively lengthen the time needed for recovery of stranded costs by the investor-owned utilities, the California Public Utilities Commission (CPUC) imposed a freeze on retail rates that was to last until the earlier of April, 2002 or when the utilities recovered their stranded costs. While we recognize the necessity and propriety of such an approach, the retail rate freeze has effectively inhibited development of a responsive demand side of the market by insulating consumers from the time variation in wholesale electricity prices. The rate freeze has significantly dampened the price signals that a competitive market relies upon to signal when and where investment is needed, and until it ends retail customers will have little motivation to reduce their consumption in response to higher Energy prices.

o LACK OF HEDGING INSTRUMENTS - Related to the issue above, the CPUC has limited the ability of the IOUs to actively participate in the forward contracting or "hedging." Forward contracts for Energy enable Market Participants to hedge against the risk of higher or volatile Energy prices. The inability of the IOUs, who represent a large share of the Load in the market, to participate fully in this market has hampered the development of hedging instruments. Moreover, their inability to hedge has led them to arbitrage (hedge their risk) between the Day-Ahead and real-time Energy markets and thereby given rise to certain of the real-time operational difficulties experienced by the ISO over the past two years. We believe that if they had an opportunity to forward contract to the fullest extent possible, Load would be effectively hedged in the forward markets and have less incentive to show up in real time. That is, consistent with the new market design approach, Market Participants would be able to effectively self-manage their energy needs in the long or Day-Ahead markets and would therefore be scheduled in the forward markets and reduce the complexity of the ISO's real-time operations.

o THE NEED FOR MARKET INFORMATION - While not necessarily a tool the ISO has to provide, there are some types of information the ISO could provide to the market to assist Market Participants in identifying trading opportunities and managing their affairs in the forward markets. This is a critical feature of the new market design. To date, while the ISO publishes a large amount of information via its Public Market Information (PMI) site on the ISO Home Page, the ISO does not purposefully publish information that may assist in facilitating trades between SCs. It is essential that Market participants step forward and identify the type of information they need in order to accomplish this task. While we continue to believe that the ISO should not be involved in consummating trades, we understand that the ISO is the repository of information that may be useful, if not critical, to the facilitation of Inter-SC trades.

         The above list is not intended to be a comprehensive list of the impediments to a fully competitive Energy market. Until these impediments are removed or addressed, however, we believe that the ability of the market to achieve the efficiency and innovation goals of electric restructuring will be hampered. We continue to believe that a decentralized energy market, where competitive energy production decisions are separated from the provision of monopoly transmission service, is workable and necessary to foster the development of truly competitive Energy market. The ISO's efforts alone, however, cannot achieve this outcome.

5        REAL-TIME OPERATIONAL REQUIREMENTS

5.1      INTRODUCTION

         The business of providing electricity transmission services is undergoing sweeping changes nationwide. Historically, transmission services were provided by vertically integrated utilities that produced, transmitted and delivered electricity to the consumers. The overall goal of the transmission system designers was to plan an integrated system of generators, transmission components and distribution equipment to provide service to native load customers at adequate levels of reliability while minimizing the combined costs of generation, transmission and distribution. The principal reasons for adding new transmission facilities were: a) to allow larger generating stations to serve larger loads over longer distances thereby reducing the need to construct generation facilities near urban load centers, b) to network existing transmission paths to increase reliability and continuity of service, and c) to interconnect to other control areas to facilitate economical transactions, share reserves and provide emergency backup.

         While the purpose for providing transmission service is the same in the restructured marketplace as it was before - to reliably deliver Energy to Load - transmission system operators are no longer able to rely on generators and other resources to the same extent they once could. As opposed to the vertically integrated utility paradigm, transmission system operators must use market incentives to get the necessary response from market resources (except, of course, in instances of system emergencies) while continuing to operate the grid to the existing reliability standards. As part of the ISO's Congestion Management redesign effort, it is therefore important to understand the interrelationship between the structure of the transmission grid, the methods a transmission system operator uses to operate the grid and the resources available to that operator from the market.

5.2      PHYSICAL CHARACTERISTICS OF THE WESTERN TRANSMISSION SYSTEM

         The configuration of bulk power transmission systems vary from region to region across the United States. This section is intended to highlight critical features of the bulk power transmission system in California and the Western United States that give rise to the operational requirements met by the CAISO to ensure reliable and secure operations. In contrasting the characteristics of transmission system operation in general, and congestion management in particular, between Eastern and Western United States, it is important to realize that bulk power transmission systems in the Eastern United States are configured quite differently that those in the West. Ultimately, this CMR recommendation seeks to structure markets (real-time and forward) around the operational requirements of the bulk power transmission system in California, and its impacts on neighboring control areas, with a view to seamless operation in the broader context of a Western Interconnection RTO, or multiple Western RTOs.

         The high voltage transmission system in California and the West spans hundreds of miles to connect Generation resources to Load centers, and thus is not heavily meshed throughout the State as it typically is in the eastern states. The vast majority of the 230 and 500 kV systems run from the Pacific Northwest to Southern California and from the Southwest to Southern California.

         The California ISO controls approximately 75 percent of the California grid. The transmission grid under ISO's control includes the transmission systems formerly operated by the three investor-owned utilities in the state (Pacific Gas and Electric Company, Southern California Edison Company and San Diego Gas & Electric Company). These utilities were pursuing their own economic interests, while abiding by the NERC and WSCC operational requirements to preserve system reliability. In contrast, the Eastern Interconnection transmission system was designed and developed to support a tight power pool. This difference is manifested in the highly meshed networks in the Eastern Interconnection, as opposed to a relatively sparse donut shaped transmission system with major radial corridors surrounding California.

5.3      OPERATIONAL REQUIREMENTS OF THE WESTERN TRANSMISSION SYSTEM

         The NERC and WSCC have developed technical operating and planning criteria to serve as standards for transmission design and operation to protect the system against the occurrence of system failure. The operating procedures used by the ISO are based on the application of Minimum Operating Reliability Criteria (MORC) to the ISO system. These MORC criteria have been developed by WSCC and NERC and must be satisfied at a minimum however, the local operating criteria used by the CAISO may be more stringent than MORC. The WSCC MORC are divided into the following criteria: a) Generation Control and Performance, b) Transmission, c) Interchange, d) System Coordination, e) Emergency Operations,
f) Operations Planning, g) Telecommunications and h) Operating Personnel and Training.

         These operating and planning criteria are fundamental to the operation of the transmission grid. They reflect the physical limitations imposed by the existing hardware and the physical laws governing the flow of electricity. They are crucial to the operating decisions operators make in real-time irrespective of economic considerations. Therefore, they represent a reference base point for the feasibility of any congestion management procedure. Among these, the operating criteria related to transmission and interchange for network security and local reliability deserve further explanation.

         In the daily operation of any power system, overall system security as well as local reliability requirements are determined so as to guard against thermal overloads, voltage violations, angular instability, and voltage instability in the event of credible contingencies. Based on the accepted WSCC and NERC criteria, a credible contingency may include the forced (unplanned) outage of a single major element such as a line, transformer, or on-line generator (n-1 contingency), simultaneous outage of two major elements (n-2 contingency), and in rare cases, outage of more than two elements.

         Thermal overload and voltage violations are steady-state phenomena. Under steady-state conditions both before and after a contingency, transmission line flow levels and substation voltages must stay within specified limits. Angular instability and voltage instability are dynamic phenomena. Even if a feasible post-contingency steady-state may exist, angular instability or voltage instability may prevent transition to such a state, and result in loss of synchronism, cascading outages, or voltage collapse.

         Voltage collapse can occur when a load and the associated transmission system require a very large amount of reactive power (compared to the real power component of the load) that exceeds the capability of the reactive power sources. Under this condition, any increase in load is accompanied by a drastic voltage drop and the voltage "collapses." This condition is usually triggered by some form of disturbance which creates an increased demand for reactive power.

         Angular instability occurs when, following a disturbance, generator oscillations are not restored to a stable, steady and secure operating condition. In addition, if transmission equipment fails, other circuits may overload and in turn may trip out of service, which then leads to more overloads and the potential condition of system instability.

         Any of the three conditions, mentioned above, can lead to system segmentation and/or failure, and interruption of service to customers. Systems with highly meshed networks are predominantly constrained by thermal limits, whereas systems with sparse transmission networks may be limited by a combination of thermal, angular stability, and voltage security limits.

         Although the state of the art of on-line network security analysis permits on-line determination of secure operating limits to guard against thermal overloads in the event of credible contingencies, it does not yet have the capability for on-line determination of secure operating limits to guard against angular and voltage instability due to excessive computational requirements. A large number of off-line studies are therefore conducted (over a period of months or years) for different system conditions, and the secure operating limits for each system condition are compiled in the form of operating Nomograms and procedures. As new situations arise, these operating Nomograms and procedures are updated.

5.4      CALIFORNIA ISO OPERATING PROCEDURES AND NOMOGRAMS

         In general, a Nomogram defines an area of reliable operating conditions relating two (or more) interdependent transmission quantities. Only the most significant parameters are included in the Nomogram. The Nomograms are developed for conditions with all transmission equipment in-service, as well as conditions with equipment out of service. In certain areas of the system, the operating criteria may be more stringent than in others, but at all times they meet the MORC. The ISO currently has nearly 50 transmission operating procedures and nearly 10 generation control procedures.

                            [NOMOGRAM EXAMPLE GRAPH]

         The graph above illustrates a simple Nomogram of two transmission quantities. The non-simultaneous ratings of Path 1 and 2 are 1000 MW. However, both paths cannot be simultaneously loaded at 1000 MW. The two paths interact and the actual operation of the paths must remain to the left of the Nomogram line. As an example, if Path 1 is operating at 800 MW, Path 2 may not exceed 700 MW.

         The Nomogram may also be a function of other key parameters, such as load, generation, inertia, or Remedial Action Schemes (RAS). As a result, a Nomogram may have numerous lines, or families of curves that describe the relationship under many operating conditions.

         The Nomograms are used to operate the transmission paths reliably. When performing operations planning (three days before up to the day-ahead of the operating day), the path limits are based on the projected operating conditions for the operating day based on the most recent operating conditions, which affect the parameters of the Nomogram. The Nomograms are then used by the real-time system dispatchers to monitor the transmission system.

         Also embedded into some of these operating procedures are the procedures for operating the system within and at the Interface of Local Reliability Areas. These procedures state that certain generation must stay on line with enough capacity in case of a derating of the interface (one facility or at times two facilities). This is to ensure there is enough capacity on-line that can respond, in the needed time frame, to prevent the degradation of system adequacy and security.

         These Operating Procedures and Nomograms define the operating requirements around which this CMR recommendation structures real-time and forward markets. Operating constraints reflected in the operating procedures and Nomograms will be monitored and enforced in all time frames and constraints that are binding will be priced. These Operating Procedures and Nomograms underly all elements of this CMR: Local Reliability Service Procurement, FTRs, LPA definition and creation, DA- and HA-Congestion Management and, the real-time markets operated by the CAISO. Section 6 summarizes the entire proposal and Chapters 7,8, and 9 provide detail on recommendations for changes in each of three time-frames: long-forward (greater than day-ahead), between day-Ahead and real-time, and in real-time, respectively.

6.       OVERVIEW OF THE REFORM PROPOSAL

         NOTE TO READERS: For the sake of brevity this overview section does not identify the alternative design options that were considered in developing this proposal. The alternatives are presented in sections 5-7, accompanying the more detailed description of options we are recommending.

6.1      DESIGN APPROACH

         The design approach adopted in this proposal is based on the recognition the following concepts:

         1) Reliable operation of the grid in real time is absolutely crucial to the ISO's mission of supporting a competitive electricity market.

         2) Forward congestion management (CM) must be consistent with and must support real-time operating needs.

         Point 1) should be self-evident, but by itself it offers insufficient guidance on how to design forward CM. When point 2) is added, however, some important design implications emerge. Specifically, THE ISO'S CM PROCEDURES SHOULD MANAGE AND PRICE ALL SCARCE TRANSMISSION RESOURCES IN A CONSISTENT MANNER ACROSS ALL MARKETS, FROM FORWARD SCHEDULING AND PROCUREMENT OF SERVICES TO REAL-TIME OPERATIONS.

         As the first two years of operation have shown, failure to follow this principle provides opportunities and incentives for Market Participants to schedule and operate in ways that are not consistent with market efficiency and reliability. For example, this principle is violated under the present CM design, which ignores Intra-Zonal Congestion in the forward markets and then requires the ISO to call upon resources in real time to relieve Intra-Zonal constraints. Thus market participants are allowed to submit infeasible schedules in the forward markets and then receive payments in real time to resolve the problems their forward schedules created.

         Based on these observations, the CM design proposed herein starts with real-time operating requirements and works backwards in time to identify a sequence of activities and decisions by Market Participants and the ISO, all of which must comprise an internally-consistent process leading to reliable, efficient real-time operation. In the integrated utility structure, where planning and operating decisions were all centralized, the coordination needed for reliable system operation was achieved through a hierarchical command and communication structure. In the competitive market structure, and particularly in the California approach, multiple entities are making independent operating decisions that are not centrally controlled. In this new structure, the coordination needed to achieve reliability and market efficiency must be designed into the system of financial incentives (such as price signals) and market rules. In the context of CM, this means that CMR must establish incentives and procedures that will lead to final schedules that are feasible in real time and that represent as closely as possible what Generators and Loads actually intend to produce and consume in real time.

         In this section, we describe the overall logic of the design starting from real time and moving backward in time, to show how the design of forward CM is driven by real-time operating needs overlaid with economic considerations. We start with an overview of real-time operations, followed by day-ahead and hour-ahead CM for the major interfaces within the ISO grid and the inter-ties with neighboring control areas, followed by the proposed two-day-ahead procurement of Local Reliability Service to meet locational needs within the ISO system. Using this section as a roadmap, the sections 5-7 move forward in time, taking the viewpoint of a market participant and walking through the actual sequence of activities and decisions that would occur leading up to each Trading Day. A comprehensive overview of the whole sequence is presented in Section 4.6 in the form of a timeline.

         Readers of this CMR proposal will likely note that in order to make this proposal workable, ISO will need to provide certain kinds of information to market participants that it does not provide today,. For example, the market will need to have general information about Operating Procedures in various local areas of the ISO grid, as well as daily information on applicable nomogram constraints. In this proposal these new information requirements are identified only in the most general terms, and much work remains to be done to fully specify the requirements and develop appropriate mechanisms for publishing the needed market information.

6.2      REAL-TIME OPERATION AS THE BASIS FOR CREATING LOCATIONAL PRICE AREAS
         (LPAS)

         In real time operation, the ISO operators issue dispatch instructions to generating resources and Loads to adjust their operating levels to meet local reliability requirements and system-wide or zone-wide energy imbalances.17 In this process the operators must observe multiple reliability constraints imposed by thermal limits on lines, local voltage support requirements, minimum generation requirements, and stability and security (i.e., contingency) requirements. These constraints are expressed in formal Operating

----------

17 To some extent these real-time needs can be anticipated, for example when the level of load and generation scheduled in the forward market is much less than the load forecast. In many instances, however, real-time needs result from unanticipated causes including outages of generating units and transmission lines, and load forecast errors.

Procedures (OPs) and nomograms(18), which operators use to determine the correct dispatch instructions to issue to resources within each local reliability area(19) (LRA) within the ISO system.

         The OPs and nomograms, and their corresponding LRAs, are essentially two sides of the same coin. Both are derived from the physical properties of the grid, including the capacities of lines and other transmission facilities and the locations of generating units and loads relative to transmission facilities and constraints. The LRA is a geographic area where transmission is limited or vulnerable, while the OPs and nomograms prescribe the actions operators must take to ensure that the grid operates reliably within that LRA and on the links between that LRA and the rest of the grid.

         6.2.1 DEFINITION OF LOCATIONAL PRICE AREAS Since real-time operating needs form the starting place of this design proposal, it is therefore natural that LRAs, OPs and nomograms be used to define the locational price areas (LPAs) into which the ISO system will be divided. The LPAs will be used for the purposes of allocating scarce transmission capacity in the forward markets, procuring real-time imbalance energy and relieving real-time congestion. Under this proposal, LPAs are of two types, one based on local reliability considerations (i.e., LRAs, OPs and nomograms), and another based on major transmission interfaces (i.e., Path 15, Path 26, and the inter-ties connecting the ISO grid to neighboring control areas). For each local-reliability-based LPA, the associated OPs and nomograms are used to define the Inter-LPA constraints which link it to adjacent LPAs and which represent limits on the energy flows between two adjacent LPAs. Under this proposal these constraints and the major transmission interfaces are allocated and priced in the forward CM markets.

         The local-reliability approach to forming LPAs relies on certain properties of the ISO grid and the physics of electricity transmission that are captured in OPs and nomograms:

[] OPs/nomograms can be translated into Inter-LPA flow constraints that can be allocated and priced in forward CM.

[] We can designate a set of 10-15 nomogram constraints (exact number to be determined), plus inter-ties20 between the ISO and adjacent control areas, which if managed in forward CM will ensure that final schedules are feasible in real time. Feasibility in this context means transmission feasibility - both Inter-LPA and within LPAs - but does not consider the generator performance aspect of feasibility. This means that if system conditions do not change between the time of forward CM and real time there will be no violations of constraints either between or within LPAs. (Generator performance feasibility is taken into account in real-time operation, as discussed below.)


--------

18 Nomograms are graphs that express simultaneous relationships between generation levels, load levels, and transmission capacities, and use these relationships to define "safe" and "unsafe" combinations of these variables from a reliability point of view. For example, a nomogram for a specific LRA might define the minimum level of internal generation for each level of load, or the transfer capacity into the LRA for each level of internal generation, or a minimum level of unloaded internal generation capacity for each level of load.

19 Local Reliability Areas (LRAs) are geographic areas that are currently defined and used by the ISO for assessing needs for local generation services to support reliability, both on a forward basis (e.g., for RMR designation and dispatch) and on a real-time basis (e.g., for identifying Intra-Zonal congestion). Operating Procedures and nomograms are then the tools operators use to manage these LRAs in real time.

20 The present designation of branch groups for managing congestion on inter-ties will likely need some modification to be consistent with the new LPAs being created within the ISO control area under this proposal. At the time of preparation of this proposal, the exact changes needed are still under discussion.

[] Forward management of Inter-LPA constraints to ensure feasibility generally involves procuring specific, binding resource commitments (available capacity plus minimum energy out of that capacity scheduled day-ahead) within each LPA - see section 4.5 for details.

[] LPAs can be defined in such a way that all resources within a given LPA will have equivalent shift or distribution factors for purposes of forward scheduling of Inter-LPA flows and FTRs.

[] LPAs can be defined in such a way that all resources within a given LPA have equivalent effectiveness factors for mitigating real-time violations of Inter-LPA constraints.21

[] LPAs can be defined in such a way that, if the associated OPs and nomograms are satisfied, there will be no intra-LPA congestion. (There are, however, certain types of less prevalent constraints (such as clearances on gen-ties) that may not be incorporated in a nomogram but that would impose maximum generation limits on particular resources. The resource owners would know about these constraints, and the ISO's schedule validation procedures would ensure that submitted schedules observed them.)

6.3      REAL-TIME OPERATION

         THE MAIN OBJECTIVE OF THE REAL-TIME CHANGES PROPOSED HEREIN IS TO FORMALIZE AND MAKE TRANSPARENT THE PRACTICES OPERATORS FOLLOW TODAY, BASED ON THEIR KNOWLEDGE AND EXPERIENCE, TO ENSURE THAT ALL CONSTRAINTS (AS EXPRESSED IN OPS AND NOMOGRAMS) ARE SATISFIED DURING THE PROCESS OF MAINTAINING SYSTEM BALANCE IN REAL TIME.22

         Even though forward schedules are managed to be fully feasible with regard to their use of transmission, congestion between or within LPAs can occur in real time due to departures from schedule, random errors in the ISO's demand forecast, or last-minute changes in line ratings and resource availability. Therefore, in real time the operator will be faced with several types of situations, which we propose to have the operator resolve as shown in the table below. Situation (a) represents the simplest case, procurement of system-wide imbalance energy when there is no existing or imminent congestion condition, and its management is not materially different from today's approach. Situations
(b), (c) and (d), however, represent congestion conditions, in the form of either existing constraint violations that need to be mitigated ([b] and [c]), or needs for imbalance energy where dispatching resources in merit order would create congestion that did not previously exist ([d]). The table provides a summary; the details are provided below.

------------------------------------------------------------- -----------------------------------------------------------------
                         SITUATION                                                    OPERATOR ACTION
------------------------------------------------------------- -----------------------------------------------------------------
(a) Imbalance energy need for which merit-order dispatch      Dispatch BEEP resources in merit order similar to today, but
will not create any congestion problems                       use OPF approach to determine optimal dispatch.
------------------------------------------------------------- -----------------------------------------------------------------
------------------------------------------------------------- -----------------------------------------------------------------
(b) Real-time violation of an Inter-LPA or inter-tie          Split BEEP at the constraint and set different real-time
constraint                                                    market-clearing prices (MCPs) on each side of the constraint.
                                                              Select resources to mitigate the violation based on their
                                                              effectiveness.
------------------------------------------------------------- -----------------------------------------------------------------
------------------------------------------------------------- -----------------------------------------------------------------
(c) Real-time violation of an Intra-LPA constraint            Pay resources asbid to relieve the constraint violation, using bids submitted with the forward Local Reliability Service (LRS)
                                                              procurement (details below).
------------------------------------------------------------- -----------------------------------------------------------------

----------

21 An effectiveness factor for a particular resource and constraint is a number between 0 and 1 indicating the share of each MW generated by the resource that will impact the constraint. For example, if a 1 MW increase in the output of Generator A causes a 0.2 MW increase in the flow over constraint B, the effectiveness of A with respect to B is 0.2 or 20 percent.

22 Of course, the difference from today is that the number of LPAs will be greater than the present number of zones, and the ISO will publish adequate information on OPs and nomograms to enable the market to schedule and bid efficiently.

------------------------------------------------------------- -----------------------------------------------------------------
                         SITUATION                                                    OPERATOR ACTION
------------------------------------------------------------- -----------------------------------------------------------------
------------------------------------------------------------- -----------------------------------------------------------------
(d) Imbalance energy need for which merit-order dispatch      (d-1) Same as (b).
would create:
                                                              (d-2) Same as (c).
         (d-1) Violation of Inter-LPA or inter-tie
         constraint

         (d-2) Violation of intra-LPA constraint
------------------------------------------------------------- -----------------------------------------------------------------

         To resolve situation (a), (b) and (d-1), the operator will use an optimal power flow (OPF) model, that is based on a simplified commercial network model having one bus to represent each LPA. The simplified network model will represent the larger WSCC area by including LPAs outside the ISO control area (i.e., across each of the inter-ties), as well as all LPAs within the ISO and all branch groups inter-connecting the LPAs. Using this network model, the OPF will determine, every ten minutes, the optimal dispatch of BEEP resources to meet the needs identified by (a), (b) and (d-1). This optimal dispatch will take into account all generation feasibility constraints (e.g., ramp rates) as well as transmission constraints.

         One result of using such an OPF for real-time operation will be the setting of different real-time imbalance energy prices in different LPAs. Real time imbalance energy prices could potentially be different in all LPAs when there is real-time congestion on one or more of the Inter-LPA interfaces. Another result will be elimination of the need for the "target price" mechanism, which is currently used to adjust bids in BEEP to prevent the ISO from executing economic inc-dec trades to reduce real-time energy costs. The proposed real-time OPF approach will in fact execute energy trades whenever dec bids exceed inc bids, and thus will minimize total imbalance energy costs on a 10-minute basis, subject to generation and transmission constraints.

         To resolve situations (c) and (d-2) the operator will rely on telemetry data and the usual dispatch power flow (DPF) model to identify real-time violations or impending violations of Intra-LPA constraints. The operator will dispatch resources as needed to relieve or prevent these violations, and will pay the resources as bid, without any effect on the real-time MCP for the LPA.

6.4      FORWARD (DAY-AHEAD AND HOUR-AHEAD) CONGESTION MANAGEMENT

         NOTE TO READERS: This section focuses primarily on day-ahead CM, as hour-ahead CM is quite similar conceptually. For more detail on how hour-ahead CM will work see section 6.

         THE PURPOSE OF FORWARD CM IS TO VALIDATE AND AGGREGATE ALL SC SCHEDULES AND ADJUST THEM AS NEEDED TO ENSURE THAT FINAL SCHEDULES ARE FULLY FEASIBLE IN REAL TIME. FEASIBILITY IN THIS CONTEXT IS DEFINED WITH RESPECT TO THE TRANSMISSION CONSTRAINTS THAT ARE EXPECTED TO APPLY IN REAL TIME, BASED ON THE KNOWLEDGE AVAILABLE TO THE ISO AND THE MARKET AT THE TIME THE FORWARD MARKETS ARE RUN. Thus if forward CM is completely successful, the only needs for real-time re-dispatch of resources will be due to departures from schedules, errors in the load forecast, and unanticipated network changes such as forced transmission or generation outages.

         Under this proposal, forward CM will have the following features:

[] The same constraints that apply in real time (OPs and nomograms, plus limits on major interfaces and inter-ties) will be allocated and priced in the forward markets, within the limits of our knowledge of these constraints at the time the forward markets are run.

[] Allocation and pricing of constraints in the forward markets will be done using adjustment (inc and dec) bids, as it is done today.

[] The market separation rule will apply as it does today, to maintain each SC's schedule in balance as CM selects inc and dec bids to resolve congestion.

[] The Congestion Management software (CONG) will employ the same simplified commercial network model as is used for optimal dispatch in real time, as described in the previous subsection. However, SCs will be required to schedule at the node level, as they do today. A pre-processor will then aggregate the submitted schedules to the LPA level for running CONG. [ISSUE: THE PROPOSAL SHOULD HAVE SOME EXPLICIT DISCUSSION OF THE QUESTION OF COMPARABILITY BETWEEN GENERATORS AND LOADS (ALSO DISCUSSED IN SECTION
     8), AND WHAT COMPARABILITY OR EQUAL TREATMENT BY THE ISO IMPLIES FOR THE SCHEDULING REQUIREMENTS ON LOADS.]

[] CONG will also run a full network model (3000 busses) utilizing all actual constraints in the system, for the following two purposes:

     1) To ensure on a forward basis, that there are no violations of constraints within LPAs or in areas that are not managed by forward CM.

     2) For study purposes, to evaluate the performance of the current configuration of LPAs, and to assess whether that configuration needs to be modified.

     [ISSUE: THE RUNNING OF CONG ON THE SIMPLIFIED NETWORK MODEL IMPLIES THAT THE INC AND DEC BIDS ACCEPTED BY CONG WILL NOT BE RESOURCE-SPECIFIC. THIS ALLOWS SCS TO ALLOCATE THEIR ACCEPTED INCS AND DECS ANY WAY THEY CHOOSE AMONG RESOURCES IN THE SAME LPA, BUT WHICH ALSO MEANS THAT THE ISO'S "FINAL" SCHEDULES WILL NOT BE RESOURCE-SPECIFIC. AT SOME POINT THE ISO NEEDS TO OBTAIN FINAL RESOURCE-SPECIFIC SCHEDULES IN ORDER TO RUN THE FULL NETWORK MODEL TO IDENTIFY ANY INTRA-LPA CONGESTION. THUS FAR WE HAVE MADE NO PROVISION FOR THIS.]

[] As noted in the discussion of real time, the representation of the inter-ties will be somewhat different from today to reflect the topology of the new LPAs. The details of how this is to be done are presently being developed.

[] The congestion iteration of today's day-ahead market would be retained. Adjustment bids that are not used in the first iteration would be published on a voluntary basis, to facilitate inter-SC trading to relieve congestion. A new activity rule would be implemented that would select the results of either the 1st or 2nd iteration as the final schedules, depending on which had lower total Inter-LPA congestion costs.

[] A/S would not be procured at the LPA level, but only system-wide or within today's competitive zones. [ISSUE: WE MAY HAVE TO CONSIDER MORE LOCAL A/S PROCUREMENT IF INTER-LPA CONGESTION MAKES IT IMPOSSIBLE TO MOVE A/S ENERGY INTO THE LPA WHEN NEEDED, AND THIS VIOLATES A WSCC RELIABILITY REQUIREMENT.]

[] FTRs would be required to guarantee scheduling of A/S on inter-ties (although in the absence of congestion A/S could be scheduled on unused inter-tie capacity).

[] FTRs would have priority for use of congested interfaces in the event of curtailment, if attached to day-ahead schedules, the same as today.

[] Some additional schedule validation elements would apply to submitted schedules, to ensure that local reliability resources have been scheduled as committed (see next section), and that certain types of less prevalent constraints that are not captured in the nomograms (e.g., clearances on gen-ties) are not violated.

[] Following the running of the usual CM for firm schedules, the ISO would run a market for Recallable Transmission Service (RTS). See section 6 for details.

6.5      LONG FORWARD (BEYOND DAY-AHEAD) ACTIVITIES

         6.5.1 LOCAL RELIABILITY SERVICE (LRS) PROCUREMENT Each LRA has certain local reliability needs that must be met in real time for the system to operate reliably. In using LRAs, OPs and nomograms to define new LPAs, a method is needed to ensure that essential local reliability resources will be provided in real time. The method proposed here is to procure these resources through a two-day-ahead (2DA) Local Reliability Service auction in which resources selected will be paid a capacity payment to guarantee that a certain amount of capacity will either be available to the ISO to call in real time or will be operating in real time. Additionally a specified "minimum energy" portion of this capacity will be scheduled in the day-ahead market to provide energy, either through the PX or a bilateral contract. This auction has the following features:

[] The capacity payments would be capped to mitigate market power, recognizing that in most cases only one or two suppliers would be able to provide the needed capacity in each LPA. The caps would be related to actual costs of supplying generation in each LPA to provide a locational price signal for new entry. Although the caps should be high enough provide incentive to resources to show up for this auction, there will be a need for standing bids and availability standards to ensure that the resources would always be available when needed. [UNRESOLVED: ACTUAL FORMULA FOR THESE CAPS NEEDS TO BE DETERMINED.]

[] Substantial penalties would apply to resources that sold capacity in this auction and failed to deliver.

[] The minimum energy requirement would have to be scheduled day-ahead against load within the same LPA, and the resource could not submit DEC bids on this energy schedule. The minimum energy could be scheduled through the unit owner's choice of bilateral contract or by being a price-taker in the PX market.

[] The minimum energy requirement would be defined by the nomogram corresponding to the system conditions anticipated to exist on the relevant Trading Day. More specifically, the minimum energy would be adequate to maintain system reliability under N-1 outage conditions, relative to the steady state conditions known at the time of the LRS auction.

[] The additional capacity procured above the minimum energy requirement would be determined by the applicable local reliability criteria. This additional capacity would not have to be unloaded in real time. It could be scheduled to provide energy, or could bid A/S or Supplemental Energy. If it is selected for A/S it would forfeit the local reliability (LR) payment for the amount of capacity sold for A/S.

[] No price caps or bid caps would apply to the energy bids associated with this capacity (except, of course, for any caps that are in effect on a system-wide basis at the time). However, the resource would be required to submit an energy bid along with its LRS capacity bid. This energy bid would apply to energy dispatched out of the additional LRS capacity that is not scheduled in day-ahead, no matter which market that capacity appeared in. This allows the resource to submit the additional LRS capacity to the A/S or Supplemental Energy markets, as long as its energy bids for this amount of capacity are not different from bids submitted to the LRS auction. For any additional capacity the unit wishes to offer beyond the total LRS capacity, there would be no caps other than system-wide caps in effect at the time.

[] The allocation of the cost of the LRS procurement has not yet been determined. The options are to allocate the cost to the following:

     []   All load within the LPA

     [] All load within a larger area (ranging from PTO territory to system-wide)

     []   The PTO.

[] AN OPEN ISSUE AT THIS TIME IS WHETHER THERE WOULD BE AN ADDITIONAL LRS PROCUREMENT ON THE TRADING DAY (HOURLY, OR PERHAPS TWO OR THREE DAY-OF MARKETS), TO MEET NEEDS THAT ARISE AFTER THE 2DA PROCUREMENT DUE TO LINE DE-RATINGS, OUTAGES, OR LOAD FORECAST REVISIONS.

         6.5.2 DESIGN OF FTRS Under this proposal, FTRs will retain many of the properties they have today. In particular, they will be defined for specific interfaces. They will earn both day-ahead and hour-ahead usage revenues. They will have scheduling priority when used with day-ahead schedules, and they will not be required for scheduling. Also, as is the case today, there will be no position limits and the current reporting and monitoring provisions will be retained. The major new features are as follows:

[] The total amount of FTRs auctioned would be "100 percent". This is defined as the difference between the WSCC non-simultaneous path rating (where it exists) and the amount of reserved ETC capacity. Where no WSCC rating exists (i.e., for new LPAs to be created), the ISO would develop ratings to be used for FTR allocation and for CM in general. The question of how to allocate ETC rights to these new paths has yet to be addressed.

[] A long-term (tentatively three-year) auction would release 50% of this amount. A short-term (monthly) auction would release an amount equal to the difference between the initial 50% and the minimum hourly value of [ATC - ETC] for the month, based on a forecast of ATC for the month. The remainder would be reserved for the adjustment bid market.

[] Because existing FTRs expire on March 31, 2001 and CMR is unlikely to be implemented by then, the next auction of FTRs would be applicable for only 9 months (to December 31, 2001). The first long-term auction would take place in fall of 2001 and the results would be effective January 1, 2002.

[] Scheduling priority of FTRs would expire after the close of the day-ahead market, as they do today.

[] Allocation of FTR auction revenues and congestion usage charge revenues obtained from New Firm Use (NFU) capacity in excess of the amount of FTRs remains to be determined. The options for allocation of these revenues are as follows:

     []   The PTOs, as is the case today

     []   A path-specific transmission upgrade fund

     [] Loads within the congested LPA, to offset other locational cost impacts such as the cost of LRS procurement.

[] The question of how to create new LPAs in the middle of a long-term FTR auction cycle is still being considered. Two important and somewhat conflicting principles have been identified, but in some instances it may not be possible to fully respect both. These principles are:

     [] The FTR holder should not have to purchase additional new FTRs in order to maintain the same congestion hedge as before the new LPA was created.

     [] We should not deviate from the underlying FTR model. In particular, when a new LPA is created, there should be no deviation from the 50% level of the long-term auction and the amount of ATC remaining for the monthly auctions and daily CM.

6.6      TIMELINE OF MARKET ACTIVITIES

         The following table presents the elements discussed above, in the sequence in which they would occur. It also identifies some of the information the ISO would need to provide to the market to make these activities workable.

        WAY AHEAD OF TRADING DAY
--------------------------------------------------------------------------------

Inter-LPA Interface Information            ISO publishes market information on
                                           all Inter-LPA pathways and inter-ties
                                           that will be managed in forward
                                           markets. This information will change
                                           infrequently, perhaps seasonally, and
                                           certainly when there are permanent
                                           changes to facilities or network
                                           configuration. Clearances (i.e.,
                                           planned outages for maintenance)
                                           could dictate frequent changes, but
                                           these will be noticed to the market
                                           on a daily basis.

FTR Market                                 ISO conducts long-term (yearly or
                                           multi-year) and medium-term (monthly)
                                           FTR auctions for pre-specified shares
                                           of [path rating - reserved ETC
                                           capacity] for each Inter-LPA
                                           interface.


       2 DAYS AHEAD OF TRADING DAY

By 12:00 PM approx. (PRECISE TIMINGS       ISO publishes forecasts of load by
OF 2DA ACTIVITIES TO BE DETERMINED)        LPA, local reliability capacity and
                                           energy requirements, ATC for each
                                           Inter-LPA interface, maximum
                                           generation limits for clearances on
                                           gen-ties, GMMs and shift factors.

By 3:00 PM approx.                         ISO receives bids for local
                                           reliability (LR) capacity and energy,
                                           and conducts procurement.

3:00 to 4:00 PM                            ISO conducts LR procurement and
                                           publishes results, specifying for
                                           each unit selected, the minimum level
                                           of energy to be scheduled in DA
                                           market and minimum additional
                                           capacity to be available for
                                           contingencies (must be scheduled, or
                                           win in A/S market, or bid into
                                           Imbalance Energy).

            DAY-AHEAD MARKET


By 5:00 AM                                 Any changes in system conditions must
                                           be made public; system conditions as
                                           announced at this time will be used
                                           for running DA market, even if new
                                           changes take place in the mean time.
                                           Changes occurring after 5 AM will be
                                           published after running the DA market
                                           and will be used in running the HA
                                           markets.

6:00 to 6:30 AM                            ISO receives SC load forecasts;
                                           aggregates Direct Access Customer
                                           (DAC) loads; sends aggregated DAC
                                           loads to UDCs.

7:00 AM SCs submit nominations for scheduling ETCs, and register all FTR scheduling assignments that will be applicable in the day's DA markets.

By 10:00 AM                                ISO receives & validates preferred
                                           energy schedules & adjustment bids,
                                           self-provided A/S schedules, & A/S
                                           bids from all SCs. Validation
                                           includes scheduling requirements on
                                           LRS resources and any applicable
                                           generation limits due to gen-tie
                                           clearances.

10:00 to 11:00 AM                          - ISO runs CONG using simplified
                                             network model for Inter-LPA CM

                                           - ISO runs CONG using full network
                                             model run to check for Intra-LPA
                                             violations

                                           - Determines A/S deferment to HA
                                             (total A/S requirements determined
                                             based on

                                             ISO load forecast), and  runs DA
                                             A/S market

                                           - Publishes adjusted energy
                                             schedules, A/S schedules & MCPs,
                                             estimated congestion charges, and
                                             unused adjustment bids on a
                                             voluntary basis to facilitate
                                             inter-SC trading to relieve
                                             congestion. NOTE: schedules will be
                                             Final at this time if CONG finds no
                                             congestion.

By 12:00 PM                                If 10 AM schedules had congestion,
                                           ISO receives and validates revised
                                           preferred energy schedules and
                                           adjustment bids, self-provided A/S
                                           schedules, and A/S bids from SCs.

12:00 PM to 1:00 PM                        - ISO runs CONG

                                           - Determines A/S deferment to HA and
                                             runs DA A/S market - Runs auction
                                             for Recallable Transmission Service
                                             (RTS)

                                           - Publishes final DA energy
                                             schedules, A/S schedules & MCPs,
                                             congestion charges, and RTS
                                             allocations and prices. The results
                                             of the 1st or 2nd iteration would
                                             be used for final DA schedules,
                                             depending on which had lower total
                                             cost of congestion.

1:00 PM                                    Control Area Check-out - to verify
                                           agreement on inter-tie ATCs

            HOUR AHEAD MARKET

Time to be determined                      ISO runs additional LRS procurement
                                           to meet needs due to changes in
                                           system conditions or load forecast
                                           (may be done intra-day but not
                                           necessarily every hour).

By 4 hours ahead approx.                   ISO publishes any revisions to ATCs
                                           and load forecast.

By 3 hours ahead approx.                   SCs submit nominations for HA
                                           scheduling of ETCs.

By 2 hours ahead                           ISO receives and validates energy
                                           schedules and adjustment bids,
                                           self-provided A/S schedules, and A/S
                                           bids.

2 hrs to 1 hr ahead                        - ISO runs CONG

                                           - Runs A/S market

                                           - Runs Recallable Transmission
                                             Service (RTS)

                                           - Publishes final HA energy
                                             schedules, A/S schedules and MCPs,
                                             congestion charges, GMMs, and RTS
                                             allocations & charges.


   REAL-TIME - PRIOR TO OPERATING HOUR

By 60 min ahead of operating hour          ISO pre-dispatches needed Replacement
                                           Reserve units.

By 45 min ahead                            Receives supplemental energy bids for
                                           real-time market, and creates BEEP
                                           stack using supplemental energy,
                                           adjustment, and A/S energy bids
                                           (excluding Regulation)

By 20 min ahead                            Accepts ETC schedules not already
                                           scheduled in DA or HA markets (for
                                           those ETC holders who have not joined
                                           the ISO and adopted ISO scheduling
                                           protocols).

    REAL-TIME - WITHIN OPERATING HOUR

By 10 minutes ahead of operating instant   ISO receives telemetry data on actual
                                           system load and MW generation, and
                                           runs OPF to determine optimal
                                           dispatch for imbalance energy and
                                           Inter-LPA congestion.

10 min. ahead to operating instant         ISO dispatches resources per OPF
                                           output to meet imbalance energy and
                                           Inter-LPA needs, and dispatches other
                                           local resources as needed for
                                           intra-LPA constraints.

7.       THE LONG-FORWARD MARKET

7.1      LPA DEFINITION AND CREATION

         7.1.1 INTRODUCTION - As noted in Section 1.3.1, a significant deficiency in the ISO's existing CM design is the lack of locational price signals. This deficiency is in large part related to the fact that the current CM design allocates and prices different transmission facilities in the forward and real-time markets. Thus, the main thrust of our redesign efforts must be to establish consistency between the forward and real-time markets. This will require that the tools and methods used for real-time CM must match the LPAs used in the forward markets. Absent consistency between the pricing and allocation of transmission between the real-time and forward markets, it will be impossible for the ISO to establish clear and proper locational price signals that will encourage the efficient use of the transmission system and provide the necessary incentives for long-term generation investment.

                  This section outlines a proposal that we believe will address the deficiencies in the ISO's existing Zonal methodology and will establish meaningful locational price signals. The basic approach is to construct Day-Ahead and Hour-Ahead markets that establish forward prices for the same transmission facilities priced in the real-time market.

         7.1.2 LPA DEFINITION The definition of LPAs is the cornerstone of an LPA-based Congestion model. In order to ensure that the DA and HA CM processes price and allocate the relevant transmission facilities, LPAs must be defined in a manner that is consistent with the characteristics of the transmission grid and how it is operated. As explained in Section 5, the bulk power transmission system in California is comprised of long transmission lines that interconnect concentrated Load pockets in San Francisco, Los Angeles, Sacramento, and San Diego. These Load pockets also represent the areas for which the operators have developed detailed Nomograms that guide their real-time operation of the system.

         7.1.2.1 DEFINING LPAS USING NOMOGRAMS Since Nomograms are the primary tool used by operators to run the system, it is logical that Nomograms should be used to define any new LPAs. As a consequence, the new LPAs should match the LRAs that the ISO currently uses in real-time operations. Another important consequence of using Nomograms to define LPAs it that it will ensure that there is no residual Intra-LPA Congestion and therefore no gaming opportunities between the Inter-LPA and Intra-LPA markets, as exists today (i.e., it ensures that Schedules that are feasible in the forward markets are also feasible in real-time, except for unpredictable events and forecast errors).

         7.1.3 CREATING NEW LPAS As important as defining LPAs, the methodology for creating new LPAs is critical to ensuring that the ISO continues to send meaningful locational price signals. To the extent that the ISO is not vigilant in updating the Nomograms to accurately reflect changes in system conditions and the network topology, we may create inconsistencies between the pricing of resources in the forward and real-time markets and thereby opportunities for gaming.

         There are a number of important factors that must be considered when determining whether to create a new LPA. As a general rule, the ISO must evaluate whether changes to its operating nomograms, and therefore the number and configuration of LPAs, is required whenever the nature of the transmission system changes as a result of any of the following:

         o        Transmission facility upgrades or expansions

         o        Addition of new Generation;

         o        Significant changes in consumption (Load) patterns

         o        Changes to the External System

         o        Changes in Reliability Operating Criteria

         However, there are also other important factors that should be considered.

         7.1.3.1 LPA-CREATION CRITERIA - Based on a Nomogram-driven LPA definition, there are certain tools available to the ISO and Market Participants that may assist in determining when it is appropriate to create a new LPA. At this time, we have not concluded that all or any of these tools are appropriate or necessary for guiding LPA creation decisions. Ultimately, whatever method is chosen, the methodology must reflect operational realities and be workable from a Market Participant standpoint (i.e., the proposal must ensure that LPAs are stable and their creation predictable). Therefore, it is critical that the ISO work with Market Participants to develop an acceptable LPA creation criteria.

         7.1.3.1.1 COMMERCIAL SIGNIFICANCE - If Congestion on transmission interfaces within an LPA is relatively frequent and its associated cost over a certain time period exceeds a specified threshold, the ISO could make a determination that a new LPA should be created. There are a variety of options for defining "Commercial Significance":

         OPTION 1 - THE EXISTING ZONE CREATION CRITERIA - The ISO's current Zone creation criteria provides that if Intra-Zonal Congestion costs exceed a specific threshold, the ISO will determine whether it is appropriate to create a new Congestion Zone.23 We note that the ISO's current Zone creation criteria has been the subject of much debate. Specifically, Market Participants have asserted that the 5% criterion is arbitrary and that the "workable competition" criterion is unworkable.24

         While the ISO continues to believe that the existing Zone creation criteria was appropriate for start-up due to the lack of operational experience, we believe reexamination of the specific criterion is appropriate. The ISO is in the process of further studying the appropriateness of the 5% criterion and intends to release the results of that study in the near future. However, recognizing the possible limitations of the existing criterion, we nonetheless believe that application of the criterion for purposes of LPA validation may be useful.

         As detailed in Appendix C, which will be provided to Market Participants on July 21, if the 5% criterion was applied to existing Intra-Zonal transmission paths, the following new LPAs would be created:

1.  Humboldt,

2.  San Francisco,

3.  Greater Bay Area

4.  North Bay (Geysers)

5.  Los Angeles - South Bay (under evaluation)

----------

23 The ISO Tariff provides that if Intra-Zonal Congestion costs exceed five percent of the capacity costs of the associated transmission path and there is workable competition on each side of the path, the ISO may create a new Congestion Zone (ISO Tariff Section 7.2.7.2).

24 On December 1, 1999, the ISO submitted a study to FERC on the appropriateness of the 5% criterion. FERC has not yet acted upon that study. The ISO is in the process of further studying the appropriateness of the 5% criterion and intends to release the results of that study in the near future.

6.  San Diego.

         These LPAs would be in addition to the existing LPAs, NP15, ZP26 and SP15. Not surprisingly, the new LPAs coincide with the existing LRAs (as defined by Nomograms).25

         7.1.3.1.2 LOCATIONAL PRICE DISPERSION - Appendix A to this recommendations package includes a Locational Price Dispersion (LPD) Study. The purpose of the LPD study is to analyze, under certain conditions of Congestion, the dispersion of locational prices throughout the ISO Control Area. Given that the premise of the existing Zonal structure is that Congestion within Zones is small and infrequent, the ISO sought, through the LPD study, to determine the following:

    1) If the locational prices within a Zone are all within a given tolerance of the average Zonal price

    2) If the existing Zone boundaries are at all similar to the boundaries established by the distinct price differences produced by the study.

         The objective of this study is to provide additional information that will either confirm the new LPA configuration, or provide further evidence that modification to the proposed LPAs may be necessary.

                  One possible method for determining the need for a new LPA on a going forward basis is for the ISO to periodically perform a similar or modified price dispersion study to determine if prices within a LPA are relatively uniform. A comparison of prices at each node within a LPA will ensure that the LPA boundaries reflect the most binding constraints. Under this method, if the locational price dispersion exceeds a threshold, the ISO would make a determination on the need to create additional LPAs.

         7.1.3.1.3 HIFT FACTOR ANALYSIS - Shift Factors are numerical representations that describe the physical power flow changes on Inter-LPA transmission lines (and tie lines to areas external to the Control Area) caused by an injection at a bus in an LPA. Shift Factors are defined entirely by the topological characteristics of the grid and impedance of the lines comprising the system. To the extent that LPAs are defined per discrete Nomograms that represent the operational constraints of the system in a given area, it is reasonable to assume that the Shift Factors for resources located within that area are close to one another.

         Based on that assumption, the ISO could perform periodic monitoring of the dispersion of Shift Factors within a LPA. If the Shift Factor dispersion exceeds a certain threshold, the ISO could make a determination on the need to create additional LPAs. The ISO is in the process of developing a network-based LPA creation study using Generation Shift Factors. The results of this study will be provided at a later time.






----------

25 At this time, we believe that the Fresno area would also need to be a LRA/LPA.

         7.1.4 OTHER OPTIONS CONSIDERED - Certain options that were considered by the ISO but not selected are outlined below. We have attempted to briefly identify the option and provide our reason for not selecting the option.

         o PRICING TRANSMISSION BETWEEN BUSES OR NODES. This option was rejected because real-time operations are not described accurately by constraints on transmission between individual buses. The constraints derived from requirements for stability, security, and voltage support are binding over areas with limited energy imports over high-voltage branch-groups of transmission lines. These "local reliability areas" reflect the finest spatial differentiation that is meaningful and useful in operations.

         o PRICING TRANSMISSION BETWEEN AREAS LARGER THAN LOCAL RELIABILITY AREAS. This option was rejected because it does not match the way congestion is managed in real-time operations. In particular, it ignores relevant constraints at the LRA level and therefore does not price some scarce resources.

         o JOINT OPTIMIZATION OF TRANSMISSION ALLOCATION AND DISPATCH OF ENERGY GENERATION, as done in the Eastern Interconnection by NYISO, or PJM's similar dispatch-based pricing in which at each node the price is the highest marginal cost among the generator(s) dispatched there. This option was rejected because it bundles transmission and energy into nodal prices that hide where transmission constraints are binding and which ones (even knowing the shift factors, nodal prices are insufficient to identify the usage charges on transmission lines or branch groups affected by flowgate constraints). There are also substantial disadvantages in terms of incentives. The new design accomplishes all intended purposes of the Congestion Management reform project without any evident need to violate the "market separation" principle of the California system. Without any compensating advantages there was no reason to re-bundle transmission and energy, nor to intrude into the energy markets of the SCs, nor to assume scheduling and dispatch authority. The new design interprets the scope of the ISO's forward markets as comprising allocation of transmission capacity via FTRs and its DA/HA Congestion Management process, and procurement auctions for ancillary services not self-provided by SCs.

         7.1.5 OPEN ISSUES - While we are convinced that a Nomogram-based approach to LPA definition is workable and accurate, we recognize that there are a number of outstanding issues regarding LPA creation on a going forward basis. Certain of these issues include:

o The need to verify that the Shift Factors for resources within a given LPA are close to one another.

o The need to appropriately define when Congestion is "commercially significant".

o The need to determine the threshold triggers for both the Shift Factor and LPD analysis.

o The required coordination between LPA creation and the release and auction of FTRs.

7.2       FIRM TRANSMISSION RIGHTS

         Consistent with the intent of the original California market design, one of the objectives of the Congestion Management reform initiative is to facilitate decentralized decision making and to provide Scheduling Coordinators
(SCs) with the tools necessary to actively participate in the forward markets. Firm Transmission Rights (FTRs) are such a tool. FTRs provide SCs with an ability to manage their transmission requirements in the forward market and thereby reduce the need for the ISO to manage transmission Congestion both in the forward markets and in real time. As explained earlier, by placing a greater emphasis on forward-market management by SCs, the ISO hopes to reduce the need for it to take actions in real-time that may be contrary to the forward-market positions of Market Participants and thereby reduce the complexity of real time operations and improve reliability. Therefore, a primary objective of this redesign effort has been focused on ways to increase the number of FTRs available to SCs.

         7.2.1 BACKGROUND ON CURRENT FTR PRODUCT The ISO's existing FTRs are both a financial and a physical tool. The purchaser of an FTR obtains (for every delivery hour) Day-Ahead scheduling priority and a financial payment equal to a portion of the ISO's Day-Ahead and Hour-Ahead Usage Charge revenues (thus providing a hedge against the Usage Charges associated with that portion of its Schedule for which it has FTRs). If the ISO is unable to relieve the Day-Ahead Inter-Zonal Congestion using Adjustment Bids, the ISO will allocate Day-Ahead Inter-Zonal transmission capacity according to the following priority:

         1) First to Market Participants that are using Existing Transmission Contracts (ETCs)

         2) FTR Holders that have indicated to the ISO that they wish to exercise their scheduling priority option

         3) The ISO will allocate any remaining transmission capacity to remaining Market Participants pro-rata

         The scheduling priority of FTR Holders does not apply in the Hour-Ahead market or in the real-time dispatch and operation of the ISO Controlled Grid.

         The priority scheduling rights of FTR Holders will remain constant to the extent that the total scheduling rights of FTR Holders does not exceed the total interface scheduling capability after ETCs have been taken into account. In the case where the total interface scheduling capability is less than the total scheduling capability, after accounting for ETCs, the financial transmission entitlements for the available transmission capacity will be allocated to FTR Holders pro-rata, and the scheduling capability will be allocated pro rata to the SCs exercising the scheduling priority of FTRs.

         7.2.2 INTRODUCTION TO PROPOSED CHANGE We propose to retain both the financial and physical characteristics of the existing FTRs. However, as noted above, one objective of this redesign initiative is to ensure that SCs have a greater ability to self-manage their affairs in the forward market. Therefore, we propose that the ISO release 100% of ATC as FTRs. Moreover, consistent with the direction provided by both FERC and Market Participants, the ISO proposes to auction long-term (3-yr.) FTRs, as well as monthly FTRs. In addition, as discussed further in Section 8, in order to provide A/S providers with an opportunity to compete for transmission capacity we propose that FTRs be available to import A/S over the ties.

         Significantly, as explained in Section 11, we also believe that the ISO's recommended approach is consistent with propose design of the markets in neighboring regions. While we believe that this proposal is a significant step in the right direction, there are a large number of challenging unresolved issues that must be addressed by the ISO and Market Participants before this CMR package is complete.

         7.2.2.1 100% RELEASE - We propose to release an amount of FTRs equal to one hundred percent of New Firm Use capacity (i.e., ATC). The 100% would be based on the difference between the applicable WSCC path rating and the allocated ETC rights. Fifty percent (50%) of this amount would be auctioned on a long-term basis, while most of the remaining capacity would be auctioned on a monthly basis.

         7.2.2.2 FTR TERM AND AUCTION We propose that FTRs be auctioned on a three-year and monthly basis. The quantity to be auctioned on a three-year basis would be determined from historical data, while the monthly quantity would be determined based on forecasted availability reflecting, among other things, scheduled outages and seasonal factors.

         For example, let us assume Inter-Zonal interface AB has a path rating (or a total transfer capability when there is no path rating) of 1000MW and a ETC level of 400MW at the 1000MW capability. Under the proposed design, the ISO would auction three-year FTRs based on 50% of the available ATC, which, in the above example would be:

         1000MW TTC - 400MW ETC = 600MW ATC / 2 = 300MW

         On monthly basis, all (100%) of the remaining capacity would be auctioned based on forecasted system conditions. Continuing with the above example, assume we have for month X a minimum monthly TTC of 900MW that is based on a forecast of planned outages/derates, an ETC level of 350MW at the 900MW TTC and long term FTRs of 300MW. We propose to auction 15 days before the beginning of month X an amount of FTRs equal to:

         900MW of TTC - (350MW of ETC + 300MW of 3-year FTRs) = 250MW of Monthly FTRs

         For the remainder of the month, where the TTC is above 900MW but less than 1000MW, the ISO will include the residual NFU capacity in the Adjustment Bid market. For example, if the TTC in an hour is 950 MW and the corresponding ETC volume is 375 MW, the residual NFU capacity made available in the Adjustment Bid market will be:

         950MW - (375MW + 300MW + 250MW) = 25MW

         7.2.3 IMPACT OF AND ISSUES REGARDING PROPOSED CHANGES - The changes proposed above will have certain impacts on the way SCs obtain and use FTRs. Outlined below are some of the more significant implications for the new FTR design.

         7.2.3.1 FTRS UNDER A LOOPED NETWORK MODEL - Because the ISO is proposing to use a looped network model (as necessitated by the creation of additional LPAs), SCs will now be required to procure FTRs on a somewhat different basis. While a looped LPA configuration does not require the redesign of FTRs or the FTR auction, Market Participants will need to use Power Transmission Distribution Coefficients (PTDCs or Shift Factors) to determine the required amount and combination of FTRs necessary to hedge against Usage Charges. This is because in a looped model, power flows over various transmission paths based on the topology of the transmission system. Therefore, it is no longer adequate to specify or acquire FTRs over a single path to schedule from one LPA to a contiguous LPA. The reality is that power will flow over multiple paths to get from one LPA to another. In order to facilitate the use and acquisition of the new FTRs, the ISO will publish PTDCs that are consistent with the network model used for Congestion Management.26 Market Participants will thus have an ability to determine the number of FTRs they require to accommodate their schedules.


----------

26 Currently, the CM network model is updated seasonally. A looped network model with external equivalents will likely require more frequent updates.

         7.2.3.2 FTR MONITORING - The ISO does not propose to impose position limits on FTR ownership, but does propose to continue with all existing conditions and requirements for the sale or transfer of FTRs.

         When the ISO first auctioned FTRs in November of 1999, a number of Market Participants and members of the ISO Governing Board were concerned that by auctioning 99.5% of ATC, certain entities would be able to obtain a significant share of the FTRs over a given path and thereby exercise market power and control over that path. At that time, the Board considered imposing limits on the amount of FTRs one entity (and its affiliates) could own over a path. The Board ultimately decided not to impose position limits based in part on the limited initial release of FTRs. However, the Board did authorize ISO management to monitor the FTR Market and require that all FTR Holders identify all affiliated entities that are also FTR Holders or Market Participants. Finally, in order to ensure the proper transfer of FTR scheduling priority rights, the ISO requires that both the buyer and seller of an FTR register the sale or transfer with the ISO.

         Although we are now proposing to release 100% of ATC as FTRs, we believe that there is no need to impose position limits. We believe that a significant number of FTRs will be available on a monthly basis under this proposal and therefore that it will be difficult for any one entity to control access or the price over a given interface. However, in order to satisfy the ISO's continuing monitoring obligation, we propose to retain the existing registration and reporting requirements.

         7.2.3.3 FTRS AND LPA CHANGES - As discussed in Section 6.1, the existing LPA configuration will be updated as needed to reflect changes in transmission system operations and configuration. When this occurs there may be a corresponding impact on existing FTRs. The ISO Tariff currently provides that the ISO will not create any new Congestion Zones prior to the expiration date of any outstanding FTRs and that any additional FTRs auctioned as a result of changes in the ISO's defined Inter-Zonal Interfaces shall not affect existing FTRs.27 The ISO will use best efforts to hold all existing long-term FTRs harmless from LPA changes. However, in light of our proposal to issue three-year FTRs (and, ultimately, perhaps longer-term FTRs), the ISO and Market Participants need to develop an approach whereby the ISO can honor existing FTRs to the greatest extent possible, while still updating the existing LPA configuration to reflect changed operating conditions. The next subsection outlines two approaches. We urge Market Participants to identify alternative approaches.

         7.2.3.3.1 OPTION 1 FOR HONORING FTRS AND MODIFYING LPAS - One approach whereby the ISO could honor existing FTRs and still modify, as necessary, the LPA configuration of the system, is to provide existing FTR Holders with an automatic entitlement to FTRs over a new Inter-LPA Interface. In general, under this proposed methodology the ISO would allocate new FTRs pro rata to all existing FTR Holders up to the total available amount. Any additional FTRs would become available in the monthly auctions.

         For example, assume that X MW of long-term FTRs have been sold on an Inter-Zonal Interface from LPA A to LPA B, and vice versa, and that later LPA B is divided into two distinct LPAs: B1 and B2. There are two likely configurations (shown in Figure 1):

         RADIAL CONFIGURATION (CASE 1): Assume that a total of Y MW is available for long-term FTRs from B1 to B2. All X MW of FTRs from A to B1, and the lower of X or Y MW of FTRs from B1 to B2 will be distributed pro rata as long-term FTRs to the previous holders of long-term FTRs from A to B. Similarly, all X MW of FTRs from B1 to A, and the lower of X or Y MW of FTRs from B2 to B1 will be distributed pro rata as long-term FTRs to the previous holders of long-term FTRs from B to A. Any remaining long-term FTRs from B1 to B2, and from B2 to B1 will be auctioned off.

----------


27  ISO Tariff Sections 9.2.2.1 and 9.2.2.2.

         LOOP CONFIGURATION (CASE 2): Assume that the original X MW of long-term FTRs from A to B is comprised of X1 MW from A to B1 and X2 MW from A to B2, and a total of Y MW is available for long-term FTRs from B1 to B2 and vice versa. All X1 MW of FTRs from A to B1, all X2 MW of FTRs from A to B2, and as much as the lower of X1 or Y MW of FTRs from B1 to B2, and the lower of X2 or Y MW of FTRs from B2 to B1 will be distributed pro rata as long-term FTRs to the previous holders of long-term FTRs from A to B. Similarly, all X1 MW of FTRs from B1 to A, all X2 MW of FTRs from B2 to A, and as much as the lower of X2 or Y MW of FTRs from B1 to B2, and the lower of X1 or Y MW of FTRs from B2 to B1 will be distributed pro rata as long-term FTRs to the previous holders of long-term FTRs from B to A. Any remaining long-term FTRs from B1 to B2, and from B2 to B1 will be auctioned off.

                                [GRAPHIC OMITTED]

                             FIGURE 1. LPA Division

         In the case of LPA merging, the FTRs between the former distinct LPAs will be retired.

         7.2.3.3.2 OPTION 2 FOR HONORING FTRS AND MODIFYING LPAS - Another approach whereby the ISO could honor existing FTRs and still modify, as necessary, the LPA configuration of the system, is to provide existing FTR Holders with a "right of first refusal" to purchase FTRs over a new interface. Under this approach, the ISO would provide that existing FTR Holders whose FTRs are impacted by the creation of a new LPA have the right to purchase (at the applicable clearing price) an amount of FTRs over the new interface necessary for them to maintain their existing ability to schedule from one LPA to another.

         7.2.4 OTHER OPTIONS CONSIDERED - Certain options that were considered by the ISO but not selected are outlined below. We have attempted to briefly identify the option and provide our reason for not selecting the option.

o REQUIRE FTRS FOR SCHEDULING - This proposal is similar to implementing a full physical rights model whereby the ISO is effectively removed from the forward transmission market. While this approach is comparable to that being considered in neighboring systems, we believe that it would be difficult to foster meaningful and transparent locational price signals under this approach. We therefore did not consider this proposal since it is inconsistent with the objective of creating or enhancing locational price signals.

o FINANCIAL RIGHTS TO EXPIRE AFTER THE DA MARKET - This feature was proposed in order to facilitate the creation of a deep and liquid market in FTRs. The basis of the proposal is that if FTR Holders know that their financial rights will expire after the DA market closes if their FTR goes unused, they will have an incentive to sell their FTR in a secondary market if they do not intend to schedule with it. We did not select this option because we are confident that with 100% release and a monthly market for FTRs that there will be a liquid market for FTRs.

o NON-CONTIGUOUS, LPA-TO-LPA FTRS - This proposal basically provides for point-to-point FTRs. This option was not selected because it is inconsistent with the existing definition of FTRs and ETC rights and is more complicated to implement. Moreover, we believe that our proposal will permit SCs to obtain equivalent protection from Usage Charges and scheduling priority to that proposed here.

         7.2.5 OPEN ISSUES - There are obviously a number of issues that must be addressed before this proposal can be implemented. Listed below are certain of these issues. We urge Market Participants to identify additional issues and to propose solutions to those issues identified below.

o How to auction long-term FTRs while still changing, as necessary, LPA configuration

o Should there be an activity rule that would provide that FTRs not scheduled as part of an SC's Initial Preferred Schedule cannot then be scheduled in that SC's Revised Preferred Schedule?

o    How to define the TTC of a path

o    Use of the WSCC non-simultaneous path rating

o How to determine transfer capabilities and calculate TTC for paths not rated by WSCC

o    How to allocate FTR auction and Usage Charge revenues

o FTR Auction Design could be enhanced by introducing "packaged bidding" (i.e. bid on PV and COI as one item simultaneously instead of two individual items). Existing software can accommodate this with minor changes. Is this an attractive option?

o    How to accomplish ETC to FTR conversions under the new approach?

o Implementation difficulty in defining/tracking ETC rights under the new approach?

o How often should Shift Factors be updated and posted? (i.e., what is the appropriate balance between the need to update Shift Factors to reflect operational reality versus the market's desire for certainty and ex ante price certainty?)

7.3 LOCAL RELIABILITY SERVICE

         7.3.1 INTRODUCTION - Another feature of the ISO's Long-Forward Market is LRS procurement. A central issue in this redesign effort is whether to reform the existing approach (the RMR Generation paradigm) to satisfy the ISO's local reliability requirements. The reason that LRS is a key element of this CMR recommendations package is the pivotal role the LRAs play in determining the actual Operating Procedures and Nomograms that are the basis of the new LPAs. Why are LRAs so important? The reason lies in the fact that it is in these transmission-constrained areas that the usual thermal constraints on line capacities must be augmented by other constraints that are often binding. These include stability constraints, N-1 and N-2 security constraints, sufficient voltage support and reactive power, all of which apply over these local areas.28 It is also in these areas that generation is necessary and therefore measures to control market power are needed.

         We believe that the design outlined below directly addresses the market power of existing RMR units, since in each LRA the Nomogram specifies explicitly how the predicted load translates into the required Generating Unit commitments, minimum and maximum schedules, and options on additional generation to meet contingencies. We believe that the approach creates clear and strong incentives for Load-serving entities to reduce the costs of these measures by investing in more transmission or local generation.

         7.3.2 OPERATIONAL ASPECTS OF SATISFYING LOCAL RELIABILITY REQUIREMENTS
- In the daily operation of the power system, overall system security as well as local reliability requirements are determined so as to guard against thermal overloads, angular instability, and voltage instability in the event of credible contingencies. Based on the accepted WSCC and NERC criteria, a credible contingency may include the forced (unplanned) outage of a single major element such as a line, transformer, or on-line generator (N-1 contingency), simultaneous outage of two major elements (N-2 contingency), and in rare cases, outage of more than two elements.

         Although the state of the art of on-line network security analysis permits on-line determination of secure operating limits to guard against thermal overloads in the event of credible contingencies, it does not yet have the capability for on-line determination of secure operating limits to guard against angular and voltage instability due to excessive computational requirements. As described in Section 5, a large number of off-line studies are therefore conducted (over a period of months or years) for different system conditions, and the secure operating limits for each system condition are compiled in the form of Operating Procedures and Nomograms. As new situations arise, these Operating Procedures and Nomograms are updated.

         For local reliability, the operating limits may involve limits on net import (transmission line flow) into the local area, minimum amount of local generation, maximum allowable amount of local generation, or minimum on-line local generation capacity. These limits may be a function of the load in the local area.



----------

28 It is worth mentioning that the N-1 and N-2 criteria (and off-line analysis of thermal, angular, and voltage security) are also used for system-wide determination of secure operating points (such as the Southern California Import Transmission limit, SCIT). However, since these operating limits encompass a wide competitive area, they should be handled relying on the competitive market rather than RMR Units or an alternative approach.

For a given hour, the Nomogram that best matches the actual system condition is used to identify the safe operating limits. In the forward market, the ISO must ensure that adequate resources are scheduled or otherwise available to enable the ISO to meet local reliability conditions in actual operation, based on its forecast of system conditions. For each LRA, only a very limited number of resources are able to provide the required LRS. In other words, the local reliability service is seldom amenable to procurement through a competitive market.

         7.3.3 THE EXISTING RMR APPROACH - At present the ISO relies primarily on the RMR contracts to satisfy local reliability requirements. The RMR units are scheduled in the forward market to ensure that at least the minimum amount of local generation capacity is on-line and that the minimum amount of Energy is scheduled locally. In many cases, satisfying these requirements may also alleviate or reduce potential Congestion into, out-of, or within the local reliability area. To the extent that an unpredictable need for additional RMR Generation arises in real-time, the ISO can call on the unloaded capacity of the RMR Units (or have a fast-start RMR Unit start up).

         At present, there are two types of RMR Units, "condition-1" RMR units and "condition -2" RMR units. "Condition-1" RMR Units can run efficiently and compete in the broader (system-wide) Energy, Ancillary Service, and real-time markets. "Condition-2" RMR Units ostensibly cannot recover enough of their costs from market revenues to support their continued operation. The RMR Units are paid an up front payment based on the forecast of the difference between their going forward annual fixed costs and their projected market revenues, or a negotiated payment that may be informed by, but not necessarily set by, such estimate. For Energy payments in the forward market they can elect to receive the market clearing price or the RMR Contract price (variable cost).

         7.3.4 ALTERNATIVE OPTIONS FOR SATISFYING LOCAL RELIABILITY REQUIREMENTS
- As noted above, a significant issue in this redesign initiative is whether and how to eliminate the existing RMR Contracts. Over the past several months several options have been proposed for transitioning away from the existing RMR paradigm. As we move forward in this process, an important consideration is whether there are sufficient rewards, in light of the risk, for moving away from the current RMR Contract structure. The following section outlines three options to satisfy local reliability requirements. Option 1 is the present RMR approach. Option 2 procures needed resources on a daily basis and pays a capacity payment for the required amount of local reliability capacity. Option 3 does not provide for any up-front capacity payment, but simply provide an Energy payment for the required amount of Energy.

         OPTION 1 - EXISTING RMR APPROACH - Continue to rely on RMR Generation to ensure that all local market power is mitigated and that the minimum number of local reliability resources are committed to provide LRS. If this option is considered, we may want to reconsider the number of RMR resources we designate and how RMR-related costs are allocated (i.e., whether RMR-related costs should continue to be allocated to the applicable PTO or whether such costs should be born by the Load in the LRA). Option 1 is the only option that would guarantee fixed cost recovery for those resources presently under Condition 2 RMR Contracts.

         OPTION 2 - TWO-DA LOCAL RELIABILITY SERVICE PROCUREMENT - Based on ISO's Load forecast, and the forecast of system conditions two days before the operating day, the Operating Procedures and Nomograms would be used to determine the secure operating limits for each LRA. The Nomograms would then be used to determine the minimum amount of local Generation capacity as well as the minimum amount of local Energy that are needed for each LRA. These minimal quantities characterize the LRS requirement in each LRA.

         THE LRS PROCUREMENT METHODOLOGY - The LRS requirements will be published two days before the operating day, and procured for each LRA, subject to a bid cap, with the following provisions:

                  THE LRS CAPACITY PAYMENT - The ISO will procure LRS capacity from the resources within each LRA. To the extent that there is a sufficient number of suppliers, the ISO will conduct a competitive "auction" for this capacity, whereby each resource selected will receive the clearing price in the capacity auction. If there is not a competitive market for LRS in an LRA, which, at least initially, is likely the case for most of the LRAs, the ISO will procure the necessary LRS capacity from the resources within the LRA at capped prices. The levels of these caps will be different for each LRA, but will be the same for all resources within an LRA. The LRS provider will be paid for the LRS capacity only. Any LRS resource whose unloaded LRS capacity is bid and selected in the A/S markets will offset its LRS capacity payment by the A/S capacity payment and will therefore not receive the LRS capacity payment for that portion of its unloaded LRS capacity.

                  THE CAPACITY AUCTION BID CAP - The ISO has examined a number of options for determining the level of the bid cap. We have outlined below certain of those options.

                  ALTERNATIVE 1 - The bid cap would apply to the minimum reliability capacity., It would be high enough to permit recovery of incremental capital and fixed costs of a new generator in the local area compared to elsewhere in the system, taking into account the estimated utilization factor for LRS, as well as the estimated opportunity cost associated with the minimum reliability Energy. Under this option, the level of the cap would be determined ex ante.

                  ALTERNATIVE 2 - The bid cap would be set equal to the variable cost of the highest-cost resource within the LRA. Under this option, the cap would be known ex ante, but any opportunity or verifiable start-up costs would be determined ex poste.

         At this point in time, assuming that the two-day-ahead LRS option is adopted, our preference is Alternative 2. While these matters are still under active consideration, certain possible features of this approach include:

         o The cap will apply to the minimum reliability capacity and will be LRA-specific (but not resource specific)

         o The level of the cap ($/MWh) in each LRA will be commensurate with the variable cost of the most expensive unit needed for LRS in the LRA, adjusted for fuel prices.

         o Any of the unloaded LRS capacity selected in the A/S auctions will be netted against the LRS capacity payment (i.e., the portion winning in the A/S capacity market will not receive the LRS capacity payment, not make the LRS reimbursement for that portion).

         o An uplift will be paid for verifiable start-up costs of the resource incurred as a result of the ISO's LRS commitment. For each verifiable start-up cycle, the payment will include a fraction of the start-up cost based on the ratio of MWh of Energy from LRS capacity to total MWh generated by the resource during that cycle.

         In addition, we believe that certain hourly adjustment would have to be made for the "opportunity costs" and "offsetting market profits" associated with this methodology. Therefore, this approach could include the following, or some variation thereof:

         o A reimbursement to the ISO per MWh of LRS capacity awarded, at the lower of the unit's variable cost or an agreed upon "reference Energy price" (a default reference Energy price could be the PX constrained price in the LPA containing the unit).

         o An opportunity cost payment to the resource owner per MWh of minimum LRS Energy pre-dispatched by the ISO, as a rate equal to the difference, if positive, between the average of A/S capacity prices for Non-spinning and Replacement Reserves and the difference between the LRS price and the higher of the reference Energy price and the resource's variable cost.

         THE SCHEDULING REQUIREMENTS - In order to ensure that the necessary reliability Energy will be available as needed, the following scheduling requirements will apply to the LRS resources selected in the two day ahead capacity procurement.

o The LRS provider will be obligated to schedule at least the minimum reliability Energy in the Day-Ahead market, either in a bilateral contract, or as a price taker in the PX market.

o The LRS provider is prohibited from submitting an Adjustment Bid for the minimum reliability Energy portion of its Schedule in the Day-Ahead market and must ensure that the ISO's CM will not adjust the LRS provider's schedule below that level.29 If this portion is ultimately adjusted via the CM software, the applicable penalties will apply.

o The LRS provider can leave the remaining portion of the LRS capacity unloaded, schedule it against load in the Day-Ahead market, bid it into the PX market, the Adjustment Bid market, or the A/S markets, or the Imbalance Energy market.

o An Energy price curve must be submitted for the LRS capacity above the Lower Operating Energy (LOE) level of the unit (i.e., the minimum level below which the unit cannot operate), and up to the total LRS capacity procured. The LRS provider must submit an Energy price curve regardless of whether part of the LRS capacity is unloaded or bid into the Day-Ahead Energy, Congestion Management, or A/S markets. There will be no Energy bid cap (other than any prevailing system-wide price caps), but the Energy bid submitted in the Day-Ahead Market for LRS capacity can not be modified in the subsequent markets.

o For the portion of the Generation capacity above the LRS capacity, the provider is free to schedule or bid into any market and change the bid price between markets, with the requirement that the overall Energy bid curve for the entire capacity of the unit remains monotone non-decreasing.

         The LRS capacity and the quantity that must be scheduled as Energy would be announced for each hour of the operating day and each LRA two days ahead of the operating day, and several hours in advance of the LRS procurement. The ISO would also specify if the minimum requirement in each LRA must be satisfied from specific units or combination of units. The ISO would then conduct an LRS procurement "auction" before opening its Day-Ahead Market. In most cases, there may really be no auction since there may be only one specific unit or owner that can provide the service. In such a case, the "auction" may "clear" at the LRS bid cap. In other cases, there may be more than one supplier, and some limited degree of competition may clear the LRS market below the bid cap. Since the units with LRS capacity at their minimum operating point will have to be scheduled against Load at least at that level, in

----------

29 The LRS provider can assure that the minimum reliability Energy portion of its Schedule will not be reduced by not submitting an Adjustment Bid for that portion and by matching that minimum Energy requirement with an Energy sink (Load or fixed Inter-SC trade) within the same LRA.

cases where more than one resource can satisfy the requirements, the LRS auction will determine both the LRS capacity and the reliability Energy from each unit.

         STANDING BID REQUIREMENT - Each generating unit in each LRA would be required to submit a standing bid for the LRS capacity and Energy. The standing bid would prevail unless a LRS bid (capacity and Energy) is submitted for the relevant operating day or hour, or the unit is on scheduled maintenance.

         PENALTY AND AVAILABILITY PROVISIONS - Penalties would apply if the LRS procured is not Scheduled or bid into the relevant forward markets. The penalty would be commensurate with the cost imposed on the market due to ISO's procurement of the LRS from another (possibly more costly) resource or invoking other Operating Procedures to rectify the LRS deficiency.

         To ensure system reliability, Availability Standards would apply. In view of the standing bid requirement, and the penalty for non-delivery of the LRS as stated above, a unit that violates the Availability Standards could incur LRS-related penalties as part of (or in addition to) other penalties that it may incur in view of any system-wide Availability Standard violation penalties30. The LRS-related component of unavailability penalties would be computed as if the unit were selected in the LRS market based on its standing bid, and did not deliver the LRS so awarded.

         INTERPLAY BETWEEN LRS AND DA MARKET - The Operating Procedures and Nomograms applied above may include limits on maximum amount of Generation from a unit or set of units. Such limits will also be announced two-days before the operating day and used in the Day-Ahead Market as part of schedule and bid validation process.

         The Operating Procedures and Nomograms (including limits on Generation and transmission embodied in the Nomograms) would be incorporated in the ISO's CM software. It is, however, expected that due to LRS procurement, these constraints, as well as other "Intra-LPA" constraints would not be binding. All Nomogram constraints would be priced in the software in case they become binding because of ISO forecast changes from two days ahead to the Day-Ahead Market. However, since such occurrences are expected to be rare and unpredictable, the potential for gaming and exercise of market power is expected to be small enough not to warrant imposition of "Energy bid caps". Of course, any system-wide price caps (or bid caps) would still be honored.

         The ISO's forecast of system conditions and Load can change after close of the two-day ahead LRS procurement. In that case, any corresponding changes in the LRS requirements would be published, and the incremental LRS would be procured through a "Day-of" LRS market. The "Day-of" LRS procurement may be conducted with sufficient lead time prior to the corresponding Hour-Ahead Markets.

         The cost of LRS capacity for each LRA would be allocated to the metered Load in the corresponding LRA31.


----------

30 Availability Standards in the context of Congestion Management pertain to local reliability only. However, the ISO is considering development and implementation of system-wide Availability Standards that may apply under specified system conditions (e.g., system Load above 38,000 MW).

31 This is economically justifiable since in the absence of LRS procurement, the load in the LRA would pay a higher price. Another alternative would be to spread the LRS cost to all Load within the corresponding Transmission Owner `s Service Area, as is done with RMR costs today. This would diffuse locational price signal to the LRA Load, but would probably be more politically feasible.

         DISCUSSION OF THE PROPOSED SOLUTION - The main difficulty in implementing the LRS procurement methodology as described above is the determination of the LRS price (bid) cap. As envisaged, the cap would be determined separately for each LRA. Since the different units in each LRA have different fixed and operating costs, the level of the cap in each LRA would have to be high enough to ensure equitable compensation for the provision of LRS. This may prove to be more costly than relying on RMR-type contracts (particularly, those with option payments based on incremental cost of service rather than a percentage of the going forward fixed costs) for local reliability. In fact, a critical question regarding the LRS procurement is how it would compare to a design that would rely on RMR-type contracts (long-term contract with fixed option payment and unit-specific Energy bid caps based on fuel-adjusted variable cost) for a comparable service. We are continuing to analyze the potential risks and rewards of the two-day ahead LRS procurement and will provide our analysis as soon as it is complete.

         The advantages of the proposed daily auction for LRS over long-term RMR-type contracts can be summarized as follows:

         o Reliance on RMR-type contracts for LRS would practically require all in-state units to be designated as RMR Units. This would be against the expressed objective stated in the Tariff, and the stated policy of the ISO Board.

         o In order to ensure reliability, the ISO would have to procure more capacity on an annual basis (through the option payment) than it would on a daily basis (through the daily LRS capacity payment).

         o The proposed LRS would entail lower payment for the minimum reliability Energy. Under the RMR Contract provisions, the RMR Condition-1 units can elect to receive their contract price (variable cost) rather than the market-based Energy price during any hour that they specify prior to the start of the Day-Ahead Market. For the off-peak hours, where market-based Energy prices are lower than their variable cost, they would earn higher payments for the minimum reliability Energy under the RMR Contracts than they would under the proposed LRS procurement.

         The disadvantages of the proposed daily auction compared to RMR-type contracts can be summarized as follows:

         o Unless Alternative 2 is adopted, it would be very difficult to set an appropriate level for the LRS bid cap for a LRA. The level may have to be set high enough to allow equitable cost recovery for all units within a LRA. That would make the daily LRS procurement more costly than RMR.

         o The ISO would have less control on maintenance schedules of the Generating Units under the daily LRS auction compared to RMR Contract provisions.

Among the advantages and disadvantages listed above, the difficulty of setting the LRS capacity cap is so serious at this time that we have identified an alternative design as a fallback. The following option is an attempt to address this issue.

         OPTION 3 - LOCAL RELIABILITY SERVICE WITH DAILY SERVICE COMPENSATION - This alternative design does not involve an RMR-type up front annual payment or a LRS capacity payment. Instead, it allows recovery of both Generation cost (start-up and variable), and opportunity costs on a daily basis. Its main elements are as follows:

         o The ISO will pre-dispatch LRS requirements (minimum LRS generation along with minimum LRS capacity) before the Day-Ahead Market.

         o The LRS provider will be obligated to schedule at least the minimum reliability Energy in the Day-Ahead Market, either in a bilateral contract, or as a price taker in the PX market.

         o The LRS provider is prohibited from submitting an Adjustment Bid for the minimum reliability Energy portion of its Schedule in the Day-Ahead market and must ensure that the ISO's CM will not adjust the LRS provider's schedule below that level.32 If this portion is ultimately adjusted via the CM software, the applicable penalties will apply.

         o The LRS provider can leave the remaining portion of the LRS capacity unloaded, schedule it against load in the Day-Ahead Market, bid it into the PX market, the Adjustment Bid market, the A/S markets, or as Supplemental Energy.

         o There will be "bid caps" on Reliability Energy (both the minimum LRS Energy and the Energy from the minimum LRS capacity). The bid caps will be unit-specific, based on unit variable costs filed with the ISO, adjusted for fuel prices. The bids at (or below) the bid cap can set market clearing prices. If the market clears above the bid cap (in any ISO market), the unit will be paid the relevant market-clearing price.

         o For the minimum LRS Energy that the owner must schedule against Load in the Day-Ahead market, the owner will be paid an hourly uplift per MWh of reliability Energy equal to the difference (if positive) between the highest bid cap of the pre-dispatched units in the same LRA and the lower of its own bid cap or the PX price.33

                  [Note: In order to compensate for the opportunity costs associated with minimum reliability Energy, we could allow the hourly uplift to be based on the higher of the average of all A/S capacity prices, or the difference (if positive) between the highest bid cap of the pre-dispatched units in the same LRA and the lower of the unit's cap or the PX price. For example, assume there are 3 units in the LRA, all dispatched at their minimum Energy levels with variable costs of $40, $45, and $50 respectively, and that the PX price in the LPA containing the LRA is $30. Consider two cases: Case a) the average of the A/S MCPs for the hour in the LPA containing the LRA is $15/MWh. In this case, the hourly uplift is max ($50-$30, $15) = $20. Case b) the average of the A/S MCPs for the hour in the LPA containing the LRA is $25/MWh. In this case, the hourly uplift is max ($50-$30, $25) = $25.]

         o To ensure the recovery of all operating costs on a daily basis, a daily uplift would be paid if needed. The uplift may be needed in cases where the daily market revenues (pricing any bilateral schedules at the relevant market MCP) are inadequate to recover demonstrable costs (including fuel-adjusted start-up cost, gas imbalance cost, and other demonstrable costs).

----------
32 As noted previously, the LRS provider can assure that the minimum reliability Energy portion of its Schedule will not be reduced by not submitting an Adjustment Bid for that portion and by matching that minimum Energy requirement with an Energy sink (Load or fixed Inter-SC trade) within the same LRA.

33 If the PX price is not acceptable as a reference, any other reference Energy price index agreed upon beforehand (for each LRA, or all LRAs) can be used instead.

NOTE:

         A variant of this alternative design would be to allow the units in a LRA not to necessarily schedule the minimum LRS Energy against Load, but submit capped Adjustment Bids to permit the Day-Ahead Congestion Management process to adjust their schedules to ensure adequate LRS Energy (minimum generation constraint in each LRA). This would make hourly uplift payments unnecessary. This approach would, however, not work with the Market Separation Rule, as it would provide new gaming opportunities. However, if the Market Separation Rule is relaxed in the ISO's CM software for LRS constraints (i.e., all LRS constraints are handled through a fictitious SC), this could be a viable solution, leading to LRS-related locational price differences determined in the CM software.

         7.3.5 OPEN ISSUES - other than those noted above, there are a number of outstanding issues, which we have not addressed in this section. They include, but are not limited to, the following:

         o Should the LRS Capacity Bid Cap be escalated or adjusted over time?

         o Should the LRS Capacity Bid Cap sunset at a certain date or after a fixed amount of time?

8. THE DAY- AND HOUR - AHEAD MARKET

8.1      DAY-AHEAD CONGESTION MANAGEMENT

         8.1.1 INTRODUCTION - At the beginning of this redesign proposal we identified certain deficiencies with the ISO's current DA CM process. We stated that the existing approach failed to accurately model and price the same facilities modeled and priced in the real-time market. As a result, the ISO failed to establish meaningful locational price signals. Therefore, the primary purpose of the DA CM redesign should be twofold; a) to ensure that the DA and HA Markets are modeled based on the real-time market which, in turn, accurately reflects operational realities and best-practice engineering standards, and, thereby b) to improve efficiency and eliminate gaming by producing accurate pricing signals in Locational Price Areas (LPAs) that very closely conform to Local Reliability Areas (LRAs) that are currently used in real-time operations.

         8.1.2 SIMILARITIES WITH THE EXISTING DA CM APPROACH - Most of the other elements of the CM process will remain the same. The most significant change to the ISO's current DA-HA CM process is the basis of and what is priced.

         THE DA CM PROCESS - We propose to maintain the same timeline for the CM process and the Congestion iteration. During the first stage of the Day-Ahead scheduling process, an SC would submit a Schedule of resources and Loads at individual locations, consistent with the current practices. The ISO would then map (via a preprocessor) these resources and Loads at the single equivalent buses of the Simplified Commercial Model that represent the various LPAs. An Adjustment Bid curve could be submitted for each resource and Load. If there is no Congestion, the submitted Schedules will not be adjusted. If there is Congestion, the ISO will then use its CM algorithm, the simplified LPA-based model, and the SCs' resources to determine suggested operating points and tentative Inter-LPA Schedules. This is the same method as is done today. SCs' could adjust their Schedules and resubmit them, after which the ISO would determine Final Schedules and net Generation in each LPA, and net Inter-LPA Schedules for each SC. SCs will have the opportunity, after reviewing the advisory schedules and transmission prices of the first iteration, to modify their unit commitment, conduct inter-SC trades, and revise their schedules and their Adjustment Bids for submission in the second iteration. To further enhance the usefulness of the

DA CM iteration and to facilitate SC trading, the ISO proposes the voluntary publication of unused Adjustment Bids after the first iteration. The ISO would publish these bids with SC approval. The CM iteration will also assist SCs in managing the requirements of the Market Separation Rule, as described below.

         ETC/FTR SCHEDULING PRIORITY - The proposed DA-HA CM process honors the existing scheduling priority of ETCs and FTRs. ETC schedules receive the highest scheduling priority in both forward markets over their respective contract paths. Additionally, ETC schedules are exempt from Usage Charges in the forward markets. Furthermore, unscheduled ETC capacity is reserved in the Day-Ahead Market for possible use in the Hour-Ahead Market, according to the terms of each contract. FTR Schedules receive the second highest scheduling priority, after ETCs, but only in the Day-Ahead Market, on their respective Inter-LPA interfaces and directions.

         8.1.3 NEW FEATURES OF CONGESTION MANAGEMENT - There are a number of new features to the ISO's DA CM process that are recommended to be implemented as a result of this redesign process. They include:

         THE NEW CONGESTION MANAGEMENT ACTIVITY RULE - The new ISO proposal adopts an element of the original design that has not yet been implemented -- the Congestion Management Activity Rule. According to that rule, the Final Day-Ahead Schedules and transmission prices would be determined either after the first or the second iteration, depending on which solution results in lower total Congestion cost. This activity rule will safeguard against gaming since the submitted Adjustment Bids would likely be cost-reflective because the solution of the first iteration may become final. Implementation of this rule is necessary because the CM iteration introduces the possibility of gaming if the results of the first iteration are not binding. This is true since there is no risk in submitting bids that may not be cost-reflective. This situation is somewhat mitigated by the fact that there will be no iteration if there is no Congestion. Nevertheless, an SC may easily cause Congestion by submitting schedules designed for that purpose.

         LRS ENERGY SCHEDULING - As explained in Section 6.3, SCs will be required to schedule the minimum Energy amount specified in the winning LRS bid (which is a portion of the capacity awarded in the reliability auction) in the Day-Ahead Market. The minimum reliability Energy amount will be scheduled against Load in the same LPA. SCs will submit the Schedule to the ISO by 10:00 AM in the Day- Ahead according to the existing timeline.

         As noted in Section 6.3, SCs will be assessed penalties if they fail to schedule the rewarded minimum Energy amount. Furthermore, validation procedures will be established and implemented in the ISO's SI system to ensure that specific resources operate within certain operating limits for reliability purposes as specified by the ISO as a result of the daily capacity auction. Failure to observe these limits will disqualify the SCs' schedules.

         PRICE-RESPONSIVE INTER-SC TRADES - The ability to submit Adjustment Bid on Inter-SC trades is another tool this proposal offers to SCs. The current software for Inter-Zonal CM allows Adjustment Bids to be placed on imports, exports, Loads, and Generation. However, trades are fixed with no Adjustment Bids. This limitation can force SCs that participate in these trades to be "price-takers" for transmission if their submitted Schedules do not include other resources that can submit Adjustment Bids. As discussed earlier this year, the ability of placing an Adjustment Bid on a trade among the SCs will be available by late Summer 2000.34

         8.1.4 THE COMMERCIAL MODEL - Similar to that used in real-time, the DA CM process will rely on a nomogram-driven LPA-based model for pricing transmission. The LPA-based model is a commercial approximation of real-time operations and engineering practices and will be the basis for Inter-LPA pricing and settlement. The limited dimensionality of the commercial model will enable transparent access and pricing, thereby permitting grid users to ascertain the value of Inter-LPA rights, manage their transportation costs, and make informed assessments and tradeoffs between generation and transportation. It would allow Scheduling Coordinators to make trade-offs between resources within a LPA. Furthermore, it would be the basis upon which the ISO would issue FTRs. The proposed model balances commercial and reliability needs. It accomplishes this very important objective by integrating a simple commercial overlay onto the detailed operational processes that are currently used to manage the system in real-time. Enforcing the Operating Procedures and the Nomograms satisfies the reliability needs, while the commercial needs are met by using a simple LPA-based model for inter-LPA access.

         For the purpose of Inter-LPA transmission access, all resources within a LPA would be deemed to be at the same "virtual" location, and the only relevant factors would be a resource's LPA and its Adjustment Bid prices. That is, the proposed model will treat all resources in a LPA identically, without locational bias, for the purpose of Inter-LPA access and real time dispatch. 35 Therefore, identical Adjustment Bids submitted resources within the same LPA will result in the same allocations of Inter-LPA rights, consistent with the FTR model, and the SCs' operational flexibility rights. Network limitations within the LPAs, such as thermal limits, voltage problems, other stability and security constraints will not be ignored. These limitations will be managed through the Operating Procedures and Nomograms that the ISO is currently using in real-time to operate the system reliably. As explained in Section 6.3, the availability of resources to resolve these reliability-related problems can be secured via a 2-Day-Ahead capacity auction. Moreover, the Day-Ahead CM process will incorporate the constraints included in the Operating Procedures and Nomograms to ensure that they are indeed satisfied.

         8.1.5 NETWORK REPRESENTATION - The Simplified Commercial Model will be created by developing a reduced network model for California and the entire WSCC. This would be a genuine effort to depart from the "black box" optimization model and provide Market Participants with the ability to run their own CM simulations and validate the results of the ISO's computations.

                  THE INTERNAL SYSTEM - The new proposed Congestion model is based on a simple commercially viable representation of the Inter-LPA market. While, as explained below, the ISO will continue to monitor the validity of the network representation using the more detailed operational model, DA CM will utilize a simplified representation of the system. Thus, each LPA in the Internal System will be represented as a single bus connected to the other LPAs by Inter-LPA paths.


----------
34 FERC recently approved, in its order on Amendment No. 29 (Docket No. ER00-2383-000) to the ISO Tariff, the tariff provisions related to Inter-SC trade Adjustment Bids (FERC order dated June 28, p.14).

35 This is because, by satisfying the Nomogram for a specific LRA the ISO effectively (except in rare circumstances) eliminated all Intra-LPA Congestion.

         Such a representation will require the use of Generation Shift Factors.36 Use of Shift Factors is necessary and is a result of moving to a looped-LPA model.37 These Shift Factors will affect the pricing of the Inter-LPA paths as well as the use of FTRs.

         Shift Factors will be calculated for various representative network states and for every Load and Generator bus with respect to every Inter-LPA path. It is important to recognize that Shift Factors are determined by the line reactance of the network only and are not affected by the actual bilateral Schedules from Generators to Loads, or from Generation and Load levels, or the season of the year. Shift Factors are only affected by the topology of the transmission system itself. If transmission lines are added or taken out of service, the Shift Factors will change. Therefore, in a loop LPA configuration, Shift Factors provide valuable information that can be used to anticipate Usage Charges assessed for given power transfers, as well as calculating the required transmission rights to hedge against these charges.

         The ISO proposes to publish a library of the Shift Factors that will include a separate set of Shift Factors for each major network state associated with main transmission maintenance outages, and the switching of important network elements (e.g. Path 15 element on maintenance outage, Path 26 element on maintenance, Path 26 series capacitor bypass/insertion, etc.). The library of Shift Factors will be updated on a seasonal basis or more frequently as required to reflect the operational realities of the system.38 The Shift Factors applicable for each operating day will be published along with other Public Market Information two days before the Operating Day. To maintain the stability of the Commercial Model, the Shift Factors published two days ahead will be used in the Day-Ahead and the Hour-Ahead Markets, even if there may be changes in maintenance schedules after the PMI is published.

         We recognize that Market Participants may want to keep the Shift Factors constant throughout the year or through each season in order to obtain some measure of certainty. However, the desire for stability and price certainty has to be balanced against the need to consistently update Shift Factors when updates to the network model take place. It is essential that we receive feedback on this issue from Market Participants.

         THE EXTERNAL SYSTEM (WSCC) - The proposed model will contain a simplified representation of the WSCC system.39 The Internal System contains a simplified representation of the California transmission system and a very small portion of the other systems which are "electrically closed" to the California system. While the External System is usually unmetered and "electrically more distant", it is important to model the response of the External System on the Internal System (i.e., recognize and model loop flows).



----------
36 A Shift Factor for bus i and line l connecting busses m and n is the per unit change in power flow over line l when power is increased at bus i. The power injection at bus i is compensated by an equal amount of power decrease at the reference bus. All Shift Factors are unity in a radial LPA configuration. However, in a loop LPA configuration the Shift Factors are less than 100% due to Loop Flow (i.e., Energy flows from source to sink over more than just the scheduled path).

37 As explained later, the simplified representation of the rest of the WSCC transmission system (External Model) will also create loops between the new LPAs.

38 If and when the ISO implements its State Estimator (as originally specified in the PMS as a stage 2 application), the Shift Factors can be computed on-line.

39 The WSCC region encompasses approximately 1.8 million square miles, representing a service area equivalent to more than one-half of the contiguous area of the United States. The power flow model for the WSCC is comprised of nearly 8,000 buses and nearly 10,000 transmission lines including transformers. The ISO currently has nearly 30 tie-points for scheduling outside of the ISO Control Area.

         The ISO plans to use standard methods to produce a reduced equivalent representation of the External System. Based on the accumulated industry experience of the last decade, these methods are accurate enough to ensure that the performance of various network applications is not compromised. If necessary, modifications to these techniques will be made to ensure the validity of the optimization results for the reduced equivalent model.

         8.1.6 THE MODELED CONSTRAINTS - A Simplified Commercial Model will used to allocate Inter-LPA transmission rights to the SCs via the Adjustment Bid market. The DC OPF software that will be used to solve the Simple Commercial Model will include various constraints that reflect the physical limitations of the transmission grid. Additional constraints, as represented by Operating Procedures and nomograms, will also be enforced. The CM software will also model physical limitations, including limits on the Inter-LPA paths and limits on the Generators located within an LPA. Finally, the CM software will enforce the Market Separation Rule. In the following, we briefly discuss the nomogram constraints and the Market Separation Rule.

         NOMOGRAM-BASED CONSTRAINTS - As explained in detail in Section 5, the operation and configuration of the existing LRAs is based on Operating Procedures and nomograms. Nomograms are developed to illustrate the relationship between the two or more interdependent paths and may also be a function of other key parameters, such as Load, Generation, inertia, or Remedial Action Schemes
(RAS). As a result, a nomogram may have numerous lines, or families of curves that describe the relationship between factors and transmission under many operating conditions. Therefore, it is upon that basis that it is critical that these nomograms be explicitly modeled in the ISO's DA CM software. Since the LPAs represented in the Simplified Commercial Model are, for the most part, based on the nomogram-derived LRAs, it is very important to keep the nomograms up to date.

         THE MARKET SEPARATION RULE - The proposed design achieves all the objectives of the Congestion Management reform project without the need to violate the Market Separation Rule. The proposal is consistent with the fundamental design principle that the ISO should maintain each SC's individually balanced Schedule when allocating transmission capacity in Inter-LPA CM. This principle is consistent with the separation of Energy and transmission markets, since it prevents the ISO from creating involuntary Inter-SC Energy trades for the purpose of managing Inter-LPA Congestion. This goal is left to the Market Participants with the understanding that they must have available the necessary tools to achieve such an outcome. One important concern is that an increased number of Congestion areas may segment the transmission market to the point that an economic solution would be difficult to obtain. This proposal includes mechanisms that would facilitate trades among SCs, encourage participation in the Congestion Iteration, and post voluntary trades in order to address this concern.40


----------
40 FERC and the ISO Governing Board have requested that the ISO identify trading opportunities that may have been foregone as a result of the Market Separation Rule. As explained in SECTION 3, the ISO is currently evaluating the cost impact of the Market Separation Rule and will present the results of that analysis shortly. Included in that analysis will be further explanation of and justification for maintaining the rule.

                  8.1.6.1 OTHER OPTIONS CONSIDERED - One option that we are still actively considering is outlined below. We have attempted to briefly identify the option and how we think this option could be implemented.

                  "VOLUNTARY" RELAXATION OF THE MARKET SEPARATION RULE. Certain Market Participants have advocated the "voluntary" relaxation of the Market Separation Rule. Under this approach, SCs would voluntarily designate, or "flag" on their Schedules, whether they want the ISO to relax Market Separation for their Schedules. That is, SCs would have the ability to specify whether they want the ISO to arrange trades with other SCs. One approach we could implement is to make the ISO a "provider of last resort" and activate this feature only during the second iteration of the ISO's CM process.

                  We believe this proposal merits further consideration. While we continue to believe in the need to keep the ISO out of the forward Energy market, we believe that the ISO could stand ready as a "provider of last resort" (after SCs have fully availed themselves of opportunities for trading in the forward markets) without necessarily compromising or unduly impacting the Energy market. Because of our recommended approach on FTRs and our overall emphasis on SC forward-market management of their requirements, we believe that the residual Energy requirement associated with this proposal would be small.

                  Obviously, this issue requires careful and thoughtful deliberation. It is imperative that Market Participants express their views on this matter in order to inform our future consideration of this issue.

         MONITORING AND VALIDATION - The current Zonal pricing methodology is based on a 3,000 bus model that produces transmission prices as Zonal price differentials. That is, the Zonal price is calculated as the Energy injection weighted average of all locational prices in each Zone. Therefore, the existing methodology is fully applicable in a looped-LPA configuration where the locational prices within a LPA will vary if there is Congestion on any Inter-LPA interface.41 With a simplified commercial network model, there would be no need for any locational price averaging since the LPAs would collapse to single equivalent buses. Nevertheless, for purposes of monitoring the validity of defined LPAs, we propose to obtain the locational solution (based on a 3000-bus model) to continuously examine the locational and LPA-based price dispersion. Moreover, as part of the Day-Ahead (and Hour-Ahead) scheduling timeline, the detailed network model will be executed after completion of Congestion Management to validate that the Day-Ahead schedules do indeed satisfy the Intra-LPA operating constraints.

         8.1.7 PRICING (INCLUDING COST ALLOCATION) - A key issue of concern in this redesign process has been the allocation of Congestion costs and revenues. As explained in Section 9, the proper allocation of these costs and revenues bears directly on the ISO's ability to send meaningful locational price signals.

         Outlined below are certain of the options we considered for allocating Congestion costs and revenues.

----------
41 Of course, as mentioned earlier, the locational price dispersion within a LPA should be sufficiently small.

         OPTION 1 - Adopt the existing Congestion cost and revenue allocation for Inter-Zonal Congestion Management, under which the marginal cost of Congested Inter-Zonal transmission is charged to the users of the congested path and the revenues are paid to the applicable FTR Holders and PTOs. The PTOs in turn, offset their respective Transmission Access Charge (TAC) by the revenues collected from the FTR auctions and Usage Charge revenues associated with Inter-Zonal Congestion. Thus, under this allocation scheme, the Usage Charge and FTR auction revenues are ultimately distributed pro rata among all loads in each PTO's Service Area.

         OPTION 2 - Alternatively, since the effect of Congestion on a transmission interface into a LPA is an increased Energy price within the LPA and decreased Energy prices outside of the LPA, we may want to consider a different revenue allocation so that the benefit (i.e., reduced transmission rates) would go to the Load in the applicable LPA. For example, the FTR auction revenues and residual (net non-FTR) Inter-LPA Congestion revenues resulting from the use of congested Inter-LPA interfaces leading into LPAs could be distributed to the Loads in these LPAs. Before adopting this alternative, however, several issues would need to be addressed. First, is it appropriate to withhold a share of these revenues from other Loads that are bearing an allocable share of the embedded costs of the congested Inter-LPA interfaces? Second, would allocating these revenues entirely to Loads in a LPA unduly distort the price signal that the higher Energy price sends? Furthermore, in a looped configuration it is unclear how the Congestion revenues are allocated to the Loads of the various LPAs.

         OPTION 3 - Another alternative would be to create a transmission upgrade fund using the FTR auction revenues and the PTO shares of the Usage Charge revenues (the Usage Charge revenues allocable to FTR Holders would of course continue to be allocated to them). The PTOs would still collect their Revenue Requirements from the TAC and would not be harmed by this alternative. The benefit of such a fund would be to encourage upgrades to frequently congested Inter-LPA pathways.

         At this point in time, we recommend Option 1. However, we also see the appeal of Option 3, especially as it would facilitate the necessary expansion of the grid in areas experiencing Congestion. We encourage Market Participants to identify other alternative options and to provide feedback as to which option they believe is appropriate and viable.

         8.1.8 OPEN ISSUES

         o        When to update and publish new Shift Factors?

         o What to do if the detailed model executed after Congestion Management shows that some Intra-LPA operating constraints are violated?

         8.1.9 OTHER OPTIONS CONSIDERED - Certain options that were considered by the ISO but not selected are outlined below. We have attempted to briefly identify the option and provide our reason for not selecting the option.

o PRICING TRANSMISSION BETWEEN BUSES OR NODES. This option was rejected because real-time operations are not described accurately by constraints on transmission between individual buses. The constraints derived from requirements for stability, security, and voltage support are binding over areas with limited energy imports over high-voltage branch-groups of transmission lines. These "local reliability areas" reflect the finest spatial differentiation that is meaningful and useful in operations.

o JOINT OPTIMIZATION OF TRANSMISSION ALLOCATION AND DISPATCH OF ENERGY GENERATION, as done in the Eastern Interconnection by NYISO, or PJM's similar dispatch-based pricing in which at each node the price is the highest marginal cost among the generator(s) dispatched there. This option was rejected because it bundles transmission and energy into nodal prices that hide where transmission constraints are binding and which ones (even knowing the shift factors, nodal prices are insufficient to identify the usage charges on transmission lines or branch groups affected by flowgate constraints). There are also substantial disadvantages in terms of incentives. The new design accomplishes all intended purposes of the Congestion Management reform project without any evident need to violate the "market separation" principle of the California system. Without any compensating advantages there was no reason to re-bundle transmission and energy, nor to intrude into the energy markets of the SCs, nor to assume scheduling and dispatch authority. The new design interprets the scope of the ISO's forward markets as comprising allocation of transmission capacity via FTRs and its DA/HA Congestion Management process, and procurement auctions for ancillary services not self-provided by SCs.

                  The basis of the California market design is that the market (i.e., SCs) should maximize market efficiency, not the ISO. SCs value the ability to control their schedules and if this ability is compromised by centralized optimization, they may submit fewer Adjustment Bids potentially resulting in increased Congestion costs. Furthermore, elimination of the Market Separation Rule may compromise the value of the bilateral contracts since the ISO's optimal redispatch would ignore the terms of these contracts. Consider, for example, the case of a Green Energy supplier that is scheduled off because of the ISO's dispatch of cheaper Brown Energy. Moreover, without market separation, there is no need for Balanced Schedule submission since the ISO would optimally balance the system. Without balanced schedules, the concept of transmission allocation becomes moot (what transmission does an unmatched Load schedule use?). Furthermore, Congestion Management changes from a transmission capacity auction into a constrained forward Energy market. In this paradigm, the ISO would assume the central role of an Energy clearinghouse, intruding into the Energy markets of the Power Exchange, and the SCs in general. In summary, the new ISO design maintains the enforcement of the Market Separation Rule for the following reasons (for more details see Appendix [ ]):

1. Market Participants are fully capable of optimizing among themselves and the ISO should not take it upon itself to overrule their decisions.

         2. If, for the sake of argument, there were inefficiencies associated with the implementation of the Market Separation Rule (i.e. no central dispatch), new market-sponsored institutions will be better able to resolve those problems than would non-market institutions.

         3. The ISO should focus its attention on its statutory obligations (maintaining reliability and system security) rather than optimizing the market.

         4. The Market Separation Rule forces SCs to optimize their own portfolios and thereby creates the necessary incentive for them to develop market tools and mechanisms to facilitate/achieve such optimization.

         5. The creation of a bundled Energy and Transmission market (a result of central optimization results) is at odds with the central tenet of a competitive market - the unbundling of the transportation and production functions, and is at odds with the functional unbundling requirement of FERC Orders 888 and 889.

8.2      HOUR-AHEAD CONGESTION MANAGEMENT AND DAY-OF LRS

         8.2.1 HA CM - The ISO's HA CM process will remain largely unchanged. In the Hour-Ahead, the ISO will only accept new Schedules which can be accommodated through scheduling adjustments using resources that have submitted price bids for redispatch. Beginning one hour before the hour of consumption, the ISO will take the new Hour-Ahead Preferred Schedules and run its simplified CM function to relieve Inter-LPA Congestion and then price it, recognizing the Shift Factors among the LPAs and the External Network. The resulting prices for use of congested Inter-LPA Interfaces will be used as the basis for Hour-Ahead Congestion settlements.

         8.2.2 DAY-OF LRS - The ISO will also conduct a Day-of LRS procurement auction to procure any additional capacity and Energy for each LPA it may need as a result of forecasting errors or other unanticipated events. As provided in
Section 6.3, if there is not sufficient competition, the auction will clear at the LRS price cap. The minimum amount of reliability Energy (a fraction of the LRS capacity) will again be Scheduled against incremental load in the LPA. The Day-of LRS procurement will select among pre-committed resources (i.e., units that either have selected in the 2-DA Auction or units already committed through the DA Ancillary Services market).


         8.2.3 OPEN ISSUES

                  o When and how often should the ISO conduct the Day-of LRS (i.e., should the auction occur two, three, four times a day?

8.3      ANCILLARY SERVICES IN CONGESTION MANAGEMENT

         Ever since the ISO began operations, Market Participants have raised concerns that A/S cannot participate in the ISO's CM process. Currently, A/S procurement takes place after Inter-Zonal CM (i.e., after all New Firm Use capacity is allocated). Consequently, in a given forward market, Energy Schedules have scheduling priority over A/S.42 The latter can reserve only the transmission capacity that remains unused after Inter-Zonal CM.43 Usage Charges are therefore not assessed for transmission capacity that is reserved for A/S, although that capacity has a value and it can command a price.

         Market Participants have indicated that the different treatment of A/S and Energy Schedules is discriminatory and artificially reduces the liquidity of the A/S markets. While the ISO has long planned to implement the integration of A/S procurement and CM (A/S-CONG Integration), to date other projects have had a higher priority. This CM redesign exercise has provided an opportunity for the ISO and Market Participants to reexamine the necessity and timing of A/S-CONG integration.

         8.3.1 BACKGROUND - A/S are currently procured either system-wide, or regionally, in at most two regions (separated by either Path 15 or Path 26) when real-time Congestion is expected on these Inter-Zonal Interfaces. Therefore, A/S-CONG Integration mainly concerns the ability to reserve transmission capacity for A/S imports, either for self-provision or for bidding into the ISO's A/S auctions. The ability to import such products would also provide access to the real-time Imbalance Energy Market to suppliers outside of the ISO Control Area that would otherwise be shut out because of Congestion on the inter-ties.44 To a lesser extent, reserving transmission capacity on Path 15 or Path 26 for A/S may also be an issue for a more efficient use of the transmission system and overall A/S procurement.

         8.3.2 AN ALTERNATIVE APPROACH - We propose to address the main issue of reserving transmission capacity for A/S imports with a simpler and more modest approach. We recognize, however, that this approach may lose some of the efficiencies that might be achieved from a more comprehensive approach.

         Under this simpler approach, A/S suppliers would reserve transmission capacity on inter-ties as price-takers in the Day-Ahead CM process by scheduling their FTRs on the inter-ties for A/S use.45 This would be achieved by indicating the corresponding FTR sources and sinks as A/S resources. Congestion Management would treat these Schedules similar to non-firm Energy import schedules46 with FTR scheduling priority in the Day-Ahead market. Therefore, the corresponding transmission capacity reservation would be assessed Usage Charges as if it were used for a New Firm Use (NFU). However, this will enable the A/S supplier to either self-provide or bid into the ISO's A/S auctions in the Day-Ahead Market, up to the reserved capacity, even when the inter-tie is Congested in the import direction. If the A/S supplier is not selected in the Day-Ahead A/S procurement, the associated reserved transmission capacity will be released in the Hour-Ahead Market, consistent with the expiration of the FTR scheduling priority, and any Day-Ahead Usage charges will not be refunded.


----------
42 Transmission capacity reserved on inter-ties for A/S imports in the Day-Ahead market is not released for Energy Schedules in the Hour-Ahead market. Therefore, Day-Ahead A/S have scheduling priority over Hour-Ahead Energy Schedules. This is consistent with the market structure according to which the Hour-Ahead Market is an incremental market on top of the Day-Ahead Market.

43 If an inter-tie is derated two hours prior to the Hour-Ahead Market, transmission capacity reserved for A/S may be reduced and the affected A/S suppliers would buy back the corresponding A/S in the Hour-Ahead market at the same price that it was sold for in the Day-Ahead Market.

44 Energy bids that accompany selected A/S capacity (except for Regulation) and Supplemental Energy bids are used in real time to procure Imbalance Energy in merit order.

45 This would provide higher scheduling priority over all NFU Energy Schedules without FTRs.

46 The formulation of the constraints on Inter-Zonal Interfaces would be modified to preclude non-firm Energy Schedules on inter-ties from accommodating firm Energy schedules in the counterflow direction. Similarly, transmission capacity reservation for A/S imports would not accommodate any Energy exports, either firm or non-firm.

         The major shortcoming of this approach is that it requires A/S providers to secure the requisite number of FTRs over various paths (based on Shift Factors, as described in Section 6.2). Another shortcoming is that this approach would not be applicable in the Hour-Ahead Market since there is no FTR scheduling priority in that market. Finally, there is a risk that any Usage Charges paid for reserving transmission capacity for A/S will be wasted if the A/S supplier is not selected in the Day-Ahead A/S procurement.

         8.3.3 OTHER OPTIONS CONSIDERED - Another option that the ISO considered but did not select is outlined below. We have attempted to briefly identify the option and provide our reason for not selecting it.

         FULL A/S-CONG INTEGRATION - To allow A/S to compete with Energy for transmission capacity on an equal basis, Inter-LPA CM and A/S procurement would have to be integrated into a single optimization process. In that process, A/S would bid for and acquire transmission capacity in the same way that Energy Schedules do. The market clearing price (MCP) for transmission capacity would apply equally to Energy Schedules that use it and to A/S that reserve it. For A/S self-provision, the reservation charge for transmission capacity would be charged to the corresponding SC. For A/S imports that are selected in the ISO's A/S auctions, the reservation charge for transmission capacity on inter-ties would be charged to the corresponding supplier. Similarly, the Congestion revenues collected from reservation charges and from A/S regional MCP differentials would be paid to FTR Holders and PTOs, as if the corresponding transmission capacity were used by Energy Schedules. In this integrated process, FTRs may be used to hedge against Congestion charges, irrespective of whether these charges are Usage Charges for Energy schedules or reservation charges for AS.

THIS INTEGRATION EFFORT WOULD REQUIRE SEVERAL PROGRESSIVE STEPS:

         1) At first, the currently sequential A/S procurement would need to be converted to a simultaneous auction for all Ancillary Services. The current Rational Buyer1 mechanism would need to be modified and integrated in the simultaneous A/S auction. The objective of the Rational Buyer mechanism would be achieved by modifying the A/S demand constraints in the simultaneous auction

         2) Next, a simplified network model would be added to include transmission constraints in the A/S auction.

         3) Finally, CM and A/S procurement would be combined into a single optimization model.

         The integration described above is a major undertaking and would likely require considerable time to complete. Since the volume of the A/S markets is only a small fraction of the volume of the Energy markets, most transmission capacity is more valuable for Energy rather than A/S. Therefore, Energy Schedules would probably acquire scheduling priority over A/S anyway. Furthermore, the A/S-CONG integration may adversely impact the transparency of the markets, a major objective of California restructuring. Consequently, the A/S-CONG Integration is of questionable value compared to the cost and complexity of implementation.

8.4      RECALLABLE TRANSMISSION


         INTRODUCTION - One of the core functions of the ISO is to ensure efficient operation of the ISO Controlled Grid. As such, the ISO continually strives to maximize throughput and efficient utilization of scarce transmission capacity. Unfortunately, to date the ISO has been unsuccessful in fully utilizing the existing transmission system because of the occurrence of "Phantom Congestion." As described below, Phantom Congestion is an artifact of the ISO's existing and ongoing obligation to honor all ETCs and gives rise to circumstances where transmission customers are assessed Usage Charges for Congestion that does not, in reality, exist. In an effort to remedy this problem and yet still honor all ETCs, the ISO and Market Participants last year began exploring the idea of making unused ETC capacity available to all users on a "recallable" basis.

         THE EXISTING TRANSMISSION ALLOCATION METHODOLOGY - Currently, the Inter-Zonal CM process allocates a single transmission capacity product, firm transmission, to New Firm Users of the ISO Controlled Grid in merit order according to their valuation of transmission capacity. The "value" is imputed by pairing up Adjustment Bids submitted by SCs for schedules across Inter-Zonal Interfaces. Schedules without Adjustment Bids are given scheduling priority as transmission price-takers. Schedules associated with ETCs are given the highest scheduling priority in both Day-Ahead and Hour-Ahead Markets and they are not assessed Usage Charges. Schedules associated with Firm transmission Rights
(FTRs) are given the second highest scheduling priority in the Day-Ahead Market only and Day-Ahead Final Schedules are given the second highest scheduling priority in the Hour-Ahead market.

         "PHANTOM CONGESTION" - Many ETCs have scheduling timelines that are inconsistent with the ISO's deadline for submitting Schedules. To accommodate the scheduling of ETCs after the Day-Ahead Market, and for some ETCs after the Hour-Ahead Market, transmission capacity that corresponds to the unscheduled portion of ETCs is reserved in Day-Ahead and Hour-Ahead Inter-Zonal CM and is not made available to New Firm Users. To the extent that ETC holders do not use this reserved transmission capacity, this creates an inefficiency in the transmission capacity allocation in the forward markets. The reserved transmission capacity is ultimately released in real time; however, its unavailability in the forward markets may aggravate Congestion and may artificially elevate Usage Charges. At the extreme, Congestion may be present "on paper" in the forward markets without actually materializing in real time. This phenomenon is often referred to as "financial congestion" or "Phantom Congestion."

         A review of historical Day-Ahead ETC scheduling activity revealed that unscheduled ETC capacity in 1999 was on average greater than the unmet demand47 on certain Inter-Zonal Interfaces. Had the reserved ETC capacity been released, there would have been no Congestion during many hours. Examples of financial congestion during 1999 are shown in Figures 4 and 5 for imports over the California-Oregon Intertie (COI) and Palo-Verde Intertie, respectively. Detailed information about unscheduled ETC capacity for 1999 will be provided in the near future for all Inter-Zonal Interfaces by direction.48

         THE SOLUTION - This efficiency issue can be addressed by creating an additional transmission product: recallable transmission capacity. This product can be made available after the allocation of New Firm Use capacity in CM by auctioning, on a recallable basis, the unused ETC capacity that was reserved


----------
47       Volume of Schedule adjustments due to Congestion.

48 For inter-ties, positive direction indicates imports into the ISO Control Area. For Path 15, positive direction indicates flow from south to north.




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

in CM. The most efficient and simple way to do this is to repeat CM after releasing the reserved ETC capacity, while locking-in the previous allocation of NFU transmission.49 SCs would optionally participate in the allocation of recallable transmission capacity with their remaining unused Adjustment Bids. The Usage Charge (marginal cost) for using recallable transmission would be no greater, but likely less, than the Usage Charge for NFU since the remaining unused Adjustment Bids impute lower transmission capacity valuations. In the event that ETC holders claim their right to schedule on their unused ETC capacity at some point later in the scheduling process, Schedules using recallable transmission could be adjusted accordingly to accommodate ETC schedules.



                                     [CHART]

                                    FIGURE 4



----------
49 The second pass of Congestion Management for the allocation of recallable transmission may take place immediately after the first pass for the allocation of NFU transmission, or after the A/S procurement. The first option is straightforward. The second option would give scheduling priority to A/S over NFU capacity that may be required to support recallable schedules due to non-unity Shift Factors in a looped LPA network configuration. However, as discussed in Section 7.2, A/S are not assessed Usage Charges for transmission capacity reservation, but recallable Energy Schedules are.

                                     [CHART]

                                    FIGURE 5

         As noted, recallable transmission would be priced as bid and it would be recalled in merit order of increasing price. With this option, SCs may also settle forward Energy associated with recallable transmission as bid. The Congestion revenues from recallable transmission will be paid to the corresponding PTOs or ETC holders, but they will be refunded in full if the associated transmission capacity is recalled later.

         8.4.1 OTHER OPTIONS CONSIDERED - An alternative option is to price recallable transmission on the margin and recall it pro rata. With this option, SCs may also settle forward Energy associated with recallable transmission on the margin. This option is more complex since it increases the number of schedule and settlement adjustments in the event of a recall. It is also not equitable since it is impossible to distinguish between allocations in the Day-Ahead and Hour-Ahead Markets according to the respective market clearing prices. Therefore, this option is not recommended.

9.       THE REAL TIME MARKET


         INTRODUCTION - As we discussed in Section 7, the basic objective of the CM redesign is to provide incentives to ensure physical feasibility of forward scheduling, provide proper price locational signals and eliminate gaming between forward and real-time markets. The proposed design achieves the above objectives and offers several advantages including improved reliability and market efficiency. A fundamental principle of the new design that helps achieve the stated objectives is that the forward and the real-time markets model and price the same resources consistently.

9.1.     NETWORK REPRESENTATION

         SECTION 8.1 presents in detail the Simplified Commercial Model that will be used in the forward markets. The same model will be used in the real-time markets. This model will be represented by LPAs that match the LRAs currently used by the ISO to operate the system in real-time. The paths that connect the LPAs will include loops to reflect transmission realities and the impact of the External System on the ISO Controlled Grid. The ISO will allocate Inter-LPA transmission rights in both markets in a consistent manner. The proposed design ensures that, in almost all cases, there will be no Intra-LPA Congestion.

         The proposed network model is necessarily more complicated than the current approach since it has to capture the network effects in selecting among the most economic Energy bids. The effectiveness of each resource will impact not only the quantity of the resource that may be procured but also the merit order of bids used to determine the dispatch order. The real time model will be solved using established optimization techniques similar to the ones used in the forward markets. The objective function of the optimization will be the minimization of the Imbalance Energy costs subject to all inter-LPA constraints and other resource-based constraints. The Market Separation Rule will be relaxed in the real-time market (See Section 8). The real-time network model will be updated often based on real-time information as it becomes available from various EMS functions, such as the State Estimator.

9.2      IMBALANCE ENERGY PROCUREMENT AND CONGESTION MANAGEMENT

         INTRODUCTION - As described in SECTION 4 of this proposal, the conceptual approach to this redesign effort has been to accurately reflect, in both the forward and real time markets, the actual requirements of real time operations, as determined by best engineering practices. Based on an examination of the ISO's current real time Energy market, we determined that certain changes to that market are necessary to:

         1) Accurately capture or model the real-time operating requirements of the ISO

         2) Establish the necessary incentives for Market Participants to behave in real time, in a manner that enables the ISO to satisfy its real time operating requirements

         3)       Make the actions of the ISO transparent in real time

         These changes are outlined below.

         THE EXISTING IMBALANCE MARKET - Currently, the ISO's Imbalance Energy market is based on a merit order stack of Energy bids that are supplied by either resources that are selected in the forward markets to provide Ancillary Services,50 or by Supplemental Energy bids submitted for use in real time.51

----------
50 Energy bids from resources that provide Regulation are not used in the Imbalance Energy merit order stack. These bids are only used in AGC. Regulation is a control rather than an Energy service. The Energy supplied by

The AGC function of the EMS maintains the frequency and net area interchange by correcting the Area Control Error (ACE) in real time. AGC resources respond within seconds to variations in the supply and demand, keeping them in balance. In performing this function, the units that provide Regulation depart from their Preferred Operating Point (POP). Every ten minutes, the ISO performs an auction for the Imbalance Energy that is required to return the AGC units to their POP and thereby restore their regulating margin. The ISO selects the winning bids in merit order from the Imbalance Energy stack and issues Dispatch instructions to the corresponding resources through the Automated Dispatch System (ADS). The real time price for Imbalance Energy in a given 10-minute interval is the Market Clearing Price (MCP) that results from the corresponding Imbalance Energy auction. Figure 1 illustrates the Imbalance Energy procurement in real time.

         REAL-TIME CONGESTION MANAGEMENT - The ISO currently mitigates real-time Inter-Zonal Congestion by dividing the Imbalance Energy market (and the merit order stack accordingly) into Congestion regions, and procuring Imbalance Energy separately in each region. Congestion regions are unions of Congestion Zones where the interconnecting Inter-Zonal Interfaces are free from Congestion, but the interfaces between regions are congested. In real time, Congestion regions may differ for each 10-minute dispatch interval. The effect of the division of the Imbalance Energy market is that the 10-minute MCPs for Imbalance Energy may differ by Congestion region. The price differential between any two Congestion regions is a manifestation of real-time Congestion between these regions.

         SETTLEMENT OF REAL-TIME CONGESTION MANAGEMENT - The settlement of Inter-Zonal Congestion Management in real time is handled through the Imbalance Energy market. Revenues are obtained from Imbalance Energy consumers (those with negative deviations) and paid to Imbalance Energy suppliers (those with positive deviations). The difference between payments to suppliers and charges to consumers is allocated to metered demand as part of the neutrality charge.

         SPLITTING THE BEEP STACK - Currently, the ISO divides the Imbalance Energy market only across internal Inter-Zonal Interfaces and not across inter-ties. Therefore, the 10-minute MCPs for Imbalance Energy at an inter-tie cannot differ from the MCP of the adjoining Congestion Zone, even if the inter-tie is congested. This situation does not provide accurate locational price signals for the value of Imbalance Energy and is inconsistent with the forward market CM protocol. Additionally, this limitation allows opportunities for gaming and does not provide incentives for proper bidding behavior. For example, inter-tie bids may be extremely negative to acquire first position in the Imbalance Energy merit order stack without the risk of setting the real time MCP that will be used for their payment when called upon.



----------
         resources providing Regulation is expected to be small since Load-following is achieved by dispatching resources from the Imbalance Energy merit order stack. Consequently, regulating Energy is a price-taker in real time.

51 The merit order stack is often referred to as the "BEEP stack" or the Balancing Energy and Ex Post Pricing stack.

                                     [CHART]

                                    FIGURE 1

         AN "EFFECTIVE" DESIGN - The ISO proposes to modify its real-time Imbalance Energy procurement software to allow for the division of Imbalance Energy market across any Inter-Zonal Interface, including the inter-ties. This would permit different 10-minute MCPs at the inter-ties and the adjoining Congestion Zones. These MCPs would provide accurate price signals, improve market efficiency, and would reduce opportunities for gaming.

         The proposed design presents a significant departure from the current real-time model. The representation will be necessarily more complicated since it has to capture the network effects in selecting among the most economic Energy bids (i.e., incorporate and reflect Effectiveness Factors). The effectiveness of each resource in resolving Congestion or addressing other system requirements will impact not only the quantity of the resource that may be procured but also the merit order of bids used to determine the dispatch order. The real time model will be solved using established optimization techniques similar to the ones used in the forward markets. The objective function of the optimization will be the minimization of the Imbalance Energy costs subject to all Inter-LPA constraints and other resource-based constraints. The Market Separation Rule will continue to be relaxed in the real-time market (See Section 8.1.). The real-time network will be updated, as real-time information becomes available from various EMS functions, such as the State Estimator.

         THE NEW APPROACH - Currently, the Imbalance Energy merit order stack is based solely on the bids and the physical capability of the participating resources. The efficiency of these resources in mitigating Congestion on a given Inter-Zonal Interface does not factor into the merit order selection. Resource efficiency varies due to the location of the resources in the network. As a result of this omission, the selection of winning bids in the Imbalance Energy auction may not be adequately effective in mitigating Congestion. This issue can be addressed by calculating the efficiency of resources in resolving Congestion on a given Inter-Zonal Interface and factoring this efficiency into the Imbalance Energy merit order stack. The resource efficiency factor can be easily obtained from a sensitivity analysis of a network solution. The efficiency-weighted merit order stack can be constructed by dividing the Energy bid prices by the corresponding efficiency factors, prior to sorting them. Since the resource efficiency factors differ by

Inter-Zonal Interface, a different merit order stack would be constructed for each interface at each 10-minute dispatch interval.

         In a radial network, the real time Imbalance Energy procurement and CM can be easily achieved by the previously described efficiency-weighted merit order stack. However, in a looped network, as is proposed here, the possibility of simultaneous Congestion on multiple Inter-LPA Interfaces makes this task increasingly difficult. In this situation, the calculation of resource Efficiency Factors can be combined with the Imbalance Energy auction into a single network optimization function. The objective of this optimization would be to procure the required amount of Imbalance Energy at least cost without violating Inter-LPA Interface constraints or participating resource physical capabilities, such as ramp limits and time delays, as well as responses to multiple Dispatch instructions for various services. The required network model would be similar to the simplified commercial model used in the forward market CM assuming that the Efficiency Factors of resources within a LPA are very close. One difference would be that the real-time simplified network model might take advantage of real-time information provided by the State Estimator.

         The proposed real-time optimal dispatch method would inevitably eliminate any price overlap between submitted decremental and incremental Energy bids, thereby putting the target price issue at rest permanently. The formulation of the optimization problem would be similar to the forward market Congestion Management, except that Energy would be priced in addition to transmission capacity, and there would be no Market Separation Rule. Additional constraints (e.g., ramp limits) would model the complexities of the real-time dispatch environment.

         The previously described process for Imbalance Energy procurement and Congestion Management does not address Intra-LPA Congestion. As mentioned in
Section 7, the incorporation of Nomograms and Operating Procedures into the forward market CM process would virtually eliminate Intra-LPA Congestion. Intra-LPA Congestion in real time would be small or infrequent, caused by unavoidable errors in load forecasts, and unanticipated system conditions such as improbable contingencies, switching errors, loop flows, etc. Under these conditions, the ISO would resolve Intra-LPA Congestion by dispatching resources out of merit as needed.

9.3      PRICING AND COST ALLOCATION

         The real-time optimal dispatch method discussed in the previous section will also calculate MCPs for Imbalance Energy in each LPA, for each Dispatch. These MCPs are the marginal cost for providing Imbalance Energy in each LPA, for a given power dispatch.52 However, these prices may not be suitable for pricing Imbalance Energy that would be calculated as the integral of the expected output of resources that acknowledge Dispatch instructions, that take into account the following:

         1)       The ramp limit

         2)       Any time delay

         3)       The physical capability of participating resources

         4) Responses to multiple Dispatch instructions for various services.

         For example, dispatching of resources that were previously called upon to provide Imbalance Energy might result in a MCP that is much lower than the Energy bids of some of these resources. This would not be a problem if these resources could immediately (with infinite ramp) transition to the newly


----------
52 Dispatch instructions are incremental or decremental power output (MW) instructions that refer to the previously accepted Dispatch instructions, or the Final Hour-Ahead Schedule if no instructions are previously accepted within the same hour.

instructed operating point. However, because of finite ramp rate limitations, these resources will provide Imbalance Energy for several minutes until the new instructed operating point is achieved. This Imbalance Energy, being the result of following ISO Dispatch instructions, provides the service that was bid for in the Imbalance Energy market and it should not be paid below the respective bid. Furthermore, multiple dispatches may take place within a given 10-minute interval, whereas a single incremental and a single decremental MCP are needed for settlement in that interval. Therefore, the complexities of the real-time dispatch warrant a pricing approach that should follow the principles of the 10-minute Dispatch and Settlement design, as filed and recently accepted by FERC in Tariff Amendment 29.53

         THE 10-MINUTE DISPATCH AND SETTLEMENT - Under the proposed design, all of the features of the 10-minute Dispatch and Settlement design would all be retained.54 The only exception would be the methodology for calculating the incremental and decremental MCPs in each LPA and 10-minute interval.

         According to the 10-minute Dispatch and Settlement design, the incremental and decremental MCPs in each Congestion region and 10-minute interval would be calculated as follows:

         o The incremental MCP would be the highest bid price of Imbalance Energy expected in that interval as a result of following in-merit acknowledged incremental Dispatch instructions for that interval.55

         o The decremental MCP would be the lowest bid price of Imbalance Energy that is expected in that interval as a result of following in-merit acknowledged decremental Dispatch instructions for that interval.

         o If only incremental Dispatch instructions are acknowledged, the decremental MCP would be equal to the incremental MCP.

         o If only decremental Dispatch instructions are acknowledged, the incremental MCP would be equal to the decremental MCP.

         o If no Dispatch instructions are acknowledged, the incremental MCP would be equal to the lowest incremental bid price and the decremental MCP would be equal to the highest decremental bid price in the stack. The decremental MCP would never be higher than the incremental MCP due to the application of the target price mechanism.

         In the presence of Inter-Zonal Congestion, the incremental and decremental MCPs may be different for each Congestion region.

         THE MODIFIED 10-MINUTE DISPATCH - This methodology is appropriate for a radial Zonal configuration where the regional separation of the market simulates CM in a simple network model. However, in a looped LPA-based configuration, the calculation of the incremental and decremental MCPs in each LPA and 10-minute interval will be based on the marginal Energy prices that would be calculated by the real-time optimal dispatch, as follows:



----------
53 FERC order dated June 28, 2000 in Docket No. ER00-2383-000. The 10-minute market and settlement design is anticipated to be implemented on or around August 1, 2000.

54 The transition to a real time optimal dispatch using a simplified looped-LPA network model does not negate the concerns that led to the 10-minute Dispatch and Settlement design.

55 An acknowledged Dispatch instruction stays in effect until it is explicitly reversed, or until the end of the hour. Reversed Dispatch instructions cannot be declined; they are deemed immediately acknowledged.

         o An optimal Dispatch will take place at the beginning of each hour regardless of Imbalance Energy requirements.

         o The incremental MCP would be the highest marginal Energy price of all optimal dispatch solutions in the interval, but not lower than the marginal price of the last optimal Dispatch solution in the previous interval of the same hour.56

         o The decremental MCP would be the lowest marginal Energy price of all optimal Dispatch solutions in the interval, but not higher than the marginal price of the last optimal Dispatch solution in the previous interval of the same hour.56

         In the presence of Inter-Zonal Congestion, the incremental and decremental MCPs may be different for each LPA.

         Instructed Imbalance Energy from resources that acknowledge Dispatch instructions would be paid or charged the appropriate MCP:

         o Positive instructed deviations57 would be paid the incremental MCP for the corresponding LPA and interval;

         o Negative instructed deviations would be charged the decremental MCP for the corresponding LPA and interval

         o Positive Uninstructed Energy deviations will be paid the decremental MCP

         o Negative Uninstructed Energy deviations will be charged the incremental MCP, for the corresponding LPA and interval.

         o Ramping Energy58 would not be paid or charged since it is an attribution of forward Energy that is settled in the SCs' forward Energy markets.

         o Positive Residual Imbalance Energy59 will be paid the incremental MCP for the corresponding LPA and the interval in which the associated Dispatch instruction was issued.

         o Negative Residual Imbalance Energy will be charged the decremental MCP for the corresponding LPA and the interval in which the associated Dispatch instruction was issued.

         Instructed Energy produced or consumed as the result of following an out-of-merit Dispatch instruction, e.g., for Intra-LPA CM, would be paid or charged as bid accordingly. The net cost of Intra-LPA Congestion would be allocated to metered demand in the respective LPA through the Grid Operations Charge. Instructed Energy produced as the result of following an out-of-market
(OOM) Dispatch instruction would be paid according to the OOM protocol and the associated cost would be allocated according to that protocol.

         Provisions implementing non-payment for uninstructed deviations, or "No Pay" would normally apply to the following situations:



----------
56       For intervals two to six.

57       Real-time deviations are measured from the Final Hour-Ahead schedules.

58 Ramping Energy is the instructed energy deviation that is required for a smooth 20-minute linear ramp between hourly energy schedules at the top of each hour.

59 Residual Imbalance Energy is the instructed Energy that is produced or consumed as the result of following a Dispatch instruction that reverses a previously acknowledged Dispatch instruction in the opposite direction in the previous interval of the current hour, or the last interval of the previous hour.

         a) Uninstructed Energy deviations that expend Ancillary Services capacity that should remain in reserve

         b)       Declined Dispatch instructions

         c)       Undelivered Energy for acknowledged Dispatch instructions.

10.      ECONOMIC SIGNALS, REVENUE ALLOCATION, AND COST OBLIGATION

10.1.    INTRODUCTION

         Any discussion of revenue and cost allocation by the ISO must begin with a clear understanding of the limitations the ISO faces in allocating costs and revenues. The ISO deals directly only with Scheduling Coordinators (SCs) and Participating Transmission Owners (PTOs). This means, for example, that when we talk about assigning a specific cost obligation to loads within a specific LPA, we really mean assigning the cost to SCs based on their load (metered or scheduled) within that LPA. Whether or not the cost is actually assigned to those customers depends on the business practices of the SC and its client retailers (electric service providers or ESPs). These practices are generally not known to the ISO, nor are they within its sphere of influence. The underlying assumption, however, is that the methods used to allocate specific costs and revenues to SCs and PTOs will create incentives for those entities that are at least consistent with, if not exactly the same as, the incentives those methods would create for consumers and producers if applied to them directly. In the remainder of this section, we talk about assigning costs and revenues to loads or generators with the understanding that the assignment is really to SCs in the corresponding proportions.

         On the subject of incentives, a key point to bear in mind when assigning the legal obligation for payment for a given energy or capacity product or grid service is that the money for all these payments ultimately comes from revenues collected from final customers for their energy consumption. The incentives created by cost and revenue allocation depend significantly on which specific customers bear which specific costs. For example, assigning Congestion charges to the users of a congested interface (loads on the import side of the interface, or generators serving such loads from the opposite side) will dramatically affect near-term consumption and production decisions as well as the location decisions of new generators.

         Closely intertwined with incentive effects is the principle of cost causation, i.e., the principle that costs should be borne by entities that contribute to creating those costs. The cost causation principle requires that we avoid creating or perpetuating cross-subsidies from one segment of the market to another. The principle is thus closely tied to the requirement that the ISO provide open access to and nondiscriminatory pricing of transmission service, in the sense that assigning costs caused by one segment of the market to another segment would discriminate in favor of the subsidized segment. The cost causation principle is particularly important in developing a robust competitive market, because transferring cost obligations from those who cause the costs to those who do not can change the competitive balance among these market participants. Adhering to the cost causation principle is thus a necessary element of creating effective market incentives.

         Based purely on a consideration of economic signals and incentives we would state the following principle: THE ASSIGNMENT OF OBLIGATIONS FOR PAYMENTS AND RIGHTS TO REVENUES TO SUPPLIERS OF ENERGY, CAPACITY, AND GRID SERVICES AND FINAL CONSUMERS OF ELECTRICITY SHOULD CREATE INCENTIVES FOR EFFICIENT OPERATION OF AND INVESTMENT IN THE CALIFORNIA ELECTRICITY MARKET.

         The question of cost and revenue allocation involves other factors, however, which may require us to modify the result we would obtain from focusing purely on incentives and cost causation. One of the most significant of these is the fact that electric restructuring has created local market power situations which did not exist under the previous regulated utility regime, and which severely impact the consumers in particular geographic areas within the ISO system. These market power situations result from the existence of physical constraints in the transmission grid and the strategic locations of generators with respect to those constraints. Under the regulated utility regime, local market power was not an issue because of the vertically integrated structure of the utilities.

         Under the previous structure, the utility performed integrated planning of generation and transmission to determine the most cost-effective combination of capacity investments to undertake, with the assumption that the utility would also be the operator of all generation and transmission facilities in its control area. Under this structure, the regulatory paradigm ensured that any geographic cost differentials due to grid constraints and generator locations would not affect final consumers, and the system was designed and built with this expectation.

         Electric restructuring has changed the paradigm, however, so that generation and transmission are now planned and operated independently, with generation being a competitive market and transmission being a regulated monopoly service. Electric restructuring thus created the potential for certain generators to exercise market power because their locations made them essential for reliability. To allocate the full costs of local reliability to the consumers in constrained areas would in effect hold those consumers singularly responsible for the local limitations of an electric network they had no particular role in developing. One could argue, in this light, that the principle of cost causation is not perfectly aligned with the objective of creating accurate locational price incentives, because the causes of the costs in question stem largely from the effect of electric restructuring on the control and operation of the pre-existing transmission and generation facilities in the California system.

         At this time, this CMR proposal does not take a position on whether or not it is appropriate to fully allocate locational costs and price differentials to loads in congested areas. Rather, the intention is to describe and raise for discussion the tradeoff between creating the most effective locational signals versus interpreting cost causation in a historical light and applying an alternative cost allocation scheme. The alternatives to be considered include:
1) Pure locational pricing, under which loads in a congested LPA would be assessed any real-time energy price differential applicable to the LPA plus the costs of both the LRS procurement and forward Congestion into the LPA; and, 2) Various options for averaging prices to loads across larger areas.

         In the following sections, we first present an overview table of the pricing and cost and revenue allocation elements of this CMR proposal. Next, we discuss locational price signals, and the effectiveness of the proposed local reliability service (LRS) procurement in preserving locational price signals while mitigating the market power associated with locational needs. Finally, we discuss the linkages between CMR and the Long-term Grid Planning (LTGP) and New Generator Interconnection Policy (NGIP) efforts, with emphasis on the consistency of economic signals and incentives in all three areas.

10.2.    SUMMARY OF PRICING AND ALLOCATION OF COSTS AND REVENUES


               REAL-TIME
-------------------------------------------              --------------------------------------------------------------------------
Imbalance Energy, no actual or imminent                  Pricing and settlement as specified in Amendment 29 filing (10-minute
Congestion                                               dispatch and settlement).

Actual or imminent Congestion on an                      LPAs will have different real-time energy prices.
Inter-LPA Pathway
                                                         Generators within each LPA will receive the applicable locational price.

                                                         Pricing for load deviations within the LPA to be determined; options are:

                                                             o   Charge same LPA-specific-price that is paid to generators, or

                                                             o   Average price over larger area

Actual or imminent violation of a                        Resources needed out-of-merit will be paid as bid (using bids submitted
constraint within an LPA                                 at the time of LRS procurement) without affecting real-time MCP.

                                                         Allocation of incremental out-of-merit cost to be determined; options are:

                                                             o   To loads, within the LPA or averaged over a larger area, or

                                                             o   To the PTO

        DAY-AHEAD AND HOUR-AHEAD
-------------------------------------------              --------------------------------------------------------------------------
Congestion Charges for Inter-LPA                         As today, charges determined by Adjustment Bids, assessed to SCs per
Pathways                                                 MWh scheduled flow across congested pathways.

                                                         Revenues allocated to:

                                                             o   FTR holders for capacity equal to auctioned amount of FTRs, and

                                                             o   PTOs. loads in congested areas, or transmission upgrade fund, for any NFU capacity allocated in excess of auctioned amount of FTRs.

Recallable Transmission Service                          Charges based on Adjustment Bids used (i.e., flows curtailed) in allocating firm transmission in CONG, and assessed to SCs per MWh scheduled flow across congested pathway.

                                                         Revenues allocated to PTOs/ETC rights holders.

             TWO-DAY-AHEAD
-------------------------------------------              --------------------------------------------------------------------------
Local Reliability Service (LRS) Auction                  Payment to selected resources per MW of committed capacity.

                                                         Allocation of costs to be determined; options are:

                                                             o   To loads, within the LPA or averaged over a larger area, or

                                                             o   To the PTO
             WAY AHEAD
-------------------------------------------              --------------------------------------------------------------------------
FTR Auctions - long-term and monthly                     Revenues to be allocated to relevant PTOs, loads in congested areas, or transmission upgrade fund.

10.3.    ECONOMIC SIGNALS IN THE PROPOSED PRICING AND COST ALLOCATION METHODS

         The concept of accurate locational prices has two distinct aspects. Locational price differentials:

         1) Should reflect differences in the cost of delivered energy imposed by the physical locations of generating resources and loads with respect to constraints in the transmission grid; and

         2) Should not be inflated by the exercise of locational market power.

         The discussion below explains how this proposal, by using real-time operating requirements as a starting point for procuring locational resources and managing Congestion on a forward basis, creates accurate locational price signals for generation production and investment decisions. In addressing aspect 2, above, it uses a transparent mitigation mechanism that separates locational market power mitigation from the pricing of competitive energy and Ancillary Services, consistent with the California design principle of separating the monopoly transmission service from the competitive Forward Energy markets.

         10.3.1. FEASIBILITY OF SCHEDULES

         Significant opportunities to profit from market power exercise have emerged under the ISO's current CM protocols, particularly due to the fact that final schedules may contain constraint violations that render them infeasible in real time. The proposed CM protocols differ from the current ones in explicitly utilizing the best available information on expected loads, transmission constraints, and generation unit status, to procure in forward markets the local resources that will be needed for reliable real-time operation. Under the proposed protocols, if there is no difference between scheduled and actual load and generation, and no unplanned transmission line de-ratings or generating unit outages, then all final forward schedules will be feasible in real-time without violating transmission constraints.60 Moreover, even if load and generation substantially under-schedule, the ISO's procurement of Local Reliability Service
(LRS) will be adequate to ensure real-time compliance with the applicable local reliability criteria. Under this CMR proposal, real-time feasibility of forward schedules is ensured by explicitly honoring the OPs and nomograms used in real-time operations in establishing final Forward Energy schedules. Thus, the proposed CM approach will eliminate one source of market power exercise that could otherwise distort locational prices.

         10.3.2. LOCATIONAL PRICE SIGNALS

         There are three sources of locational price signals under the CMR proposal:

         1) The LRS procurement will offer hourly payments to generating resources for providing scheduled energy and additional available capacity;

         2) Forward Congestion (Day-Ahead and Hour-Ahead) between LPAs will result in a usage charge for moving energy across congested pathways; and,

         3) Real-time Congestion between LPAs will result in different imbalance energy prices, possibly for all LPAs in any given 10-minute interval.

         LRS PROCUREMENT. The LRS procurement proposed in this CMR package effectively separates the cost of mitigating locational market power from the pricing of energy. The resource supplying QLRS MW

----------

60 As noted previously, in the forward scheduling time-frame "feasibility" is ensured with regard to transmission constraints only. In the forward markets, the ISO does not assess whether generating units are capable of performing to meet their hourly schedule changes. In the real-time market, however, the optimal power flow model used for real-time dispatch takes account of generator performance capabilities as well as transmission constraints to ensure feasibility from both perspectives.

of LRS capacity will be paid a capped price PLRS per MW, in return for the commitment to submit a Day-Ahead schedule for a portion Qmin of that capacity, and an uncapped energy bid that will apply to the remaining capacity (QLRS -
Qmin). Once this resource is selected, its energy bid must remain unchanged through real time, even if the resource bids into and is selected to provide A/S.61 For any capacity above QLRS, the unit is of course free to schedule and bid as it chooses. For the scheduled Qmin MWh, the unit is also free to earn whatever energy price it can obtain as long as it shows up in a Day-Ahead schedule. Thus, it can bid into the PX as a price taker or enter a bilateral agreement, for example, a long-term contract with load within the congested LPA that requires the unit's reliability service.

         The amount (QLRS * PLRS) may be interpreted in several ways. First and foremost, it is the cost of obtaining unit commitment from a generating resource that it is known will be needed in real time for local reliability. It is also, however, the compensation paid to the resource for its local market power. This compensation will not be unlimited, however, as the proposal is to set a bid cap on PLRS for each LPA to mitigate local market power, but to set it at a high enough level to ensure that the LRS capacity payment provides a meaningful locational price signal.

         By separating the cost of local market power mitigation from the pricing of competitive energy, the LRS mechanism for mitigating local market power eliminates the need for cost-based caps on bids into the real-time energy, A/S, and forward CM markets. Because the retail rate freeze is still in force in the PG&E and SCE service territories, there is a strong economic argument for keeping a damage control price cap on these markets. At the same time, because the best estimates of the real-time nomogram constraints are honored in constructing Day-Ahead energy schedules, there is a very small likelihood that a unit will be able to exercise its local market power in real-time. Because the energy bids associated with LRS capacity are fixed for the Trading Day at the time the LRS capacity is procured, the unit owner faces a high risk of not being dispatched if its energy bid is set extremely high with the idea of exploiting market power in real time. By eliminating all bid caps except a uniform damage control cap, the possibility still exists for generators to earn very high energy prices when there is system-wide scarcity of generation capacity. However, the presence of the LRS market with its bid caps prevents any unit owner from leveraging its local market power to the larger zonal or state-wide energy market.

         On the load side of the price signal question, one view of transmission upgrade incentives suggests that the entities with the greatest incentive to reinforce the grid in costly LPAs will be the loads inside those LPAs. The pure economics suggests, then, that in order to provide the appropriate locational price signals to loads, loads in each LPA should be liable for all LRS payments for that LPA in addition to any forward and real-time differentials in the cost of energy. In order for loads to be willing to support transmission upgrades and new generation in their area, they must see a significant benefit, i.e., a reduction in the cost of delivered electricity in their LPA through the reduction of these locational costs. Under this cost allocation scheme, loads will benefit from both transmission upgrades and new generation entry through lower LRS payments and locational energy prices. As noted above, however, this purely economic view needs to be balanced against the fact that the loads in constrained LPAs have inherited a market power problem that did not exist when the regulated utilities owned and controlled all the local reliability resources. Since electric industry restructuring created the present market power potential, it may well be in the collective interests of the market to spread some of the mitigation costs over larger geographic areas.

----------

61 To prevent double payment, the unit would forfeit the LRS capacity payment for any portion of committed LRS capacity that was accepted in the A/S auctions.



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

         FORWARD CONGESTION CHARGES AND LOCATIONAL REAL-TIME IMBALANCE ENERGY PRICES. Even though the LRS market guarantees that sufficient local energy is scheduled on a forward basis to achieve system-wide feasibility of final energy schedules, the CM process can still result in a positive price for the use of transmission capacity between adjacent LPAs. This is clearly true for major internal interfaces (Paths 15 and 26) and the interties, for which there would be no LRS procurement. For the new LPAs created based on local reliability areas
(LRAs), Congestion in the forward market would be infrequent, but could occur in Hour-Ahead when line de-ratings and generation unit outages occur after the Day-Ahead market. In these cases, SCs with scheduled flows across these interfaces would be assessed the usage charge.

         Similarly, real-time Congestion between LPAs can occur simply due to uninstructed deviations, as well as to forced outages and line de-ratings. When such Congestion occurs, the optimal power flow model used for real-time dispatch will create locational real-time prices, which potentially can differ in each LPA and each 10-minute interval. These prices will represent location-specific costs to real-time deviations in each LPA.

         10.3.3. UNRESOLVED ISSUES

         SUNSET OF BID CAPS FOR LRS. One way to reinforce the incentive effect of locational prices is to phase out the bid caps on the LRS market over time, in order to stimulate new generation investment and transmission upgrades at locations with the most severe local market power problems. In effect, the locational price signal of the LRS procurement is strengthened by an explicit provision for sunset of the LRS bid caps after the minimum number of years necessary for new generation to enter or transmission to be upgraded, or somewhere between two and four years after the implementation of the new LPA. An explicit pre-set end date for bid caps on the LRS market increases the urgency for loads to undertake new transmission and generation investments or sign long-term forward financial contracts with local generation for the provision of the LRS services. Without this end date and the associated risk of facing very high future LRS costs, loads will have little incentive to take the steps necessary to eliminate the local market power that led to the imposition of bids caps on the local LRS market.

         SYMMETRIC TREATMENT OF GENERATORS AND LOADS. The potential for high zonal energy prices also creates incentives for loads to make the investments needed to become more price-responsive. As loads become more price-responsive, the distinction between load and generation becomes less clear; i.e., a load that can credibly respond to Day-Ahead and real-time energy prices is not very different from a generating unit. For this reason, it may be important to treat load and generation the same way in the redesigned CM process. For example, rather than allowing loads to schedule anywhere within a given LPA or demand zone, perhaps the ISO should require loads to schedule at the transmission grid bus level, as generation units currently do. Symmetric treatment of load and generation will better allow the ISO to manage the entry of behind-the-meter distributed generation facilities that serve the on-site needs of industrial customers. The presence of more customers with this sort of price-responsiveness will significantly enhance the competitiveness of the ISO's markets.

10.4. LINKAGES BETWEEN CONGESTION MANAGEMENT REFORM, LONG-TERM GRID PLANNING, AND NEW GENERATION INTER-CONNECTION POLICY

         As part of this comprehensive Congestion Management Reform (CMR) effort, the ISO must develop explicit linkages with Long-Term Grid Planning
(LTGP) and New-Generator Inter-connection Policy (NGIP). All three are complementary aspects of the ISO's mission of providing a reliable transmission



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

infrastructure to support the competitive electricity market. All three must therefore incorporate consistent economic signals and incentives, and must represent a unified approach in delineating the optimal boundary between those activities best suited to the competitive market and those belonging to the regulated monopoly transmission function.

         This section describes how the linkages between CMR, LTGP, and NGIP are currently being thought of in the context of the CMR effort. The discussion takes, as a point of departure, the fundamental objectives of electric restructuring and principles of the California design approach that were presented in Sections 3 and 4 of this proposal. For the sake of brevity we do not restate those ideas here.

         10.4.1. LONG-TERM GRID PLANNING

         In thinking about the effectiveness of incentives in the context of LTGP and NGIP, there are certain basic questions we must raise.

         First, do we believe that in the near-to-medium term there will be sufficient economic incentives (i.e., anticipated Congestion and wheeling access charge revenues, FTR auction revenues, etc.) accruing to the potential transmission investor to obtain adequate grid expansion to support an efficient, competitive generation market?

         If not, the next logical question is how to refocus LTGP activities and efforts to best support the ISO's mission of providing a reliable grid with adequate capacity to accommodate all users of the grid, rather than perpetuating an expectation that we can rely on the market to expand the grid to meet the transmission infrastructure needs of the competitive market. A related question is whether we should abandon the possibly unproductive distinction between "reliability" and "economic" transmission upgrades, and re-direct our efforts toward establishing a reliable "interstate highway" transmission system that will facilitate a broad regional energy market.

         Alternatively, if we believe there is or can be a market for transmission upgrades, how do we facilitate such a market in the near term and create sufficient incentives to ensure that transmission facilities do not become a bottleneck to competition in generation?

         Second, regardless of how we answer the first question, we need to ask whether transmission, generation, and demand-based projects can compete on an equal basis, i.e., provide equally effective solutions to transmission system expansion needs. We suspect the answer will depend on the type of project being considered; for example, a project that serves only local reliability needs, versus one that provides benefits to the system as a whole. In any event, if the answer is affirmative for any type of project, we must ask how the ISO can subject these alternatives to a fair and objective comparative evaluation.

         At this juncture, we remain unconvinced that the market will step forward to expand the grid to meet the needs of the still-developing competitive generation market. Nor do we see an established process and authority for ensuring that transmission facilities are expanded as needed to support the fundamental restructuring objective of creating a robust competitive generation market. We believe, therefore, that it is essential for the ISO to assume a proactive role in ensuring that the transmission system can accommodate all current and prospective users and can be operated in a reliable and efficient manner. In addition, we believe that the ISO should ensure access to the transmission system by new entrants, which requires reducing potential barriers to entry and providing reasonable ex ante certainty to potential new entrants regarding their costs of connecting to and utilizing the transmission grid. The remainder of this section articulates and expands upon these principles.

         PRINCIPLE 1: THE ISO SHOULD TAKE A PROACTIVE ROLE IN ENSURING THAT THE ISO CONTROLLED GRID IS EXPANDED IN A MANNER THAT SATISFIES THE ISO'S GRID PLANNING AND OPERATING CRITERIA.



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

         Earlier in this section, we discussed the fact that the restructured electricity market inherited a grid system that was designed under a different set of incentives than those of the restructured industry. As a result, we face a tradeoff between economic efficiency and historical cost causation in trying to implement strong economic incentives for loads in constrained areas to sponsor grid upgrades, particularly in areas where there is high reliance today on RMR resources, and where there will be high costs for LRS procurement under this CMR proposal.

         We believe, therefore, that the ISO should, in conjunction with the PTOs, develop an integrated plan for the state that ensures that the ISO Controlled Grid satisfies the ISO's Grid Planning Criteria and reduces the need for local reliability generating resources. Part of the LTGP process approved by the ISO Governing Board last year is consistent with that approach. Part I of the two-part planning process approved by the Board provided that the ISO will develop an integrated transmission plan for the entire ISO Controlled Grid. Development of the integrated plan would provide a means for the ISO to ensure that the grid is configured and expanded in a manner consistent with Principle 1.

         PRINCIPLE NO. 2: THE ISO SHOULD TAKE A PROACTIVE ROLE IN IDENTIFYING AND EXPANDING CONSTRAINED AREAS OF THE GRID IN ORDER TO ENSURE A RELIABLE AND EFFICIENT REGIONAL TRANSMISSION NETWORK THAT WILL FACILITATE GENERATION COMPETITION IN CALIFORNIA AND ACCESS TO REGIONAL ENERGY MARKETS.

         The ISO should proactively expand the grid and ensure that the grid is reliable and can accommodate all market participants, including new resources wishing to interconnect to the system. We believe that such an approach will ensure that the grid will be expanded in a manner that is reliable and that will support the needs of the market. This approach is consistent with: 1) The ISO's TAC filing, which provides for the transition to an ISO grid-wide Access Charge for the high-voltage transmission system; and, 2) The vision of a high-voltage interstate transmission system that is administered by one or more Regional Transmission Organizations for the western interconnection. This approach is also consistent with the concept, upon which the TAC filing was based, that the high-voltage transmission network and enhancements to it have system-wide benefits that in many instances cannot be readily quantified, much less captured by a potential private investor. It may therefore be incumbent on the ISO to take the lead, at least for projects that offer clear system-wide benefits.

         Moreover, we believe that such an approach is practical and realistic given the current lack of incentives (and the presence of disincentives) for market participants to step forward and build transmission. We recognize that this approach, by placing leadership responsibility for grid expansion upon the ISO, may reduce or eliminate the incentives for market participants in high-price areas from stepping forward to expand the grid. In other words, if market participants know that the ISO will ensure that facilities are built, then they will not do so. As noted above, however, the system-wide benefits inherent in such upgrades may make it inappropriate to rely completely on local incentives to induce the needed investments.

         10.4.2. NEW-GENERATOR INTERCONNECTION POLICY

         Similar to LTGP, the optimal specification of a NGIP is highly dependent on the outcome of the policy issues raised above. If the ISO's goal is to ensure a reliable, efficient, and robust transmission system to facilitate a competitive generation market, it needs a NGIP policy that ensures access to a reliable grid at minimum cost, i.e., one that reduces barriers to entry. Alternatively, a more limited role for the ISO in grid expansion may require that new generators wishing to interconnect to the system be responsible for certain grid upgrades beyond those required for direct connection, and may create greater uncertainty about what those costs will be. The pros and cons to each approach need to be fully debated.



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

We believe, however, that there are certain guiding principles, consistent with this CMR proposal, that should be followed in developing a NGIP to further the goals of restructuring and to facilitate the addition of new capacity to the California market.

         PRINCIPLE 3: THE ISO SHOULD TAKE A PROACTIVE ROLE IN ENSURING THAT EACH NEW OR REPOWERED GENERATOR OR RESOURCE IS ABLE TO INTERCONNECT TO THE GRID WITH MINIMAL INTERCONNECTION COSTS, THEREBY ENSURING ACCESS TO THE MARKET AND REDUCING POTENTIAL BARRIERS TO ENTRY.

         This approach would require that the ISO and the PTOs collaboratively plan and enhance the transmission system to accommodate new entrants. The cost of new transmission upgrades or expansions, even those whose primary purpose is to accommodate new entrants (with the exception of the direct connections of new units to the grid), would then be paid by all transmission customers (load) within the ISO system. Under this approach, the ISO and the PTOs would actively identify and plan transmission system upgrades needed to eliminate bottlenecks on the system when those upgrades are economically justified (for example, when Congestion would essentially negate any net additional generation capacity the new entrant would bring to the market by placing it into direct competition with existing generation for the same limited transmission capacity).

         This approach ensures that resources are able to interconnect to the grid at reasonable and predictable costs, thereby reducing barriers to entry and potentially lowering overall energy costs by increasing market liquidity. We believe that this approach is consistent with the fundamental objective of restructuring: to guarantee open and non-discriminatory access to the transmission system in order to facilitate a competitive generation market. This approach places the burden of planning and expanding the grid on the ISO and the PTOs and their customers. At the same time, we recognize that an approach whereby the costs of all economic transmission upgrades are rolled-in may not provide strong incentive for new generators to locate in areas where interconnection costs, including those beyond the first point of interconnection, will be minimal.

         PRINCIPLE 4: THE ISO SHOULD PROVIDE NEW ENTRANTS WITH REASONABLE EX ANTE PRICE CERTAINTY REGARDING THEIR COSTS OF INTERCONNECTING TO AND UTILIZING THE ISO CONTROLLED GRID.

         A number of Market Participants have previously stated that ex ante price certainty is a critical issue for them. In terms of obtaining the necessary financing for their projects, project developers have stated that they need to know, up front, what kinds of costs (type and level) they are likely to be responsible for when interconnecting to the ISO Controlled Grid. It is fairly easy to provide new entrants with an accurate estimate of direct-connection costs, and such estimates are routinely provided as part of performing the required system-impact and facility studies. It is not as easy to provide new entrants with an accurate estimate of Congestion costs. The provision of FTRs (and their availability in the secondary market) can help provide new entrants with the necessary price certainty, at least with respect to potential transmission Congestion costs. One complication is that the interconnection of the new generator may, by changing the configuration of the network and the relevant Operating Procedures and nomograms, create Congestion on a path that was not previously designated for Congestion Management and FTRs.



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

11.      FERC'S ORDER 2000

11.1 ORDER NO. 2000 AND CONGESTION MANAGEMENT - FERC's most recent and comprehensive statement on CM by regional transmission organizations (RTOs), which could include ISOs, is found in its Order No. 2000.62 In Order No. 2000, the Commission described the requirements for an RTO's CM approach. It stated that an RTO must ensure the development and operation of market mechanisms to manage Congestion. It used the word "ensure" because the RTO may either develop and operate these mechanisms itself, or delegate these responsibilities to a separate entity not affiliated with any Market Participant.63 The Commission found that market mechanisms were superior to various administrative curtailment procedures that fail to take into account the value of different transactions.64 The market mechanisms developed must be closely coordinated with the RTO's day-to-day and moment-to-moment operational activities.65 The RTO's CM market may be operated on either a centralized or decentralized basis.66 Any acceptable CM market would need to include a mechanism to provide customers with efficient price signals regarding the consequences of their transmission use decisions. Additionally, any proposals for Congestion pricing should provide that:

o "[G]enerators that are dispatched in the presence of transmission constraints are those that can serve system loads at least cost."

o "[L]imited transmission capacity is used by Market Participants that value that use most highly."67

         The key criteria laid down in Order 2000 for a CM system are thus:

o        Relying on market-based mechanisms

o Promoting efficient use of the grid by entities that place the highest value on that use

o Sending accurate price signals to encourage efficient expansion of the grid to relieve Congestion

         The Order does not prescribe a specific Congestion pricing method, noting that the particular circumstances of an individual RTO will dictate the method best suited for it.68 Nonetheless, the Order makes it clear that FERC views locational marginal pricing ("LMP") with particular favor. This is the method most closely identified with the Pennsylvania-New Jersey-Maryland ISO ("PJM") and, with the California ISO's Inter-Zonal Congestion Management,. FERC found:

         LMP assesses congestion charges directly to transmission customers in a manner consistent with each customer's actual use of the system and the actual dispatch that its transactions cause. In addition, LMP facilitates the creation of financial transmission

----------

62 Regional Transmission Organizations, Order No. 2000, FERC Stats. and Regs.P. 31,089 (December 20, 1999), order on reh'g, Order No. 2000-A, 90 FERCP. 61,201 (February 25, 2000) ("Order 2000"). In an order on the Southwest Power Pool ISO proposal issued on May 17, 2000, the Commission reiterated the CM criteria it had developed in Order No. 2000. See Southwest Power Pool, 91 FERCP. 61,137 (2000), slip op. at 11.

63       Order 2000 at 31,126.

64       Id.

65       Id.

66       Id.

67       Order 2000 at 31,109.

68       Order 2000 at 31,127.



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

         rights, which enable customers to pay known transmission rates and to hedge against congestion charges.69

FERC acknowledged, however, that LMP could be "costly and difficult to implement", and might be more suitable for entities that were formed from pre-existing tight power pools.

         FERC did not reject out of hand the method it termed the principal alternative to LMP, i.e., the trading of physical transmission rights in a secondary market. FERC speculated that such an approach might work "in regions where congestion is minor or infrequent".70

         With regard to physical curtailment, FERC stated that while the RTO must have the ability to curtail transmission transactions at times when the CM market fails to achieve favorable results, the Commission would not require an RTO to redispatch any Generation solely for the purpose of managing Congestion.71 Finally, FERC decided that while an RTO must have "effective protocols for managing congestion" in place at its startup, it would allow the RTO one year after startup for implementation of the market mechanisms required by the Order.72

11.2 ORDER NO. 2000 AND INTERREGIONAL COORDINATION - FERC's vision in order no. 2000 is clearly one in which the transmission systems of entire regions or interconnections are overseen by a single RTO. A single RTO for an entire interconnection would ensure that access to the transmission systems in that region was open and provided under a consistent and uniform set of terms and conditions. Moreover, a single RTO could, while recognizing state-by-state differences, ensure a seamless market interface within the region. Obviously, while all affected parties should aggressively pursue the creation of such an entity, it is necessary to ensure that all interim proposals are developed so as to recognize and reflect the need for interregional coordination. As FERC stated, "coordination activities among regions is a significant element in maintaining a reliable bulk transmission system and for the development of competitive markets."73

         In Order No. 2000, FERC required RTOs, "to develop mechanisms to coordinate its activities with other regions whether or not an RTO exists in these other regions"74 and stated that, "We expect the RTO to work closely with other regions to address inter-regional problems and problems at the 'seams' between the RTOs."75 (Note: Usually a quote within a quote is set off with apostrophes.) Specifically, FERC stated that the eighth functional requirement of an RTO is:

         (8) Interregional Coordination: The Regional Transmission Organization must ensure the integration of reliability practices within an interconnection and market interface practices among regions.76

         Recognizing this requirement and the basic necessity of interregional coordination, it is imperative that the ISO and Market Participants consider, as part of developing a comprehensive CMR proposal, the initiatives currently underway in neighboring regions such as the desert Southwest, the Pacific Northwest, and Nevada. While FERC's eighth functional requirement requires both the integration of reliability


----------

69       Id.

70       Order 2000 at 31,127.

71       Id.

72       Id. at 31,128.

73       Id. at Order 2000 at 31,167

74       Id.

75       Id.

76       Id.



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

requirements and market interface practices, we focus on the latter in this discussion. While more work must certainly be done regarding the integration of reliability practices in the West, until the formation of an RTO for the Western interconnection, we believe the appropriate forum for addressing this issue is the WSCC and its various subcommittees.

         As outlined in its draft tariff, Desert STAR, the transmission organization forming in the desert Southwest, is proposing to implement a system based primarily on physical rights, whereby a transmission user will be required to have a FTR to schedule energy over transmission paths. As we understand their proposal, the Southwest does not intend to create a formal Energy exchange, but instead to place a heavy emphasis on and facilitate a liquid bilateral market. On a fundamental level, we believe this approach is fully consistent with California's decentralized market-design approach. Moreover, while the Southwest appears to be heading towards implementing a physical-rights transmission system, we believe their basic approach is compatible with this proposal. As we explained in Section 7.2, we propose to issue 100% FTRs with a physical scheduling priority feature. The purpose of our FTR-design approach is to emphasize and facilitate forward-market management of transmission by SCs. While the CMR proposal does not propose to require FTRs for scheduling transmission, as does the Southwest, we believe the conceptual approach is similar and compatible.

         We are less clear as to what type of Ancillary Service (AS) markets the Southwest intends to implement. However, AS markets must be structured at a minimum to provide certain basic services, such as Regulation and Operating Reserve. Moreover, whether the Southwest implements a daily auction for AS or a longer-term bilateral market, we believe their AS markets will be compatible with California's.

         Similar to the Southwest, Nevada has proposed a structure that places a heavy emphasis on a decentralized bilateral market. As expressed in the Mountain West Independent System Administrator's (MWISA) tariff filing at FERC, Nevada proposes to rely heavily on a market for FTRs for transmission service. In light of Nevada's possible participation in the Pacific Northwest's initiative to form a regional transmission organization, we believe it is premature to focus on their efforts.

         We believe it is also premature to focus too heavily on the efforts of the Pacific Northwest's initiative (RTO West). While the formation of RTO West is proceeding, that initiative has not progressed to the point where it has specified its preferred or recommended method for providing transmission service, including CM. The ISO and Market Participants must continue to evaluate how this CMR package relates to these other initiatives as the form and nature of the market structures develop in the Northwest and Southwest.

11.3 ORDER NO. 2000 AND THE RECOMMENDATION PACKAGE - An important consideration in crafting a CMR recommendation is whether the proposed package satisfies the basic requirements of Order No. 2000. As noted above, any cm system must ensure that scarce transmission is used by those that value its use most highly and that those generators that are dispatched in the presence of transmission constraints are those that can serve system loads at least cost. We believe that the recommendation outlined above satisfies these basic requirements.

         First, FERC stated that CM mechanisms developed "must be closely coordinated with the RTO's day-to-day and moment-to-moment operational activities." The recommendation package outlined in Sections 6 through 9 is rooted in the ISO's real-time operational requirements and the tools used by the operators to ensure a reliable transmission system. As explained in Sections 3 and 4, this is the critical underpinning of the ISO's draft recommendation package. Secondly, the recommendation package provides that all significant transmission constraints will be modeled and priced. Therefore, scarce



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transmission capacity will be allocated to those that value it most highly;
i.e., transmission will be allocated to those SCs that value the transmission the most, as expressed through Adjustment Bids.

         As explained in Section 8, the combination of the proposed LRS procurement and the revised DA CM process will ensure that the Generation dispatched in the presence of Congestion is adequate to serve system Load at least cost (as represented by the bids submitted by SCs), recognizing operational reality. That is, the proposed LRS procurement methodology will ensure that the resources necessary to operate the system reliably within LRAs will run and that, combined with the proposed DA CM process, will ensure that all incremental Load above that served by the LRS resources will be served by the most economical resources, as expressed by their bids to supply and the value they place on use of the transmission system through Adjustment Bids. As further detailed in Section 10, constructing markets around an accurate representation of operational requirements will create the appropriate price signals for grid and resource investment. As required by Order No. 2000, the ISO and Market Participants will continue to monitor the market developments in neighboring regions to assess whether the ISO's CMR package is compatible with these other markets.

12.      CONCLUSION

         The Congestion Management reform recommendation contained in this document was developed to systematically address known deficiencies in the ISO's CM process. By constructing markets around an accurate representation of operational requirements, we believe that this market re-design corrects these deficiencies, providing accurate, strong locational price signals. That is, it results in prices that reflect differences in the cost of delivering energy imposed by the physical locations of generating resources and loads with respect to constraints in the transmission grid, and that are not inflated by the exercise of locational market power. These are the price signals that give Market Participants the incentive to behave in a manner that is consistent with the CAISO's operational requirements, enabling the CAISO to accomplish its core function through markets: providing open, non-discriminatory, and reliable transmission service.

         The recommendation package also relies heavily on certain tenets of California restructuring - emphasizing decentralized decision-making and relying on SCs to self-manage in the forward markets. Therefore, the proposal requires the ISO to publish and provide as much information as possible to facilitate market transactions, recognizing that absent such information, the market will be forced to rely on the ISO to consummate trades.

         We cannot over-emphasize the importance of stakeholder participation in this process as we move forward. The elements of this package were created and developed by and/or with stakeholders over the last several months. These ideas have either taken the form of complete reform proposals or options for reforming certain elements. As we move forward on CM reform, it is essential that we incorporate and reflect on the feedback the ISO receives on this proposal from Market Participants. The final recommendation on CM reform must be workable from a Market Participant perspective.

         Finally, as we move forward on drafting and finalizing the CM reform recommendation, we must consider the impact and compatibility of such a proposal on neighboring regions. We all recognize the importance of creating a seamless market in the West. If we create a package that is not compatible with the other transmission systems and market institutions in the West, we have done nothing to further the development of a truly expansive competitive Energy market. The ISO's proposal must ultimately be sustainable before FERC and therefore satisfy the basic requirements of Order No. 2000.



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APPENDIX A - TERMINOLOGY AND ACRONYMS

The following is a glossary of terms and acronyms used in the Congestion Management Reform recommendations package. Terms and definitions in plain text are excerpted from the Master Definitions Supplement, Appendix A to the ISO Tariff. Terms, definitions, and acronyms in italics are specific to this proposal. In certain instances, an additional definition (in italics) is provided for terms already defined in the ISO Tariff in order to provide the reader with additional information on how those terms are used in the context of this proposal.

ACCESS CHARGE                       A charge paid by all UDCs, MSSs and, in
                                    certain cases, Scheduling Coordinators,
                                    delivering Energy to Gross Load, as set
                                    forth in Section 7.1. The Access Charge
                                    includes the High Voltage Access Charge, the
                                    Transition Charge and the Low Voltage Access
                                    Charge. The Access Charge will recover the
                                    Participating TOs' Transmission Revenue
                                    Requirement in accordance with Appendix F,
                                    Schedule 3. A Participating TO that has no transmission customers need not develop an Access Charge.

ACE                                 Area Control Error

ACTIVE ZONE                         The Zones so identified in Appendix I to the
                                    ISO Tariff.

ADJUSTMENT BID                      A bid in the form of a curve defined by (i)
                                    the minimum MW output to which a Scheduling
                                    Coordinator will permit a resource
                                    (Generating Unit or Dispatchable Load) to be redispatched by the ISO; (ii) the maximum MW output to which a Scheduling Coordinator will permit the resource to be redispatched by the ISO; (iii) up to a specified number of MW values in between; (iv) a preferred MW operating point; and (v) for the ranges between each of the MW values greater than the preferred operating point, corresponding prices (in $/MWh) for which the Scheduling
                                    Coordinator is willing to increase the
                                    output of the resource and sell Energy from that resource to the ISO (or, in the case of a Dispatchable Load, decrease the Demand);
                                    and (vi) for the ranges between each of the MW values less than the preferred



                               Appendix A, Page 1
                                    operating point, corresponding prices (in
                                    $/MWh) for which the Scheduling Coordinator is willing to decrease the output of the resource and purchase Energy from the ISO at the resource's location (or, in the case of a Dispatchable Load, increase the Demand). This data for an Adjustment Bid must result in a monotonically increasing curve.

ADS                                 Automated Dispatch System

AGC (AUTOMATIC GENERATION CONTROL) Generation equipment that automatically responds to signals from the ISO's EMS control in real time to control the power output of electric generators within a prescribed area in response to a change in system frequency, tieline loading, or the relation of these to each other, so as to maintain the target system frequency and/or the established interchange with other areas within the predetermined limits.

ANCILLARY SERVICES                  Regulation, Spinning Reserve, Non-Spinning
                                    Reserve, Replacement Reserve, Voltage
                                    Support and Black Start together with such other interconnected operation services as the ISO may develop in cooperation with Market Participants to support the transmission of Energy from Generation resources to Loads while maintaining reliable operation of the ISO Controlled
                                    Grid in accordance with Good Utility
                                    Practice.

APPLICABLE RELIABILITY CRITERIA     The reliability standards established by
                                    NERC, WSCC, and Local Reliability Criteria as amended from time to time, including any requirements of the NRC.

A/S OR AS                           Ancillary Services, as defined in the ISO
                                    Tariff.

ATC Available Transfer Capability, as defined in the ISO Tariff.



                               Appendix A, Page 2

AVAILABLE TRANSFER CAPACITY         For a given transmission path, the capacity
                                    rating in MW of the path established
                                    consistent with ISO and WSCC transmission capacity rating guidelines, less any reserved uses applicable to the path.

AZC Intra-Zonal Congestion, as defined in the ISO Tariff.

AZCM                                Intra-Zonal Congestion Management, as
                                    defined in the ISO Tariff.

BALANCED SCHEDULE                   A Schedule shall be deemed balanced when
                                    Generation, adjusted for Transmission Losses equals forecast Demand with respect to all entities for which a Scheduling Coordinator schedules.

BEEP SOFTWARE                       The balancing energy and ex post pricing
                                    software which is used by the ISO to
                                    determine which Ancillary Service and
                                    Supplemental Energy resources to Dispatch and to calculate the Ex Post Prices.

CMR                                 Congestion Management Reform

CONG                                The ISO's Congestion Management software

CONGESTION                          A condition that occurs when there is
                                    insufficient Available Transfer Capacity to implement all Preferred Schedules simultaneously or, in real time, to serve all Generation and Demand. "Congested" shall be construed accordingly.

CONGESTION                          MANAGEMENT The alleviation of Congestion in
                                    accordance with Applicable ISO Protocols and Good Utility Practice.

CONSTRAINTS                         Physical and operational limitations on the
                                    transfer of electrical power through
                                    transmission facilities.

CONTINGENCY                         Disconnection or separation, planned or
                                    forced, of one or more components from an electrical system.



                               Appendix A, Page 3

CONTROL AREA                        An electric power system (or combination of
                                    electric power systems) to which a common
                                    AGC scheme is applied in order to: i) match, at all times, the power output of the Generating Units within the electric power system(s), plus the Energy purchased from entities outside the electric power system(s), minus Energy sold to entities outside the electric power system, with the Demand within the electric power system(s);
                                    ii) maintain scheduled interchange with
                                    other Control Areas, within the limits of Good Utility Practice; iii) maintain the frequency of the electric power system(s) within reasonable limits in accordance with Good Utility Practice; and iv) provide sufficient generating capacity to maintain operating reserves in accordance with Good
                                    Utility Practice.

CONVERTED RIGHTS                    Those transmission service rights as defined
                                    in Section 2.4.4.2.1 of the ISO Tariff.

DA                                  Day-Ahead, as defined in the ISO Tariff.

DAY-AHEAD                           Relating to a Day-Ahead Market or Day-Ahead
                                    Schedule.

DAY-AHEAD MARKET                    The forward market for Energy and Ancillary
                                    Services to be supplied during the
                                    Settlement Periods of a particular Trading
                                    Day that is conducted by the ISO, the PX and other Scheduling Coordinators and which closes with the ISO's acceptance of the Final Day-Ahead Schedule.

DAY-AHEAD SCHEDULE                  A Schedule prepared by a Scheduling
                                    Coordinator or the ISO before the beginning of a Trading Day indicating the levels of Generation and Demand scheduled for each Settlement Period of that Trading Day.



                               Appendix A, Page 4

DEMAND The rate at which Energy is delivered to Loads and Scheduling Points by Generation, transmission or distribution facilities. It is the product of voltage and the in-phase component of alternating current measured in units of watts or standard multiples thereof, e.g., 1,000W=1kW, 1,000kW=1MW, etc.

DEMAND FORECAST                     An estimate of Demand over a designated
                                    period of time.

DISPATCH The operating control of an integrated electric system to: i) assign specific Generating Units and other sources of supply to effect the supply to meet the relevant area Demand taken as Load rises or falls;
                                    ii) control operations and maintenance of high voltage lines, substations, and equipment, including administration of safety procedures; iii) operate interconnections; iv) manage Energy transactions with other interconnected Control Areas; and v) curtail Demand.

EFFECTIVENESS FACTOR                An Effectiveness Factor for a particular
                                    resource and constraint is a number between 0 and 1 indicating the share of each MW generated by the resource that will impact the constraint. For example, if a 1 MW increase in the output of Generator A causes a 0.2 MW increase in the flow over constraint B, the effectiveness of A with respect to B is 0.2 or 20 percent.

EMS (ENERGY MANAGEMENT SYSTEM)      A computer control system used by electric
                                    utility dispatchers to monitor the real time performance of the various elements of an electric system and to control Generation and transmission facilities.

END-USE CUSTOMER OR END-USER        A purchaser of electric power who purchases
                                    such power to satisfy a Load directly
                                    connected to the ISO Controlled Grid or to a Distribution System and who does not resell the power.



                               Appendix A, Page 5

ENERGY The electrical energy produced, flowing or supplied by generation, transmission or distribution facilities, being the integral with respect to time of the instantaneous power, measured in units of watt-hours or standard multiples thereof, e.g., 1,000 Wh=1kWh, 1,000 kWh=1MWh, etc.

ENERGY BID                          The price at or above which a Generator has
                                    agreed to produce the next increment of
                                    Energy.

ESP                                 Electric Service Provider

ETC (EXISTING TRANSMISSION
CONTRACT)                           Synonymous with "Existing Contract," as
                                    defined in the ISO Tariff.

EX POST PRICE                       The Hourly Ex Post Price or the BEEP
                                    Interval Ex Post Prices.

EXISTING CONTRACTS                  The contracts which grant transmission
                                    service rights in existence on the ISO
                                    Operations Date (including any contracts entered into pursuant to such contracts) as may be amended in accordance with their terms or by agreement between the parties thereto from time to time.

FINAL DAY-AHEAD SCHEDULE            The Day-Ahead Schedule which has been
                                    approved as feasible and consistent with all other Schedules by the ISO based upon the ISO's Day-Ahead Congestion Management procedures.

FINAL HOUR-AHEAD SCHEDULE           The Hour-Ahead Schedule of Generation and
                                    Demand that has been approved by the ISO as feasible and consistent with all other
                                    Schedules based on the ISO's Hour-Ahead
                                    Congestion Management procedures.

FINAL SCHEDULE                      A Schedule developed by the ISO following
                                    receipt of a Revised Schedule from a
                                    Scheduling Coordinator.



                               Appendix A, Page 6

FTR (FIRM TRANSMISSION RIGHT)       A contractual right, subject to the terms
                                    and conditions of the ISO Tariff, that
                                    entitles the FTR Holder to receive, for each hour of the term of the FTR, a portion of the Usage Charges received by the ISO for transportation of energy from a specific originating Zone to a specific receiving
                                    Zone and, in the event of an uneconomic
                                    curtailment to manage Day-Ahead congestion, to a Day-Ahead scheduling priority higher than that of a schedule using Converted
                                    Rights capacity that does not have an FTR

FTR HOLDER                          The owner of an FTR, as registered with the
                                    ISO.

FTR MARKET                          A transmission path from an originating Zone
                                    to a contiguous receiving Zone for which FTRs are auctioned by the ISO in accordance with Section 9.4 of the ISO Tariff.

GENERATING UNIT                     An individual electric generator and its
                                    associated plant and apparatus whose
                                    electrical output is capable of being
                                    separately identified and metered or a
                                    Physical Scheduling Plant that, in either case, is:

                                    (a)      located within the ISO Control
                                             Area;

                                    (b)      connected to the ISO Controlled
                                             Grid, either directly or via
                                             interconnected transmission, or
                                             distribution facilities; and

                                    (c)      that is capable of producing and
                                             delivering net Energy (Energy in
                                             excess of a generating station's
                                             internal power requirements).

GENERATOR                           The seller of Energy or Ancillary Services
                                    produced by a Generating Unit.

GMM (GENERATION METER
MULTIPLIER)                         A number which when multiplied by a
                                    Generating Unit's Metered Quantity will give the total Demand to be served from that Generating Unit.



                               Appendix A, Page 7

GOOD UTILITY PRACTICE               Any of the practices, methods, and acts
                                    engaged in or approved by a significant
                                    portion of the electric utility industry during the relevant time period, or any of the practices, methods, and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Utility Practice is not intended to be any one of a number of the optimum practices, methods, or acts to the exclusion of all others, but rather to be acceptable practices, methods, or acts generally accepted in the region.

GRID OPERATIONS CHARGE              An ISO charge that recovers redispatch costs
                                    incurred due to Intra-Zonal Congestion in each Zone. These charges will be paid to the ISO by the Scheduling Coordinators, in proportion to their metered Demand within, and metered exports from, the Zone to a neighboring Control Area.

HA                                  Hour-Ahead, as defined in the ISO Tariff.

HOUR-AHEAD                          Relating to an Hour-Ahead Market or an
                                    Hour-Ahead Schedule.

HOUR-AHEAD MARKET                   The forward market for Energy and Ancillary
                                    Services to be supplied during a particular
                                    Settlement Period that is conducted by the ISO, the PX and other Scheduling
                                    Coordinators which opens after the ISO's acceptance of the Final Day-Ahead Schedule for the Trading Day in which the Settlement
                                    Period falls and closes with the ISO's
                                    acceptance of the Final Hour-Ahead Schedule.

HOUR-AHEAD SCHEDULE                 A Schedule prepared by a Scheduling
                                    Coordinator or the ISO before the beginning of a Settlement Period indicating the changes to the levels of Generation and Demand scheduled for that Settlement Period from that shown in the Final Day-Ahead
                                    Schedule.



                               Appendix A, Page 8

HOURLY EX POST PRICE                The price charged or paid to Scheduling
                                    Coordinators Responsible for Participating
                                    Generators and Participating Buyers for
                                    Imbalance Energy in each Zone. The price will vary between Zones if Congestion is present. The Hourly Ex Post Price is the
                                    Energy weighted average of the BEEP Interval
                                    Ex Post Prices in each Zone during each
                                    Settlement Period.

IMBALANCE ENERGY                    Imbalance Energy is Energy from Regulation,
                                    Spinning and Non-spinning Reserves, or
                                    Replacement Reserve, or Energy from other
                                    Generating Units, System Units, System
                                    Resources, or Loads that are able to respond to the ISO's request for more or less
                                    Energy.

INACTIVE ZONE                       All Zones which the ISO Governing Board has
                                    determined do not have a workably
                                    competitive Generation market and as set out in Appendix I to the ISO Tariff.

INSTRUCTED IMBALANCE ENERGY         The real time change in Generation output or
                                    Demand (from dispatchable Generating Units,
                                    System Units, System Resources or Loads) which is instructed by the ISO to ensure that reliability of the ISO Control Area is maintained in accordance with Applicable
                                    Reliability Criteria. Sources of Imbalance
                                    Energy include Spinning and Non-Spinning
                                    Reserves, Replacement Reserve, and Energy from other dispatchable Generating Units,
                                    System Units, System Resources or Loads that are able to respond to the ISO's request for more or less Energy.

INTER-LPA CONSTRAINTS               Transmission system constraints that limit
                                    flows between Locational Price Areas (LPAs) in order to prevent violations of thermal, stability, or voltage criteria.

INTER-SCHEDULING COORDINATOR        Ancillary Service transactions between
ANCILLARY SERVICE TRADES            Scheduling Coordinators.



                               Appendix A, Page 9

INTER-SCHEDULING ENERGY             Energy transactions between Scheduling
COORDINATOR TRADES                  Coordinators.

INTER-ZONAL CONGESTION              Congestion across an Inter-Zonal Interface.

INTER-ZONAL INTERFACE               The (i) group of transmission paths between
                                    two adjacent Zones of the ISO Controlled
                                    Grid, for which a physical, non-simultaneous transmission capacity rating (the rating of the interface) has been established or will be established prior to the use of the interface for Congestion Management; (ii) the group of transmission paths between an ISO Zone and an adjacent Scheduling Point, for which a physical, non-simultaneous transmission capacity rating (the rating of the interface) has been established or will be established prior to the use of the interface for Congestion Management; or
                                    (iii) the group of transmission paths
                                    between two adjacent Scheduling Points,
                                    where the group of paths has an established transfer capability and established transmission rights.

INTERCONNECTION                     Transmission facilities, other than
                                    additions or replacements to existing
                                    facilities that: i) connect one system to another system where the facilities emerge from one and only one substation of the two systems and are functionally separate from the ISO Controlled Grid facilities such that the facilities are, or can be, operated and planned as a single facility; or ii) are identified as radial transmission lines pursuant to contract; or iii) produce
                                    Generation at a single point on the ISO
                                    Controlled Grid; provided that such
                                    interconnection does not include facilities that, if not owned by the Participating TO, would result in a reduction in the ISO's
                                    Operational Control of the Participating
                                    TO's portion of the ISO Controlled Grid.

INTRA-ZONAL CONGESTION              Congestion within a Zone.

ISO CONTROLLED GRID                 The system of transmission lines and
                                    associated facilities of the Participating
                                    TOs that have been placed under the ISO's
                                    Operational Control.



                              Appendix A, Page 10

ISO HOME PAGE                       The ISO internet home page at
                                    http://www.caiso.com or such other internet address as the ISO shall publish from time to time.

ISO MARKET                          Any of the markets administered by the ISO
                                    under the ISO Tariff, including, without limitation, Imbalance Energy, Ancillary
                                    Services, and FTRs.

ISO TARIFF                          The California Independent System Operator
                                    Corporation Operating Agreement and Tariff, dated March 31, 1997, as it may be modified from time to time.

LOAD An end-use device of an End-Use Customer that consumes power. Load should not be confused with Demand, which is the measure of power that a Load receives or requires.

LOAD SHEDDING                       The systematic reduction of system Demand by
                                    temporarily decreasing the supply of Energy to Loads in response to transmission system or area capacity shortages, system instability, or voltage control considerations.

LOCAL RELIABILITY CRITERIA          Reliability criteria established at the ISO
                                    Operations Date, unique to the transmission systems of each of the Participating TOs.

LONG-FORWARD MARKETS                Any market that occurs prior to the ISO's
                                    Day-Ahead Markets (e.g., the proposed LRS or
                                    Local Reliability Service market)

LOOP FLOW                           Energy flow over a transmission system
                                    caused by parties external to that system.

LPA (LOCATIONAL PRICE AREA)         A portion of the ISO Controlled Grid into
                                    which the ISO system would be divided under the CMR proposal for purposes of allocating scarce transmission capacity in the forward markets and for procuring real-time
                                    Imbalance Energy and relieving real-time
                                    Congestion.



                              Appendix A, Page 11

LPD                                 Locational Price Dispersion

LRA (LOCAL RELIABILITY AREA)        A portion of the ISO Controlled Grid that is
                                    currently defined and used by the ISO for assessing needs for local generation services to support reliability, both on a forward basis (e.g., for RMR designation and Dispatch) and on a real-time basis (e.g., for identifying Intra-Zonal Congestion).
                                    Operating Procedures and Nomograms are the tools operators use to manage these LRAs in real time.

LRS (LOCAL RELIABILITY SERVICE)     A service which the ISO would procure under
                                    the CMR proposal under which the ISO will procure capacity and Energy in the Long-Forward Markets and forward markets to address local reliability needs

LTGP                                Long-Term Grid Planning

MARKET CLEARING PRICE               The price in a market at which supply equals
                                    Demand. All Demand prepared to pay at least this price has been satisfied and all supply prepared to operate at or below this price has been purchased.

MARKET PARTICIPANT                  An entity, including a Scheduling
                                    Coordinator, who participates in the Energy marketplace through the buying, selling, transmission, or distribution of Energy or Ancillary Services into, out of, or through the ISO Controlled Grid.

MARKET SEPARATION CONSTRAINT OR     An element of the original California market
RULE                                design which requires that each Scheduling
                                    Coordinator submit a balanced schedule,
                                    thereby requiring each Scheduling
                                    Coordinator to optimize within it's own
                                    portfolio of Resources.

MCP                                 Market Clearing Price, as defined in the ISO
                                    Tariff.



                              Appendix A, Page 12

MINIMUM COST REDISPATCH             A strategy for managing real-time Congestion
                                    that minimizes the total dollar cost for resolving real-time Congestion.

MINIMUM SHIFT REDISPATCH            A strategy for managing real-time Congestion
                                    that minimizes the total MW shift from the forward schedules submitted by Scheduling
                                    Coordinators.

MORC (MINIMUM OPERATING             Reliability criteria established by the
RELIABILITY CRITERIA)               Western Systems Coordinating Council (WSCC)
                                    and the North American Electric Reliability
                                    Council (NERC).

N-1 CONTINGENCY                     The forced (unplanned) outage of a single
                                    major system element such as a line,
                                    transformer, or generator.

N-2 CONTINGENCY                     The simultaneous forced (unplanned) outage
                                    of two major system element such as a line, transformer, or generator.

NERC                                The North American Electric Reliability
                                    Council or its successor.

NFU (NEW FIRM USE)                  The portion of transmission capacity which
                                    is available for scheduling through the ISO that is not associated with an Existing
                                    Contract. For purposes of the CMR proposal, the term NFU is often used interchangeably with Available Transfer Capability, or ATC.

NGIP                                New Generator Interconnection Policy

NOMOGRAM A set of operating or scheduling rules which are used to ensure that simultaneous operating limits are respected, in order to meet NERC and WSCC operating criteria. Nomograms generally take the form of graphs that express simultaneous relationships between generation levels, load levels, and transmission capacities, and use these relationships to define "safe" and "unsafe" combinations of these variables from a reliability point of view. [



                              Appendix A, Page 13

NON-SPINNING RESERVE                The portion of off-line generating capacity
                                    that is capable of being synchronized and ramping to a specified load in ten minutes
                                    (or load that is capable of being
                                    interrupted in ten minutes) and that is
                                    capable of running (or being interrupted) for at least two hours

OP                                  Operating Procedure, as defined in the ISO
                                    Tariff.

OPERATING PROCEDURES                Procedures governing the operation of the
                                    ISO Controlled Grid as the ISO may from time to time develop, and/or procedures that Participating TOs currently employ which the ISO adopts for use. These procedures include a series of condition, Nomograms and/or instructions that operators use to ensure that real-time operations conform with applicable reliability criteria, including
                                    WSCC Minimum Operating Reliability Criteria
                                    (MORC).

OPERATING RESERVE                   The combination of Spinning and Non-Spinning
                                    Reserve required to meet WSCC and NERC
                                    requirements for reliable operation of the ISO Control Area.

OPERATIONAL CONTROL                 The rights of the ISO under the Transmission
                                    Control Agreement and the ISO Tariff to
                                    direct Participating TOs how to operate
                                    their transmission lines and facilities and other electric plant affecting the reliability of those lines and facilities for the purpose of affording comparable non-discriminatory transmission access and meeting Applicable Reliability Criteria.

OPF (OPTIMAL POWER FLOW)            A computer optimization program which uses a
                                    set of control variables (which may include active power and/or reactive power controls) to determine a steady-state operating condition for the




                              Appendix A, Page 14
                                    transmission grid for which a set of system operating constraints (which may include active power and/or reactive power constraints) are satisfied and an objective function (e.g. total cost or shift of schedules) is minimized.

OUTAGE Disconnection or separation, planned or forced, of one or more elements of an electric system.

PARTICIPATING TO (PARTICIPATING     A party to the TCA whose application under
TRANSMISSION OWNER)                 Section 2.2 of the TCA has been accepted and
                                    who has placed its transmission assets and Entitlements under the ISO's Operational
                                    Control in accordance with the TCA. A
                                    Participating TO may be an Original
                                    Participating TO or a New Participating TO.

POP                                 Preferred Operating Point

POWER FLOW MODEL                    The computer software used by the ISO to
                                    model the voltages, power injections and power flows on the ISO Controlled Grid and determine the expected Transmission Losses and Generation Meter Multipliers.

PREFERRED DAY-AHEAD SCHEDULE        A Scheduling Coordinator's Preferred
                                    Schedule for the ISO Day-Ahead scheduling process.

PREFERRED HOUR-AHEAD SCHEDULE       A Scheduling Coordinator's Preferred
                                    Schedule for the ISO Hour-Ahead scheduling process.

PREFERRED SCHEDULE                  The initial Schedule produced by a
                                    Scheduling Coordinator that represents its preferred mix of Generation to meet its Demand. For each Generator, the Schedule will include the quantity of output, details of any Adjustment Bids, and the location of the Generator. For each Load, the Schedule will include the quantity of consumption, details of any Adjustment Bids, and the location of the Load. The Schedule will also specify quantities and location of trades between



                              Appendix A, Page 15
                                    the Scheduling Coordinator and all other
                                    Scheduling Coordinators. The Preferred
                                    Schedule will be balanced with respect to Generation, Transmission Losses, Load and trades between Scheduling Coordinators.

PTDF Power Transmission Distribution Factor. For purposes of the CMR proposal, this term is used interchangeably with the term "Shift Factor."

PX (POWER EXCHANGE)                 The California Power Exchange Corporation, a
                                    state chartered, nonprofit corporation
                                    charged with providing a Day-Ahead forward market for Energy in accordance with the PX
                                    Tariff. The PX is a Scheduling Coordinator

RAMPING Changing the loading level of a Generating Unit in a constant manner over a fixed time (e.g., ramping up or ramping down). Such changes may be directed by a computer or manual control.

RAMPING ENERGY                      The instructed Energy deviation that is
                                    required for a smooth 20-minute linear ramp between hourly Energy schedules at the top of each hour.

RAS (REMEDIAL ACTION SCHEMES)       Protective systems that typically utilize a
                                    combination of conventional protective
                                    relays, computer-based processors, and
                                    telecommunications to accomplish rapid,
                                    automated response to unplanned power system events. Also, details of RAS logic and any special requirements for arming of RAS schemes, or changes in RAS programming, that may be required.

REAL TIME MARKET                    The competitive generation market controlled
                                    and coordinated by the ISO for arranging real time Imbalance Energy.



                              Appendix A, Page 16

RECALLABLE TRANSMISSION             A proposed capacity product that the ISO
SERVICE (RTS)                       would make available after the allocation of
                                    New Firm Use capacity in the Congestion
                                    Management process by auctioning, on a
                                    recallable basis, the unused ETC capacity that was reserved in the Congestion
                                    Management process.

REDISPATCH                          The readjustment of scheduled Generation or
                                    Demand side management measures, to relieve
                                    Congestion or manage Energy imbalances.


REGULATION                          The service provided either by Generating
                                    Units certified by the ISO as equipped and capable of responding to the ISO's direct digital control signals, or by System
                                    Resources that have been certified by the ISO as capable of delivering such service to the ISO Control Area, in an upward and downward direction to match, on a real time basis, Demand and resources, consistent with established NERC and WSCC operating criteria. Regulation is used to control the power output of electric generators within a prescribed area in response to a change in system frequency, tieline loading, or the relation of these to each other so as to maintain the target system frequency and/or the established interchange with other areas within the predetermined limits. Regulation includes both the increase of output by a Generating Unit or System Resource
                                    ("Regulation Up") and the decrease in output by a Generating Unit or System Resource
                                    ("Regulation Down"). Regulation Up and
                                    Regulation Down are distinct capacity
                                    products, with separately stated
                                    requirements and Market Clearing Prices in each Settlement Period.

RELIABILITY CRITERIA                Pre-established criteria that are to be
                                    followed in order to maintain desired
                                    performance of the ISO Controlled Grid under contingency or steady state conditions.



                              Appendix A, Page 17

RELIABILITY MUST-RUN CONTRACT       A rate schedule on file at FERC and in
(RMR CONTRACT)                      effect, or a contract between the ISO and a
                                    Generator, giving the ISO the right to call on the Generator to generate Energy or provide Ancillary Services from the
                                    Generating Unit as and when required to
                                    ensure the reliability of the ISO Controlled
                                    Grid, in return for certain payments.

RELIABILITY MUST-RUN GENERATION     Generation that the ISO determines is
(RMR GENERATION)                    required to be on line to meet Applicable
                                    Reliability Criteria requirements. This
                                    includes i) Generation constrained on line to meet NERC and WSCC reliability criteria for interconnected systems operation; ii)
                                    Generation needed to meet Load demand in constrained areas; and iii) Generation needed to be operated to provide voltage or security support of the ISO or a local area.

RELIABILITY MUST-RUN UNIT           A Generating Unit which is the subject of a
(RMR UNIT)                          Reliability Must-Run Contract.

REPLACEMENT RESERVE                 Generating capacity that is dedicated to the
                                    ISO, capable of starting up if not already operating, being synchronized to the ISO
                                    Controlled Grid, and ramping to a specified
                                    Load point within a sixty (60) minute
                                    period, the output of which can be
                                    continuously maintained for a two hour
                                    period. Also, Curtailable Demand that is capable of being curtailed within sixty minutes and that can remain curtailed for two hours.

RESPONSIBLE UTILITY                 The utility which is a party to the TCA in
                                    whose Service Area the Reliability Must-Run
                                    Unit is located or whose Service Area is contiguous to the Service Area in which a Reliability Must-Run Unit owned by an entity outside of the ISO Controlled Grid is located.

REVENUE REQUIREMENT                 The revenue level required by a utility to
                                    cover expenses made on an investment, while earning a specified rate of return on the investment.



                              Appendix A, Page 18

REVISED SCHEDULE                    A Schedule submitted by a Scheduling
                                    Coordinator to the ISO following receipt of the ISO's Suggested Adjusted Schedule.

SC Scheduling Coordinator, as defined in the ISO Tariff.


SCHEDULE A statement of (i) Demand, including quantity, duration and Take-Out Points and
                                    (ii) Generation, including quantity,
                                    duration, location of Generating Unit, and Transmission Losses; and (iii) Ancillary Services which will be self provided, (if any) submitted by a Scheduling Coordinator to the ISO. "Schedule" includes Preferred Schedules, Suggested Adjusted Schedules, Final Schedules and Revised Schedules.

SCHEDULING COORDINATOR              An entity certified by the ISO for the
                                    purposes of undertaking the functions
                                    specified in Section 2.2.6 of the ISO
                                    Tariff.

SERVICE AREA                        An area in which, as of December 20, 1995,
                                    an IOU or a Local Publicly Owned Electric
                                    Utility was obligated to provide electric service to End-Use Customers.

SETTLEMENT                          Process of financial settlement for products
                                    and services purchased and sold undertaken by the ISO under Section 11 of the ISO
                                    Tariff. Each Settlement will involve a price and a quantity.

SHIFT FACTOR                        Numerical representations, that describe the
                                    physical flows on inter-LPA transmission lines (and tie lines to zones external to the Control Area) caused by an injection at a bus in an LPA. Shift Factors are defined entirely by the characteristics of the grid, such as the topology of connecting lines and the impedances of the lines comprising the system.

SIMPLIFIED COMMERCIAL MODEL         A representation of the ISO Controlled Grid,
                                    used for commercial activities. In the
                                    context of the CMR proposal, the Simplified



                              Appendix A, Page 19

                                    Commercial Model would treat all Energy
                                    within a Locational Price Area or LPA
                                    identically, without locational bias, for the purposes of Inter-Zonal or Inter-LPA access and real-time Dispatch.

SPINNING RESERVE                    The portion of unloaded synchronized
                                    generating capacity that is immediately
                                    responsive to system frequency and that is capable of being loaded in ten minutes, and that is capable of running for at least two hours.

SUGGESTED ADJUSTED SCHEDULE         The output of the ISO's initial Congestion
                                    Management for each Scheduling Coordinator for the Day-Ahead Market ("Suggested
                                    Adjusted Day-Ahead Schedule") or for the Hour-Ahead Market ("Suggested Adjusted
                                    Hour-Ahead Schedule"). These Schedules will reflect ISO suggested adjustments to each Scheduling Coordinator's Preferred Schedule to resolve Inter-Zonal Congestion on the ISO
                                    Controlled Grid, based on the Adjustment
                                    Bids submitted. These schedules will be
                                    balanced with respect to Generation,
                                    Transmission Losses, Load, and trades
                                    between Scheduling Coordinators to resolve
                                    Inter-Zonal Congestion.

SUPPLEMENTAL ENERGY                 Energy from Generating Units and other
                                    resources which have uncommitted capacity following finalization of the Hour-Ahead
                                    Schedules and for which Scheduling
                                    Coordinators have submitted bids to the ISO at least half an hour before the commencement of the Settlement Period.

SYSTEM EMERGENCY                    Conditions beyond the normal control of the
                                    ISO that affect the ability of the ISO
                                    Control Area to function normally including any abnormal system condition which requires immediate manual or automatic action to prevent loss of Load, equipment damage, or tripping of system elements which might result in cascading outages or to restore system operation to meet the minimum operating reliability criteria.



                              Appendix A, Page 20

SYSTEM RELIABILITY                  A measure of an electric system's ability to
                                    deliver uninterrupted service at the proper voltage and frequency.

TAC (TRANSMISSION ACCESS            Synonymous with "Access Charge" as defined
CHARGE)                             in the ISO Tariff.

TCA (TRANSMISSION CONTROL           The agreement between the ISO and
AGREEMENT)                          Participating TOs establishing the terms and
                                    conditions under which TOs will become
                                    Participating TOs and how the ISO and each Participating TO will discharge their respective duties and responsibilities, as may be modified from time to time.

TO (TRANSMISSION OWNER)             An entity owning transmission facilities or
                                    having firm contractual rights to use
                                    transmission facilities.

TRADING DAY                         The twenty-four hour period beginning at the
                                    start of the hour ending 0100 and ending at the end of the hour ending 2400 daily, except where there is a change to and from daylight savings time.

TTC                                 Total Transfer Capability

UDC (UTILITY DISTRIBUTION           An entity that owns a Distribution System
COMPANY)                            for the delivery of Energy to and from the
                                    ISO Controlled Grid, and that provides
                                    regulated retail electric service to
                                    Eligible Customers, as well as regulated procurement service to those End-Use
                                    Customers who are not yet eligible for
                                    direct access, or who choose not to arrange services through another retailer.

UNINSTRUCTED IMBALANCE ENERGY       The real time change in Generation or Demand
                                    other than that instructed by the ISO or which the ISO Tariff provides will be paid at the price for Uninstructed Imbalance
                                    Energy.



                              Appendix A, Page 21

UNIT COMMITMENT                     The process of determining which Generating
                                    Units will be committed (started) to meet
                                    Demand and provide Ancillary Services in the near future (e.g., the next Trading Day).

USAGE CHARGE                        The amount of money, per 1 kW of scheduled
                                    flow, that the ISO charges a Scheduling
                                    Coordinator for use of a specific congested
                                    Inter-Zonal Interface during a given hour.

VOLTAGE LIMITS                      For all substation busses, the normal and
                                    post-contingency Voltage Limits (kV). The bandwidth for normal Voltage Limits must fall within the bandwidth of the post-contingency Voltage Limits. Special voltage limitations for abnormal operating conditions such as heavy or light Demand may be specified.

VOLTAGE SUPPORT                     Services provided by Generating Units or
                                    other equipment such as shunt capacitors, static var compensators, or synchronous condensers that are required to maintain established grid voltage criteria. This service is required under normal or system emergency conditions.

WHEELING                            Wheeling Out or Wheeling Through.

WHEELING ACCESS CHARGE              The charge assessed by the ISO that is paid
                                    by a Scheduling Coordinator for Wheeling in accordance with Section 7.1. Wheeling Access
                                    Charges shall not apply for Wheeling under a bundled non-economy Energy coordination agreement of a Participating TO executed prior to July 9, 1996. The Wheeling Access
                                    Charge may consist of a High Voltage
                                    Wheeling Access Charge and a Low Voltage
                                    Wheeling Access Charge.

WHEELING OUT                        Except for Existing Rights exercised under
                                    an Existing Contract in accordance with
                                    Sections 2.4.3 and 2.4.4, the use of the ISO
                                    Controlled Grid for the transmission of
                                    Energy from a Generating Unit



                              Appendix A, Page 22
                                    located within the ISO Controlled Grid to serve a Load located outside the transmission and distribution system of a Participating TO.

WHEELING THROUGH                    Except for Existing Rights exercised under
                                    an Existing Contract in accordance with
                                    Sections 2.4.3 and 2.4.4, the use of the ISO
                                    Controlled Grid for the transmission of
                                    Energy from a resource located outside the ISO Controlled Grid to serve a Load located outside the transmission and distribution system of a Participating TO.

WSCC (WESTERN SYSTEM
COORDINATING COUNCIL)               The Western Systems Coordinating Council or
                                    its successor.

ZONE A portion of the ISO Controlled Grid within which Congestion is expected to be small in magnitude or to occur infrequently. "Zonal" shall be construed accordingly.



                              Appendix A, Page 23